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                    FCS&H Draft

06/24/96                                                   Date:


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                                CREDIT AGREEMENT

                            dated as of June 26, 1996

                                      among

                             NATIONAL PROPANE, L.P.,

                       THE FIRST NATIONAL BANK OF BOSTON,

                      as Administrative Agent and a Lender,

                            BANK OF AMERICA NT & SA,

                                  as a Lender,

                                       and

                              BA SECURITIES, INC.,

                              as Syndication Agent


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                                                                               i

                                TABLE OF CONTENTS

Article  Section                                                            Page
- -------  -------                                                            ----

ARTICLE I  DEFINITIONS ....................................................   1
   SECTION 1.01.  Defined Terms ...........................................   1
   SECTION 1.02.  Terms Generally .........................................  34
   SECTION 1.03.  Types of Borrowings .....................................  34

ARTICLE II  THE CREDITS ...................................................  35
   SECTION 2.01.  Commitment to Make Loans ................................  35
   SECTION 2.02.  Loans ...................................................  35
   SECTION 2.03.  Notice of Borrowings ....................................  38
   SECTION 2.04.  Notes; Repayment of Loans ...............................  38
   SECTION 2.05.  Fees ....................................................  39
   SECTION 2.06.  Interest on Loans .......................................  40
   SECTION 2.07.  Default Interest ........................................  41
   SECTION 2.08.  Alternate Rate of Interest ..............................  41
   SECTION 2.09.  Termination and Reduction of Commitments ................  42
   SECTION 2.10.  Conversion and Continuation of Tranche B Term
                   Borrowings .............................................  43
   SECTION 2.11.  Mandatory Repayments and Prepayments ....................  45
   SECTION 2.12.  Optional Prepayments ....................................  47
   SECTION 2.13.  Reserve Requirements; Certain Changes in Circumstances ..  48
   SECTION 2.14.  Change in Legality ......................................  50
   SECTION 2.15.  Indemnity ...............................................  50
   SECTION 2.16.  Pro Rata Treatment ......................................  51
   SECTION 2.17.  Sharing of Setoffs ......................................  51
   SECTION 2.18.  Payments ................................................  52
   SECTION 2.19.  Taxes ...................................................  52
   SECTION 2.20.  Assignment of Commitments and Loans Under Certain
                   Circumstances ..........................................  54
   SECTION 2.21.  Letters of Credit .......................................  55

ARTICLE III  REPRESENTATIONS AND WARRANTIES ...............................  60
   SECTION 3.01.  Organization; Powers ....................................  60
   SECTION 3.02.  Authorization ...........................................  60
   SECTION 3.03.  Enforceability ..........................................  61
   SECTION 3.04.  Consents and Governmental Approvals .....................  61
   SECTION 3.05.  Business; Financial Statements ..........................  61




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                                                                              ii

   SECTION 3.06.  No Material Adverse Change ..............................  62
   SECTION 3.07.  Title to Properties; Possession Under Leases ............  63
   SECTION 3.08.  Subsidiaries ............................................  63
   SECTION 3.09.  Litigation; Compliance with Laws ........................  63
   SECTION 3.10.  Agreements ..............................................  64
   SECTION 3.11.  Federal Reserve Regulations .............................  64
   SECTION 3.12.  Investment Company Act; Public Utility Holding
                   Company Act ............................................  65
   SECTION 3.13.  Use of Proceeds .........................................  65
   SECTION 3.14.  Tax Returns .............................................  65
   SECTION 3.15.  No Material Misstatements ...............................  66
   SECTION 3.16.  Employee Benefit Plans ..................................  66
   SECTION 3.17.  Environmental and Safety Matters ........................  67
   SECTION 3.18.  Security Interests ......................................  68
   SECTION 3.19.  Solvency ................................................  69
   SECTION 3.20.  Transactions with Affiliates ............................  69
   SECTION 3.21.  Ownership ...............................................  69
   SECTION 3.22.  Insurance ...............................................  70
   SECTION 3.23.  Labor Relations .........................................  70
   SECTION 3.24.  Changes, etc ............................................  70
   SECTION 3.25.  Indebtedness ............................................  71
   SECTION 3.26.  Transfer of Assets and Business .........................  71
   SECTION 3.27.  Chief Executive Office ..................................  73
   SECTION 3.28.  Fixed Price Supply Contracts ............................  73
   SECTION 3.29.  Trading and Inventory Policies ..........................  73

ARTICLE IV  CONDITIONS OF LENDING .........................................  73
   SECTION 4.01.  Effectiveness ...........................................  73
   SECTION 4.02.  All Extensions of Credit ................................  80
   SECTION 4.03.  Tranche B Extensions of Credit ..........................  81

ARTICLE V  ACCOUNTING; FINANCIAL STATEMENTS; INSPECTION ...................  82
   SECTION 5.01.  Accounting ..............................................  82
   SECTION 5.02.  Financial Statements ....................................  83
   SECTION 5.03.  Inspection ..............................................  88

ARTICLE VI  BUSINESS AND FINANCIAL COVENANTS ..............................  88
   SECTION 6.01.  Indebtedness ............................................  89
   SECTION 6.02.  Liens, etc ..............................................  92




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

                                                                             iii

   SECTION 6.03.  Investments, Guaranties, etc ...........................   94
   SECTION 6.04.  Restricted Payments ....................................   95
   SECTION 6.05.  Transactions with Affiliates ...........................   96
   SECTION 6.06.  Prohibited Stock and Indebtedness ......................   96
   SECTION 6.07.  Consolidation, Merger, Sale of Assets, etc .............   97
   SECTION 6.08.  Partnership or Corporate Existence, etc.; Business .....  102
   SECTION 6.09.  Payment of Taxes and Claims ............................  102
   SECTION 6.10.  Compliance with ERISA ..................................  103
   SECTION 6.11.  Maintenance of Properties; Insurance ...................  103
   SECTION 6.12.  Operative Agreements; Collateral Documents .............  104
   SECTION 6.13.  Chief Executive Office .................................  104
   SECTION 6.14.  Recordation ............................................  105
   SECTION 6.15.  Covenant to Secure Notes Equally .......................  105
   SECTION 6.16.  Compliance with Laws ...................................  105
   SECTION 6.17.  Further Assurances .....................................  106
   SECTION 6.18.  Subsidiaries ...........................................  107
   SECTION 6.19.  Certain Post-Closing Matters ...........................  109
   SECTION 6.20.  Use of Proceeds ........................................  109
   SECTION 6.21.  Accounting Changes .....................................  109
   SECTION 6.22.  Certain Real Property ..................................  109
   SECTION 6.23.  Sale and Lease-Back Transactions .......................  110
   SECTION 6.24.  Acquisitions ...........................................  111
   SECTION 6.25.  Impairment of Security Interests .......................  111
   SECTION 6.26.  Limitation on Restrictions on Subsidiary Dividends, etc   111
   SECTION 6.27.  No Other Negative Pledges ..............................  111
   SECTION 6.28.  Sales of Receivables ...................................  112
   SECTION 6.29.  Fixed Price Supply Contracts; Certain Policies .........  112
   SECTION 6.30.  Certain Operations .....................................  112
   SECTION 6.31.  Funded Debt to Cash Flow; Net Working Capital ..........  112
   SECTION 6.32.  Independent Corporate Existence ........................  113

ARTICLE VII  EVENTS OF DEFAULT ...........................................  114
   SECTION 7.01.  Events of Default ......................................  114
   SECTION 7.02.  Remedies ...............................................  119

ARTICLE VIII  THE AGENTS AND ISSUING BANK ................................  119
   SECTION 8.01.  Appointment and Authorization ..........................  119
   SECTION 8.02.  Liability of Agents ....................................  120
   SECTION 8.03.  Action by Agents .......................................  121
   SECTION 8.04.  Successor Agents .......................................  121




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                                                                              iv

   SECTION 8.05.  Agent and Affiliate ....................................  121
   SECTION 8.06.  Indemnification ........................................  121
   SECTION 8.07.  Credit Decision ........................................  122
   SECTION 8.08.  Trust Agreement ........................................  122

ARTICLE IX  MISCELLANEOUS ................................................  122
   SECTION 9.01.  Notices ................................................  122
   SECTION 9.02.  Survival of Agreement ..................................  123
   SECTION 9.03.  Binding Effect .........................................  123
   SECTION 9.04.  Successors and Assigns .................................  123
   SECTION 9.05.  Expenses; Indemnity ....................................  127
   SECTION 9.06.  Right of Setoff ........................................  129
   SECTION 9.07.  Applicable Law .........................................  129
   SECTION 9.08.  Waivers; Amendment .....................................  129
   SECTION 9.09.  Interest Rate Limitation ...............................  130
   SECTION 9.10.  Entire Agreement .......................................  131
   SECTION 9.11.  Severability ...........................................  131
   SECTION 9.12.  Counterparts ...........................................  131
   SECTION 9.13.  Headings ...............................................  131
   SECTION 9.14.  Jurisdiction; Consent to Service of Process;
                   Waiver of Jury Trial ..................................  131
   SECTION 9.15.  Legend .................................................  132

Schedules
- ---------

Schedule 1.01         Restricted Subsidiaries
Schedule 3.05(d)      Undisclosed Liabilities
Schedule 3.07         Real Property
Schedule 3.08         Subsidiaries
Schedule 3.09         Compliance with Laws
Schedule 3.10         Material Contracts
Schedule 3.14         Tax Return Extensions
Schedule 3.17         Environmental Matters
Schedule 3.18         Security Interests
Schedule 3.20         Transactions with Affiliates
Schedule 3.26         Filing Jurisdictions
Schedule 3.28         Fixed Price Supply Contracts
Schedule 4.01(d)(vii) Required Mortgages
Schedule 4.01(u)      Environmental Review




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                                                                               v

Schedule 6.01(g)      Indebtedness
Schedule 6.02         Liens
Schedule 6.19         Required Environmental Remediation
Schedule 6.32         Independent Corporate Existence

Exhibits
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Exhibit A             Commitments
Exhibit B-1           Form of Tranche A Revolving Credit Note
Exhibit B-2           Form of Tranche B Note
Exhibit C-1           Form of General Partner Guarantee Agreement
Exhibit C-2           Form of Subsidiaries Guarantee Agreement
Exhibit D-1           Form of Partners Security Agreement
Exhibit D-2           Form of Borrower Security Agreement
Exhibit E             Form of Intercompany Note
Exhibit F             Form of Agency Account Agreement
Exhibit G-1           Form of Mortgage
Exhibit G-2           Form of Deed of Trust
Exhibit H             Form of Assignment and Acceptance
Exhibit I-1           Form of Opinion of Paul, Weiss, Rifkind, Wharton &
                       Garrison
Exhibit I-2           Form of Opinion of Andrews & Kurth
Exhibit I-3           Form of Opinion of Local Counsel to Borrower
Exhibit J             Form of Cash Collateral Agreement
Exhibit K             Form of Perfection Certificate
Exhibit L             Form of Supplemental Agreement
Exhibit M             Form of Notice of Borrowing
Exhibit N             Form of Compliance Certificate
Exhibit O             Form of Triarc Note
Exhibit P             Form of Trust Agreement




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

     CREDIT AGREEMENT dated as of June 26, 1996, among NATIONAL PROPANE, L.P., a Delaware limited partnership, THE FIRST NATIONAL BANK OF BOSTON, as Administrative Agent and a Lender, BANK OF AMERICA NT & SA, as a Lender, and BA SECURITIES, INC., as Syndication Agent.

     The Borrower (such term, and all other capitalized terms in this paragraph, being used as hereinafter defined) has requested the Lenders to extend credit to the Borrower in the aggregate principal amount of up to $55,000,000, of which up to $15,000,000 may be extended under Facility A and up to $40,000,000 may be extended under Facility B. The Lenders are willing to extend such credit to the Borrower upon the terms and subject to the conditions set forth herein. Accordingly, the Borrower, the Lenders, the Agents and the Issuing Bank agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

     SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

     "ABR Borrowing" shall mean a Borrowing comprised of ABR Loans.

     "ABR Loan" shall mean any ABR Revolving Loan or ABR Tranche B Term Loan.

     "ABR Revolving Loan" shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

     "ABR Tranche A Revolving Loan" shall mean any Tranche A Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

     "ABR Tranche B Revolving Loan" shall mean any Tranche B Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

     "ABR Tranche B Term Loan" shall mean any Tranche B Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

     "Adjusted LIBO Rate" shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate, rounded upwards to the nearest 1/100%, obtained by dividing (a) the LIBO Rate for such Interest Period by (b) an amount equal to 1 minus the Statutory Reserves, if any; provided, however, that if any time during such




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                                                                               2

Interest Period the Statutory Reserves applicable to such Eurodollar Borrowing changes, the Adjusted LIBO Rate shall automatically be adjusted to reflect such change, effective as of the date of such change.

     "Administrative Agent" shall mean The First National Bank of Boston, in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.

     "Administrative Questionnaire" shall mean, with respect to each Lender, the administrative questionnaire in the form submitted to such Lender by the Administrative Agent and returned to the Administrative Agent duly completed by such Lender.

     "Affiliate", as applied to any Person, shall mean any other Person directly or indirectly controlling or controlled by or under common control with such Person, provided that (i) for purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") as used with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether as a general partner or through the ownership of voting securities or by contract or otherwise, (ii) as applied to the Borrower, the term "Affiliate" shall include, without limitation, Triarc, each General Partner and the Public Partnership, and (iii) neither the Lenders nor any other Person which is an institution shall be deemed to be an Affiliate of the Borrower solely by reason of ownership of the Facilities Obligations or other securities issued in exchange for the Facilities Obligations or by reason of having the benefits of any agreements or covenants contained in this Agreement or the other Operative Agreements.

     "After Acquired Property" shall have the meaning assigned to such term in
Section 6.22.

     "Agency Account Agreement" shall mean an agreement among any Lender or other bank, the Borrower or any Restricted Subsidiary, and the Administrative Agent in substantially the form attached hereto as Exhibit F.

     "Agency Agreement" shall mean an agreement between the Managing General Partner and the Borrower dated as of the Closing Date in form and substance satisfactory in all respects to the Agents.

     "Agents" shall mean the Administrative Agent and the Syndication Agent.

     "Aggregate Cost of Unmortgaged Property" shall have the meaning assigned to such term in Section 6.22.




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                                                                               3

     "Alternate Base Rate" shall mean, for any day, a rate per annum equal to the greater of (a) the Federal Funds Effective Rate in effect on such day plus 0.50% and (b) the Prime Rate in effect on such day. If the Administrative Agent shall have determined (which determination shall be conclusive absent demonstrable error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (a) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively, without notice to the Borrower.

     "Applicable Margin" shall mean (a) with respect to any Eurodollar Tranche A Revolving Loan, the Applicable Tranche A Eurodollar Margin, (b) with respect to any ABR Tranche B Revolving Loan or ABR Tranche B Term Loan, the Applicable Tranche B ABR Margin and (c) with respect to any Eurodollar Tranche B Revolving Loan or Eurodollar Tranche B Term Loan, the Applicable Tranche B Eurodollar Margin.

     "Applicable Tranche A Eurodollar Margin" shall mean, with respect to any Tranche A Revolving Loan outstanding on any day, (a) 1.25%, if such day is prior to the Pricing Adjustment Date; and (b) if such day is on or after the Pricing Adjustment Date:

     (i) 1.000%, if such day falls within a Level I Pricing Period;

     (ii) 1.125%, if such day falls within a Level II Pricing Period;

     (iii) 1.250%, if such day falls within a Level III Pricing Period;

     (iv) 1.375% if such day falls within a Level IV Pricing Period; and

     (v) 1.500% if such day falls within a Level V Pricing Period.

     "Applicable Tranche B ABR Margin" shall mean, with respect to any Tranche B Revolving Loan or Tranche B Term Loan outstanding on any day, (a) 0.250% if such day falls within a Level V Pricing Period and (b) otherwise, 0.000%.

     "Applicable Tranche B Eurodollar Margin" shall mean, with respect to any Tranche B Revolving Loan or Tranche B Term Loan outstanding on any day, (a) 1.50%, if such day is prior to the Pricing Adjustment Date; and (b) if such day is on or after the Pricing Adjustment Date:

     (i) 1.250%, if such day falls within a Level I Pricing Period;




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                                                                               4

     (ii) 1.375%, if such day falls within a Level II Pricing Period;

     (iii) 1.50%, if such day falls within a Level III Pricing Period;

     (iv) 1.625% if such day falls within a Level IV Pricing Period; and

     (v) 1.750% if such day falls within a Level V Pricing Period.

     "Assets" shall mean the assets conveyed to the Borrower pursuant to the Conveyance Agreements.

     "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit H or such other form as shall be approved by the Administrative Agent.

     "Audited Financial Statements" shall have the meaning assigned to such term in Section 3.05(d).

     "Available Cash", with respect to any calendar quarter, shall mean (a) the sum of (i) all cash of the Borrower and the Restricted Subsidiaries on hand at the end of such quarter and (ii) all additional cash of the Borrower and the Restricted Subsidiaries on hand through available borrowings under Facility A made after the end of such quarter (provided that such borrowings shall in no event exceed available borrowings under Facility A as of the end of such quarter), less (b) (I) any cash reserves that the Managing General Partner shall determine to be necessary or appropriate in its reasonable discretion to (A) provide for the proper conduct of the business of the Borrower and the Restricted Subsidiaries (including cash reserves for future capital expenditures) or (B) provide funds for distributions under Sections 6.4(a)(i),
(ii), and (iii) or 6.4(b)(i) of the MLP Agreement in respect of any one or more of the next four quarters or (C) comply with applicable law or any loan agreement (including this Agreement and the Note Agreement), mortgage, security agreement, debt instrument or other agreement or obligation to which the Borrower or any Restricted Subsidiary is a party or its assets are subject, (including the payment of principal, Make Whole Amount (as defined in the Note Agreement), Premium Amount (as defined in the Note Agreement) or premium, if applicable, and interest) of the Borrower in respect of the Mortgage Notes, (II) all funds and the amount of all Cash Equivalents deposited by the Borrower and the Restricted Subsidiaries with an independent unrelated transfer in con_________ with any Defeased Indebtedness (or contemplated by clause (a) of the definitions thereof) and (III) all amounts which a Restricted Subsidiary is prohibited from dividending or distributing to the Borrower; provided that Available Cash shall not include amounts received, directly or indirectly, from prepayments of the Triarc Note other than amounts scheduled to have been received on or prior to the date of determination of Available Cash pursuant to the terms of the Triarc Note; provided further that Available Cash shall be reduced




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                                                                               5

by, without duplication, (x) in each calendar quarter a reserve equal to at least 50% of the aggregate amount of all interest payments in respect of all Indebtedness of the Borrower and the Restricted Subsidiaries upon which interest is due semiannually or less frequently to be made in the next quarter (assuming, in the case of Indebtedness incurred under the Facilities and any other Indebtedness bearing interest at fluctuating interest rates which cannot be determined in advance, that the interest rate in effect on the last Business Day of the immediately preceding calendar quarter will remain in effect until such Indebtedness is due to be paid), (y) with respect to any Indebtedness secured equally and ratably with the Mortgage Notes of which principal is payable annually, in the third calendar quarter immediately preceding each calendar quarter in which any scheduled principal payment is due with respect to such Mortgage Notes and other Indebtedness (a "principal payment quarter"), a reserve equal to at least 25% of the aggregate amount of all principal to be paid in respect of such Mortgage Notes and other such Indebtedness secured equally and ratably with the Mortgage Notes in such principal payment quarter; in the second calendar quarter immediately preceding a principal payment quarter, a reserve (including the corresponding reserved amount from the prior quarter) equal to at least 50% of the aggregate amount of all principal to be paid in respect of such Mortgage Notes and other such Indebtedness in such principal payment quarter; and in the calendar quarter immediately preceding a principal payment quarter, a reserve (including the corresponding reserved amount from the prior two quarters) equal to at least 75% of the aggregate amount of all principal to be paid in respect of such Mortgage Notes and other such Indebtedness in such principal payment quarter, and (z) with respect to the Mortgage Notes and any other Indebtedness secured equally and ratably with the Mortgage Notes of which principal is payable semiannually, in each calendar quarter which immediately precedes a quarter in which principal is payable in respect of such Mortgage Notes and such other Indebtedness a reserve equal to at least 50% of the aggregate amount of all principal to be paid in respect of such Mortgage Notes and other such Indebtedness in the next quarter; provided further that the amount of such reserve specified in clauses (y) and (z) of this definition for principal amounts to be paid shall be reduced by the aggregate principal amount of all binding, irrevocable letters of credit established to refinance such principal amounts.

     "Average Life" shall mean, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (A) the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness multiplied by (B) the amount of such payment by (ii) the sum of all such payments.

     "Bankruptcy Law" shall have the meaning assigned to such term in Section 7.01(g).

     "Board" shall mean the Board of Governors of the Federal Reserve System of the United States.

     "Borrower" shall mean National Propane, L.P., a Delaware limited partnership, and its permitted successors, and, for the purposes of calculating any financial test or financial covenant under this Agreement with respect to any period prior to the Closing Date, "Borrower" shall mean the General Partners and their Affiliates (to the extent that any such Affiliate operated a portion of the Business).

      "Borrower Security Agreement" shall mean the Pledge and Security Agreement among the Borrower, National Propane Corp., the Restricted Subsidiaries (other than National Sales and Services, Inc.) and the Trustee in the form attached hereto as Exhibit D-2, as amended from time to time.

      "Borrowing" shall mean a group of Loans of a single Class and Type made by the Lenders on a single date and as to which a single Interest Period is in effect. For purposes of Section 4.02, (a) a "Borrowing" does not include a conversion or continuation of the Type of, or the duration of the Interest Period applicable to, a previously outstanding Tranche B Term Borrowing pursuant to Section 2.10 and (b) a "Borrowing" includes each Revolving Credit Borrowing in which Revolving Loans are refinanced with new Loans as contemplated by
Section 2.02(g).

     "Business" shall mean the operation by the Borrower and its Subsidiaries (and prior to the consummation of the Conveyance Agreements, by the General Partners and their Affiliates) of the wholesale and retail sale, distribution and storage of propane gas and related petroleum derivative products, the leasing of propane storage tanks and the related retail sale of supplies and equipment, including home appliances, and such other businesses in which the Borrower and its Restricted Subsidiaries were engaged on the Closing Date as described in the Registration Statement.

     "Business Day" shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the States of Massachusetts, Iowa, New York or Texas) on which banks are open for business in Boston, Massachusetts, Cedar Rapids, Iowa, New York, New York and Houston, Texas; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the applicable interbank market.

     "Capital Expenditures" shall mean, for any period, all amounts (whether paid in cash or accrued as a liability) which would, in accordance with GAAP, be included on a consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries for such period as additions to property, plant and equipment, Capital Lease Obligations or other capital expenditures.

     "Capital Lease Obligations" of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP (as opposed to being accounted for as

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                                                                               7

operating lease expenses on an income statement of such Person under GAAP) and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

     "Capital Stock" of any Person shall mean any and all shares, partnership and other interests (general or limited), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) the equity of such Person.

     "Cash Collateral Agreement" shall mean the Cash Collateral Agreement between the Borrower and the Administrative Agent in the form attached hereto as Exhibit J, as amended from time to time.

     "Cash Equivalents" shall mean:

          (a) marketable obligations issued or unconditionally guaranteed by the United States of America, or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

          (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and having as at any date of determination the highest generic rating obtainable from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc.;

          (c) commercial paper maturing no more than 270 days from the date of creation thereof and having as at any date of determination one of the two highest generic ratings obtainable from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc.;

          (d) certificates of deposit maturing one year or less from the date of acquisition thereof issued by commercial banks incorporated under the laws of the United States of America or any state thereof or the District of Columbia or Canada, (I) the commercial paper or other short-term unsecured debt obligations of which are rated either A-2 or better (or comparably if the rating system is changed) by Standard & Poor's Ratings Group or Prime-2 or better (or comparably if the rating system is changed) by Moody's Investors Service, Inc. or (II) the long-term debt obligations of which are rated either AA- or better (or comparably if the rating system is changed) by Standard & Poor's Ratings Group or Aa3 or better (or comparably if the rating system is changed) by Moody's Investors Service, Inc. ("Permitted Banks");

          (e) bankers' acceptances eligible for rediscount under requirements of the Board and accepted by Permitted Banks; and

          (f) obligations of the type described in clause (a), (b), (c) or (d) above purchased from a securities dealer designated as a "primary dealer" by the Federal Reserve Bank of New York or from a Permitted Bank as counterparty to a written repurchase agreement obligating such counterparty to repurchase such obligations not later than 14 days after the purchase thereof and which provides that the obligations which are the subject thereof are held for the benefit of the Borrower or a Subsidiary by a custodian which is a Permitted Bank and which is not a counterparty to the repurchase agreement in question.

     "CERCLA" shall mean the Federal Comprehensive Environmental Response, Compensation and Liability Act, as amended.

     "Change in Control" shall mean the occurrence of any of the following events: (i) the partners of the Borrower shall approve any plan or proposal for the liquidation or dissolution of the Borrower; (ii) the Managing General Partner shall cease for any reason to be the managing general partner of the Borrower or any other Person shall have become the managing general partner of the Borrower; (iii) the Public Partnership ceases for any reason to beneficially own, directly or indirectly, 100% of all classes of Capital Stock of the Borrower (other than the General Partners' 2.0202% unsubordinated general partners' interests in the Borrower); (iv) the Managing General Partner shall cease for any reason to beneficially own the limited partnership interests in the Public Partnership owned on the Closing Date (unless, after giving effect thereto, the Managing General Partner shall beneficially own limited partnership interests of the Public Partnership representing the lesser of (A) at least 25% of all outstanding partnership interests of the Public Partnership and (B) 3,000,000 subordinated units of the Public Partnership (appropriately adjusted for splits, consolidations, recapitalizations and similar events)); (v) the Managing General Partner shall cease for any reason to be the managing general partner of the Public Partnership or any other Person shall have become the managing general partner of the Public Partnership; (vi) Triarc shall cease for any reason to beneficially own, directly or indirectly, a majority of the Capital Stock of the General Partners (on a fully diluted basis) or shall cease for any reason to beneficially own, directly or indirectly, a majority of the total voting power of all classes of Capital Stock then outstanding of the General Partners normally entitled to vote in the election of directors (except by reason of a merger of Triarc and National Propane Corp. in which Triarc assumes all the Facilities Obligations of National Propane Corp.); (vii) any "person" or "group" (within the meaning of Section 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of (A) 50% or more of the total voting power of all classes of Capital Stock then outstanding of Triarc normally entitled to vote in elections of directors ("Triarc Voting Stock") or
(B) a greater percentage of the Triarc Voting Stock than is then beneficially owned, directly or indirectly, by the Permitted Holders; or (viii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Triarc (together with any new directors whose election by such Board or whose nomination for election by the shareholders of Triarc, as the case may be, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Triarc then in office.

     "Charges" shall have the meaning assigned to such term in Section 9.09.

     "Class" shall have the meaning assigned to such term in Section 1.03.

     "Closing" shall mean the time at which this Agreement shall become effective, as indicated in a certificate from the Lenders to the Borrower to that effect.

     "Closing Date" shall mean the date on which the Closing shall occur.

     "Code" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

     "Collateral" shall mean all the collateral pledged or purported to be pledged pursuant to any of the Collateral Documents.

     "Collateral Documents" shall mean the Security Agreements, the Perfection Certificate, the Agency Account Agreements, the Mortgages, the Guarantee Agreements, the Trust Agreement, the Cash Collateral Agreement, checking and deposit account agreements and all other security agreements and other documents and instruments executed and delivered pursuant to the terms hereof or thereof (including the certificates of title referred to in Section 4.01(c) of the Borrower Security Agreement) in order to secure any Facilities Obligations and Parity Debt or perfect any Lien granted for the benefit of the Lenders and the holders of Parity Debt pursuant thereto or to guarantee the Borrower's and the General Partners' obligations hereunder and under the other Loan Documents.

     "Commitment" shall mean, with respect to any Lender, such Lender's Tranche A Revolving Credit Commitment and Tranche B Commitment.

     "Commitment Fees" shall mean the Tranche A Commitment Fees and the Tranche B Commitment Fees.

     "Commodities Inventory" shall mean all inventory consisting of propane gas and other petroleum derivative products of, and held for sale by, the Borrower or any Restricted Subsidiary.

     "Commodity Hedging Agreement" shall mean any agreement or arrangement designed solely to protect the Borrower and the Restricted Subsidiaries against fluctuations in the price of propane with respect to quantities of propane that the Borrower and the Restricted Subsidiaries reasonably expect to purchase from suppliers, sell to their customers or need for their inventory during the period covered by such agreement or arrangement.

     "Consolidated Cash Flow" shall mean at any date of determination, for the Reference Period with respect to such date of determination, (i) the sum of, without duplication, the amounts for such period, taken as a single accounting period, (a) Consolidated Net Income and (b) all amounts deducted in the determination of such Consolidated Net Income for such period in respect of (I) interest charges (including amortization of debt discount and expense and imputed interest on Capital Lease Obligations), (II) provisions for all taxes and reserves (including reserves for deferred income taxes), (III) non-cash items, including depreciation and amortization and (IV) all fees, costs and expenses with respect to the retirement or repayment of Indebtedness of either of the General Partners existing immediately prior to the Closing, less (ii) without duplication, any non-cash items added in the determination of such Consolidated Net Income for such period, less (iii) interest income, including interest accrued on the Triarc Note, less (iv) all amounts added in the determination of such Consolidated Net Income attributable to a Restricted Subsidiary to the extent such Restricted Subsidiary is prohibited from dividending or distribution such amount to the Borrower. Consolidated Cash Flow shall be calculated after giving effect, on a pro forma basis for the Reference Period with respect to any date of determination to, without duplication, any asset sales or asset acquisitions (including any asset acquisition giving rise to the need to make such calculation as a result of the Borrower or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such asset acquisition) incurring, assuming or otherwise being liable for acquired Indebtedness, but excluding the acquisition by the Borrower of the Business in the Transactions) occurring during the period commencing on the first day of such Reference Period to and including the date of determination, as if such asset sale or asset acquisition occurred on the first day of such Reference Period. The pro forma calculations required by this definition will be determined in accordance with GAAP, shall be certified by a Financial Officer of the Borrower, and shall be calculated in a manner reasonably satisfactory to the Required Lenders; provided that such calculations shall assume (x) the historical sales and gross profit margins associated with any Eligible Propane Acquisition for the period of 12 consecutive months immediately prior to the date of such acquisition, less estimated post-acquisition loss of sales volume of three percent (3%) and (y) other expenses as if such Eligible Propane Acquisition had occurred on the first day of such period. If the applicable Reference Period for any calculation of Consolidated Cash Flow shall include a partial period occurring prior to the Closing Date, then such Consolidated Cash Flow shall be calculated based upon the actual Consolidated Cash Flow for the portion of the Reference Period occurring on and after the Closing Date and based upon the following for such portion of the Reference Period occurring prior to the Closing Date: (1) Consolidated Cash Flow for the fiscal quarter ended September 30, 1995 shall be deemed to equal $____________;
(2) Consolidated Cash Flow for the fiscal quarter ended December 31, 1995 shall be deemed to equal $_____________; (3) Consolidated Cash Flow for the fiscal quarter ended March 31, 1995 shall be deemed to equal $_____________; and (4) Consolidated Cash Flow for the fiscal quarter ended June 30, 1995 shall be calculated as the actual amount for such period, plus $_____________.

     "Consolidated Interest Expense" shall mean as of any date of determination, the total amount of interest expense of the Borrower and the Restricted Subsidiaries, determined in accordance with GAAP on a consolidated basis, during the Reference Period with respect to such date of determination, including amortization of debt discount and expense and imputed interest on actual payments under Capital Lease Obligations; provided that, except for purposes of calculating Consolidated Cash Flow, Consolidated Interest Expense for any such Reference Period ending on the last day of the first, second or third full fiscal quarter of the Borrower after the Closing Date shall be calculated as the product of (i) Consolidated Interest Expense for such one, two or three fiscal quarters after the Closing Date and (ii) a fraction, the numerator of which is 4 and the denominator of which is the number of such full fiscal quarters after the Closing Date. Consolidated Interest Expense shall be calculated after giving effect, on a pro forma basis for the applicable period most recently completed at least 45 days (except that, in connection with any calculation required pursuant to Section 6.04, for the applicable period most recently completed) prior to such date of determination to, without duplication, any incurrence or assumption of Indebtedness (and the concurrent repayment of any other Indebtedness) occurring during the period commencing on the first day of such four fiscal quarter period to and including the date of determination, as if such incurrence or assumption of Indebtedness (and the concurrent repayment of any other Indebtedness) occurred on the first day of the Reference Period; provided that such Indebtedness was incurred to finance an Eligible Propane Acquisition or was pre-existing Indebtedness of a Person acquired in an Eligible Propane Acquisition.

     "Consolidated Net Income" shall mean, with reference to any period, the net income (or deficit) of the Borrower and the Restricted Subsidiaries for such period (taken as a cumulative whole), after deducting all operating expenses, provisions for all taxes and reserves (including reserves for deferred income taxes) and all other proper deductions, all determined in accordance with GAAP on a consolidated basis, after eliminating all intercompany transactions and after deducting portions of income properly attributable to minority interests, if any, in the stock and surplus of Restricted Subsidiaries, provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or a Restricted Subsidiary, (b) the income (or deficit) of any Person (other than a Restricted Subsidiary) in which the Borrower or any Restricted Subsidiary has an ownership interest, except to the extent that any such income has been actually received by the Borrower or such Restricted Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary, (d) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period,
(e) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets (such term to include all fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets, and all securities),
(f) any write-up of any asset, (g) any net gain from the collection of the proceeds of life insurance policies, (h) any gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of the Borrower or any Restricted Subsidiary, (i) any net income or gain (but not any net loss) during such period from any change in accounting, from any discontinued operations or the disposition thereof, from any extraordinary events or from any prior period adjustments, (j) any deferred credit representing the excess of equity in any Restricted Subsidiary at the date of acquisition over the cost of the investment in such Restricted Subsidiary and
(k) in the case of a successor to the Borrower by consolidation or merger or as a transferee of its assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

     "Consolidated Net Worth" shall mean, as to the Borrower, the amount by which (i) the total assets of the Borrower and the Restricted Subsidiaries appearing on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries prepared in accordance with GAAP as of the date of determination exceeds (ii) total liabilities of the Borrower and the Restricted Subsidiaries appearing on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries prepared in accordance with GAAP as of the date of determination on a consolidated basis, in each case after eliminating all intercompany transactions; and as to any other Person, the amount by which (i) the total assets of such Person and its Subsidiaries appearing on a consolidated balance sheet of such Person and its Subsidiaries prepared in accordance with GAAP as of the date of determination (after eliminating all amounts properly attributable to minority interests in the stock and surplus, if any, of its Subsidiaries) exceeds (ii) total liabilities of such Person and its Subsidiaries appearing on a consolidated balance sheet of such Person and its Subsidiaries prepared in accordance with GAAP as of the date of determination on a consolidated basis, in each case after eliminating all intercompany transactions.

     "Consolidated Pro Forma Debt Service" shall mean, as of any date of determination, the total amount payable by the Borrower and the Restricted Subsidiaries on a consolidated basis, during the four consecutive calendar quarters next succeeding the date of determination, in respect of scheduled principal payments and all cash interest charges with respect to Indebtedness of the Borrower and the Restricted Subsidiaries outstanding on such date of determination, after giving effect to any Indebtedness proposed to be incurred on such date, to the concurrent repayment of any other Indebtedness and to the concurrent satisfaction of the conditions for any other Indebtedness to become Defeased Indebtedness, and (a) including actual payments under Capital Lease Obligations, (b) assuming, in the case of Indebtedness (other than Indebtedness incurred under the Facilities) bearing interest at fluctuating interest rates which cannot be determined in advance, that the rate in effect on such date will remain in effect throughout such period, (c) assuming in the case of Indebtedness incurred under the Facilities, that (i) the interest payments payable during such four consecutive calendar quarters next succeeding the date of determination will equal the actual interest payments associated with the Facilities during the most recent four fiscal quarters, (ii) except for the 12-month period immediately prior to the termination or final maturity thereof (unless extended, renewed or replaced), no principal payments will be made under Facility A and (iii) principal payments relating to the Facility B will become due based on the assumption that the conversion to the fixed amortization schedule pursuant to Sections 2.01(c) and 2.02(g) is effected on the dates set forth therein, (d) treating the principal amount of all Indebtedness outstanding as of such date of determination under a revolving credit or similar agreement (other than the Facilities) as maturing and becoming due and payable on the scheduled maturity date or dates thereof (including the maturity of any payment required by any commitment reduction or similar amortization provision), without regard to any provision permitting such maturity date to be extended and (e) including any other repayments of Indebtedness due within twelve months from such date of determination.

     "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and "Controlling" and "Controlled" shall have meanings correlative thereto.

     "Conveyance Agreements" shall mean (a) the Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, among the General Partners, the Borrower and National Sales and Services, Inc., (b) the Contribution, Conveyance and Assumption Agreement dated as of the Closing Date, among the Public Partnership, the General Partners and the Borrower, and (c) each of the individual conveyances, assignments and bills of sale delivered to the Borrower pursuant to the Contribution, Conveyance and Assumption Agreement referred to in the foregoing clauses (a) and (b).

     "Current Assets" shall mean, as of any date, all assets which would, in accordance with GAAP, be included on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of such date as current assets.

     "Current Liabilities" shall mean, as of any date, without duplication, (a) all liabilities which would, in accordance with GAAP, be included on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of such date as current liabilities and (b) all Indebtedness as of such date in respect of the Tranche A Revolving Loans and Tranche A Letters of Credit.

     "Current Value" shall have the meaning assigned to such term in Section
6.22.

     "Default" shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

     "Defeased Indebtedness" shall mean Indebtedness with respect to which the Borrower or a Restricted Subsidiary has:

          (a) deposited irrevocably in trust with an independent, unrelated trustee for the holders of such Indebtedness money or Cash Equivalents of the type referred to in paragraph (a) of the definition thereof for the payment of principal and interest on the Indebtedness being defeased to maturity or redemption, as the case may be; and

          (b) delivered to such trustee and the Agents a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited Cash Equivalents plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all such Indebtedness to maturity or redemption, as the case may be.

     "Disqualified Stock" of any Person shall mean any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable at the option of the holder), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (b) is convertible into or exchangeable or exercisable, at the option of the holder, for Indebtedness or Disqualified Stock or (c) is redeemable or subject to any mandatory repurchase requirement at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Tranche B Maturity Date.

     "dollars" or "$" shall mean lawful money of the United States of America.

     "Eligible Propane Acquisitions" shall mean acquisitions by the Borrower or any Restricted Subsidiary of controlling stock or all or any part of the assets of Persons primarily engaged in the distribution of propane and, incidental thereto, propane appliances, within the continental United States of America. A Person shall be "primarily engaged" in the distribution of propane and propane appliances within the continental United States of America in the event that at least eighty-five (85%) of its annual gross revenue is derived from such distribution activities.

     "Environmental Laws" shall mean all applicable Federal, state, local and foreign laws, rules or regulations relating to pollution or protection of employee and public health and safety or the environment, including laws relating to (a) emissions, discharges, releases or threatened releases of any Hazardous Material into the environment (including air, surface water, ground water or land) or (b) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

      "Eurodollar Borrowing" shall mean a Borrowing comprised of Eurodollar
Loans.

      "Eurodollar Loan" shall mean any Eurodollar Revolving Loan or Eurodollar Tranche B Term Loan.

      "Eurodollar Revolving Loan" shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

     "Eurodollar Tranche A Revolving Loan" shall mean any Tranche A Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

      "Eurodollar Tranche B Revolving Loan" shall mean any Tranche B Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

     "Eurodollar Tranche B Term Borrowing" shall mean a Borrowing comprised of Eurodollar Tranche B Term Loans.

     "Eurodollar Tranche B Term Loan" shall mean any Tranche B Term Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

     "Event of Default" shall have the meaning assigned to such term in Article VII.

     "Excess Proceeds" shall have the meaning assigned to such term in Section 6.07(c)(iii)(B).

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Existing Unmortgaged Property" shall have the meaning assigned to such term in Section 6.22.

     "Facilities" shall mean Facility A and Facility B.

     "Facilities Obligations" shall mean (a) the Borrower's obligations in respect of the due and punctual payment of principal of and interest on the Loans and all unreimbursed amounts drawn under the Letters of Credit, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) all Fees, expenses, indemnities and expense reimbursement obligations of the Borrower under this Agreement or any other Loan Document, (c) all obligations of the Borrower to any Agent or Lender (or Affiliate of a Lender) under any Interest Rate Agreement, including Hedging Agreements and Commodity Hedging Agreements, (d) all other obligations, monetary or otherwise, of the Borrower or any other Loan Party under any Loan Document to which it is a party, in each case, whether now owing or hereafter existing and
(e) all cash management fees and other similar miscellaneous administrative costs, charges and expenses payable to any Lender by the Borrower or any Restricted Subsidiary (whether or not pursuant to the terms of the Loan Documents).

     "Facility A" shall mean the Tranche A Revolving Loans and the Tranche A Letters of Credit provided or participated in by the Lenders to the Borrower pursuant to this Agreement and the other Loan Documents.

     "Facility B" shall mean the Tranche B Revolving Loans, the Tranche B Letters of Credit and the Tranche B Term Loans provided or participated in by the Lenders to the Borrower pursuant to this Agreement and the other Loan Documents.

     "Federal Funds Effective Rate" shall mean, for any day, the rate equal to the weighted average (rounded upwards to the nearest 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, (a) as such weighted average is published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York or
(b) if such rate is not so published for such Business Day, as determined by the Administrative Agent using any reasonable means of determination. Each determination by the Administrative Agent of the Federal Funds Effective Rate shall, in the absence of demonstrable error, be conclusive.

     "Fees" shall mean the Commitment Fees, the other fees payable pursuant to
Section 2.05 and the Letter of Credit Fees.

     "Financial Officer" shall mean, as to any corporation, the chief financial officer or principal accounting officer of such corporation and, as to any partnership, an officer of its managing general partner who would qualify as a Financial Officer of such general partner hereunder.

     "Fitch" shall mean Fitch Investor Services and its successors.

     "Funded Debt", as applied to any Person, shall mean all Indebtedness of such Person which by its terms or by the terms of any instrument or agreement relating thereto matures more than one year from the date of the initial creation thereof (including any current installment thereof due within one year of the date of determination); provided that Funded Debt shall include any Indebtedness which does not otherwise come within the foregoing definition but which is directly or indirectly renewable or extendible at the option of the debtor to a date one year or more (including an option of the debtor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more) from the date of the initial creation thereof.

     "GAAP" shall mean generally accepted accounting principles in effect in the United States from time to time.

     "General Partners" shall mean National Propane Corp. and National Propane SGP.

      "General Partners Guarantee Agreement" shall mean the Guarantee Agreement among the General Partners and the Trustee in the form attached hereto as Exhibit C-1, as amended from time to time.

      "Governmental Authority" shall mean any Federal, state, local or foreign governmental department, commission, board, bureau, authority, agency, court, instrumentality or judicial or regulatory body or entity.

     "Growth-Related Capital Expenditures" shall mean, with respect to any Person, all capital expenditures by such Person made to improve or enhance the existing capital assets or to increase the customer base of such Person or to acquire or construct new capital assets, but excluding (a) capital expenditures made to maintain, up to the level thereof that existed at the time of such expenditure, the operating capacity of the capital assets of such Person as such assets existed at the time of such expenditure and (b) Eligible Propane Acquisitions.

     "Guaranty", as applied to any Person, shall mean any direct or indirect liability, contingent or otherwise, of such Person with respect to any indebtedness, lease (other than operating leases in accordance with GAAP under which the Borrower or a Restricted Subsidiary is the lessee), dividend or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable or any other obligation under any contract which, in economic effect, is substantially equivalent to a guaranty, including any such obligation of a partnership in which such Person is a general partner or of a joint venture in which such Person is a joint venturer, and any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation or services regardless of the non-delivery or nonfurnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof.

     "Guarantee Agreements" shall mean the General Partners Guarantee Agreement and the Subsidiaries Guarantee Agreement.

     "Hazardous Materials" shall mean any toxic or hazardous substance or waste, gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos or asbestos-containing materials, pollutants, contaminants, radioactivity, and any other materials or substances of any kind, whether or not any such substance is defined as hazardous under any Environmental Law, that is regulated pursuant to any Environmental Law or that could give rise to liability under any Environmental Law.

     "Hedging Agreement" shall mean any interest rate swap, collar, cap or similar interest rate arrangement designed solely to protect the Borrower against fluctuations in interest rates on Indebtedness outstanding or committed under the Facilities.

     "Incur" shall have the meaning assigned to such term in Section 6.01.

     "Indebtedness", as applied to any Person, shall mean the following (without duplication):

          (a) any indebtedness for borrowed money which such Person has directly or indirectly created, incurred or assumed;

          (b) any indebtedness, whether or not for borrowed money, with respect to which such Person has become directly or indirectly liable and which represents the deferred purchase price (or a portion thereof) or has been incurred to finance the purchase price (or a portion thereof) of any property or service or business acquired by such Person, whether by purchase, consolidation, merger or otherwise;

          (c) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition or property, assets or businesses, and all obligations upon which interest charges are customarily paid;

          (d) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property);

          (e) any Capital Lease Obligations to the extent such obligations would, in accordance with GAAP, appear on a balance sheet of such Person;

          (f) any indebtedness, whether or not for borrowed money, secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien in respect of property owned by such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, provided that the amount of such Indebtedness if not so assumed shall in no event be deemed to be greater than the fair market value from time to time (as determined in good faith by such Person) of the property subject to such Lien;

          (g) all Disqualified Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends;

          (h) any Preferred Stock of any Restricted Subsidiary of such Person valued at the sum of the liquidation preference thereof or any mandatory redemption payment obligations in respect thereof plus, in either case, accrued dividends thereon;

          (i) any indebtedness of the character referred to in clause (a) through (h) of this definition deemed to be extinguished under GAAP but for which such Person remains legally liable;

          (j) all obligations of such Person in respect of Interest Rate Agreements; and




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

          (k) all standby letters of credit (including the Letters of Credit) of such Person and any indebtedness of any other Person of the character referred to in clause (a) through (i) of this definition with respect to which the Person whose Indebtedness is being determined has become liable by way of a Guaranty.

Notwithstanding the foregoing, in determining the Indebtedness of the Borrower and the Restricted Subsidiaries, there shall be excluded all undrawn commercial letters of credit (not yet due and payable), trade accounts payable, accrued interest and other accrued expenses and customer credit balances arising in the ordinary course of business on ordinary terms. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner unless such Indebtedness is non-recourse to such Person and its assets.

     "Indemnified Party" shall have the meaning assigned to such term in Section 9.05(b).

      "Intercompany Notes" shall mean the promissory notes of the Subsidiaries issued to the Borrower as contemplated by Sections 4.01(d)(ii) and 6.01(c), substantially in the form attached hereto as Exhibit E or such other form as may be satisfactory to the Administrative Agent, representing all Indebtedness of the Subsidiaries to the Borrower outstanding at any time.

     "Interest Payment Date" shall mean, with respect to any Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of any Eurodollar Borrowing with an Interest Period of more than three months' duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months' duration been applicable to such Borrowing and, in addition, in the case of any Eurodollar Borrowing, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type.

     "Interest Period" shall mean (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing (including a conversion or continuation of the Type of, or the duration of the Interest Period applicable to, a previously outstanding Tranche B Term Borrowing pursuant to Section 2.10) and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect, and (b) as to any ABR Borrowing, the period commencing on the date of such Borrowing (including a conversion or continuation of the Type of, or the duration of the Interest Period applicable to, a previously outstanding Tranche B Term Borrowing pursuant to Section 2.10) and ending on the earliest of (i) the next succeeding March 31, June 30, September 30 or December 31 and (ii) with respect to any Tranche A Revolving Loan, Tranche B Revolving Loan or Tranche B Term Loan, the Tranche A Maturity Date, the Tranche B Conversion Date or the




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

Tranche B Maturity Date, respectively; provided that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to, but excluding, the last day of such Interest Period.

     "Interest Rate Agreement" shall mean any interest rate swap, collar, cap, foreign currency exchange agreement or other arrangement requiring payments contingent upon interest or exchange rates, including all Hedging Agreements and Commodities Hedging Agreements.

     "Investment", as applied to any Person, shall mean any direct or indirect purchase or other acquisition by such Person of stock or other securities of any other Person, or any direct or indirect loan, advance or capital contribution by such Person to any other Person, and any other item which would be classified as an "investment" on a balance sheet of such Person prepared in accordance with GAAP, including any direct or indirect contribution by such Person of property or assets to a joint venture, partnership or other business entity in which such Person retains an interest. For the purposes of Section 6.03, the amount involved in Investments made during any period shall be the aggregate cost to the Borrower of all such Investments made during such period, determined in accordance with GAAP, but without regard to unrealized increases or decreases in value, or write-ups, write-downs or write-offs, of such investments and without regard to the existence of any undistributed earnings or accrued interest with respect thereto accrued after the respective dates on which such Investments were made, less any net return of capital realized during such period upon the sale, repayment or other liquidation of such Investment (determined in accordance with GAAP, [but without regard to any amounts received during such period as earnings (in the form of dividends not constituting a return of capital, interest or otherwise)] on such Investment) or as loans from any Person in whom such Investments have been made.

     "Investment Grade" shall mean BBB- or higher by Fitch, Baa3 or higher by Moody's or BBB- or higher by S&P.

     "Issuing Bank" shall mean, as to any Letter of Credit, The First National Bank of Boston or Bank of America NT & SA, in its capacity as the issuer of such Letter of Credit, and its successors in such capacity.

     "Legal Requirement" shall mean any law, statute, ordinance, decree, requirement, order, judgment, rule or regulation (or published official interpretation by any Governmental Authority of any of the foregoing) of any Governmental Authority.

     "Lender" shall mean each financial institution listed on the signature pages hereof, each assignee which becomes a Lender pursuant to Section 9.04(b), and their respective successors.

     "Letters of Credit" shall mean any and all Tranche A Letters of Credit and Tranche B Letters of Credit.

     "Letter of Credit Disbursement" shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

      "Letter of Credit Exposure" shall mean at any time the sum of (i) the Tranche A Letter of Credit Exposure and (ii) the Tranche B Letter of Credit Exposure. The Letter of Credit Exposure of any Lender at any time shall mean the sum of its Tranche A Letter of Credit Exposure and Tranche B Letter of Credit Exposure at such time.

      "Letter of Credit Fees" shall mean the Tranche A Letter of Credit Fees and Tranche B Letter of Credit Fees.

     "Level I Pricing Period" shall mean, subject to Section 2.06(e), any period on or after the Pricing Adjustment Date during which the Leverage Ratio is less than 3.50:1.00 and no Event of Default has occurred and is continuing.

     "Level II Pricing Period" shall mean, subject to Section 2.06(e), any period on or after the Pricing Adjustment Date during which the Leverage Ratio is greater than or equal to 3.50:1.00 but less than 3.75:1.00 and no Event of Default has occurred and is continuing.

     "Level III Pricing Period" shall mean, subject to Section 2.06(e), any period on or after the Pricing Adjustment Date during which the Leverage Ratio is greater than or equal to 3.75:1.00 but less than 4.00:1.00 and no Event of Default has occurred and is continuing.

     "Level IV Pricing Period" shall mean, subject to Section 2.06(e), any period on or after the Pricing Adjustment Date during which the Leverage Ratio is greater than or equal to 4.00:1.00 but less than 4.50 and no Event of Default has occurred and is continuing.

     "Level V Pricing Period" shall mean, subject to Section 2.06(e), any period on or after the Pricing Adjustment Date which is not a Level I Pricing Period, Level II Pricing Period, Level III Pricing Period or Level IV Pricing Period.

     "Leverage Ratio" as of any date shall mean the ratio of (a) Total Funded Debt as of the last day of the Reference Period with respect to such date to (b) Consolidated Cash Flow for such Reference Period.




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

     "LIBO Rate" shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum (rounded upwards, if necessary to the nearest 1/16 of 1%) reported, at 11:00 a.m. (London time) on the date two Business Days prior to the first day of such Interest Period, on Telerate Access Service Page 3750 (British Bankers Association Settlement Rate) as the London interbank offered rate for Dollar deposits having a term comparable to the duration of such Interest Period and in an amount equal to or greater than $1,000,000.

     "Lien", as to any Person, shall mean any mortgage, lien (statutory or otherwise), pledge, reservation, right of entry, encroachment, easement, right of way, restrictive covenant, license, charge, security interest or other encumbrance in or on, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease Obligation with respect to, any property or asset owned or held by such Person, or the signing or filing of a financing statement with respect to any of the foregoing which names such Person as debtor, or the signing of any security agreement with respect to any of the foregoing authorizing any other party as the secured party thereunder to file any financing statement or any other agreement to give or grant any of the foregoing. For the purposes of this Agreement, a Person shall be deemed to be the owner of any asset which it has placed in trust for the benefit of the holders of Indebtedness of such Person and such trust shall be deemed to be a Lien if such Person remains legally liable therefor, notwithstanding that such Indebtedness is or may be deemed to be extinguished under GAAP.

     "Loan Documents" shall mean (a) this Agreement, (b) the Notes, (c) the Letters of Credit, (d) the Intercompany Notes, (e) the Collateral Documents, (f) any Interest Rate Agreements entered into by the Borrower with any Agent or Lender (or any Affiliate thereof) and (g) any Supplemental Agreements.

     "Loan Parties" shall mean the Public Partnership, the General Partners, the Borrower and the Restricted Subsidiaries.

     "Loans" shall mean any or all of the Tranche A Revolving Loans, the Tranche B Revolving Loans and the Tranche B Term Loans.

     "Make Whole Amount" shall have the meaning set forth in the Note Agreement as in effect on the Closing Date.

     "Managing General Partner" shall mean National Propane Corp. except that
(a) if National Propane SGP has succeeded as managing general partner of the Borrower under the Partnership Agreement, "Managing General Partner" shall mean National Propane SGP and (b) if Triarc is the surviving corporation in a merger with National Propane Corp., "Managing General Partner" shall mean Triarc.

     "Margin Stock" shall have the meaning assigned to such term under Regulation U.

     "Material Adverse Effect" shall mean a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Borrower and the Restricted Subsidiaries, taken as a whole, or the Business, (b) the ability of the Borrower, the General Partners or any Restricted Subsidiary to perform its obligations under this Agreement or any other Operative Agreement or (c) the validity, enforceability, perfection or priority of this Agreement or any other Operative Agreement or of the rights or remedies of any Lender or the Trustee.

     "Maximum Consolidated Pro Forma Debt Service" shall mean, as of any date of determination, the highest total amount payable by the Borrower and the Restricted Subsidiaries on a consolidated basis, during any period of four consecutive fiscal quarters, commencing with the fiscal quarter in which such date of determination occurs and ending on the maturity date of the Mortgage Notes, in respect of scheduled principal payments and all cash interest charges with respect to all Indebtedness of the Borrower and the Restricted Subsidiaries outstanding or to be outstanding, after giving effect to any Indebtedness proposed to be incurred on such date, to the concurrent repayment of any other Indebtedness, and to the concurrent satisfaction of the conditions for any other Indebtedness to become Defeased Indebtedness, and (a) including actual payments under Capital Lease Obligations, (b) assuming, in the case of Indebtedness (other than Indebtedness incurred under the Facilities) bearing interest at fluctuating interest rates which cannot be determined in advance, that the rate in effect on such date will remain in effect throughout such period, (c) assuming in the case of Indebtedness incurred under the Facilities, that (i) the interest payments payable during such four consecutive calendar quarters next succeeding the date of determination will equal the actual interest payments associated with the Facilities during the most recent four fiscal quarters, (ii) except for the 12-month period immediately prior to the termination or final maturity thereof (unless extended or renewed), no principal payments will be made under the Facility A and (iii) principal payments relating to Facility B will become due based on the assumption that the conversion to the fixed amortization schedule pursuant to Sections 2.01(c) and 2.02(g) is effected on the dates set forth therein, (d) treating the principal amount of all Indebtedness outstanding as of such date of determination under a revolving credit or similar agreement (other than the Facilities) as maturing and becoming due and payable on the scheduled maturity date or dates thereof (including the maturity of any payment required by any commitment reduction or similar amortization provision), without regard to any provision permitting such maturity date to be extended and (e) including any other repayments of Indebtedness due within twelve months from such date of determination.

     "Material Contracts" shall have the meaning assigned to such term in
Section 3.10(a).

     "Maximum Rate" shall have the meaning assigned to such term in Section
9.09.

     "MLP Agreement" shall mean the Amended and Restated Agreement of Limited Partnership of the Public Partnership.

     "Moody's" shall mean Moody's Investor Services and its successors.

     "Mortgage" shall mean each mortgage, assignment of rents, security agreement and fixture filing, and each deed of trust, assignment of rents and fixture filing, or similar instrument creating and evidencing a lien on a real property and other property and rights incidental thereto, which shall be substantially in the forms of Exhibit G-1 and Exhibit G-2 (with any conforming changes therein required to accommodate a Restricted Subsidiary as a mortgagor), containing such schedules and including such exhibits as shall not be inconsistent with the provisions of Section 4.01(d) or shall be necessary to conform such instrument to applicable local law and which shall be dated the date of delivery thereof and made by the owner of the real property described therein for the benefit of the Trustee, as mortgagee (or beneficiary), assignee and secured party for the benefit of the Secured Parties, as the same may be amended from time to time.

     "Mortgage Notes" shall mean the mortgage notes of the Borrower in the aggregate principal amount of $125,000,000 issued pursuant to the Note Agreement.

     "Mortgaged Properties" shall mean the real properties identified on
Schedule 3.07 and each other real property subjected to a Mortgage under Section
6.22 or otherwise.

     "Multiemployer Plan" shall mean a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     "National Propane Corp." shall mean National Propane Corporation, a Delaware corporation.

     "National Propane Group" shall mean the Loan Parties and, insofar as Triarc has at any time directly operated or owned any portion of the Business (other than solely by owning the Capital Stock of National Propane Corp. or National Propane SGP or any Subsidiary of either of them), Triarc.

     "National Propane SGP" shall mean National Propane SGP, Inc., a Delaware corporation.

     "Net Working Capital" as of any date shall mean (a) Current Assets as of such date, minus (ii) Current Liabilities as of such date.

     "Non-Excluded Taxes" shall have the meaning assigned to such term in
Section 2.19.

     "Non-Related Subsidiaries" shall mean Subsidiaries of Triarc other than (i) any such Subsidiary which is a Related Person and (ii) the General Partners.

     "Note Agreement" shall mean, collectively, the Note Purchase Agreements dated as of June ___, 1996, among the General Partners, the Borrower and the investors named therein.

     "Noteholders" shall mean the owners and holders of the Mortgage Notes.

     "Notes" shall mean the Tranche A Revolving Credit Notes and the Tranche B Notes.

     "Obsolete Assets" shall mean [definition to track Note Agreement.]

     "Officers' Certificate" shall mean, as to any corporation, a certificate executed on its behalf by the Chairman of the Board of Directors (if an officer) or its President or one of its Vice Presidents and its Treasurer, or Controller, or one of its Assistant Treasurers or Assistant Controllers, and, as to any partnership, a certificate executed on behalf of such partnership by its general partner in a manner which would qualify such certificate as an Officers' Certificate of such general partner hereunder.

     "Operative Agreements" shall mean this Agreement, the Note Agreement, the Notes, the Mortgage Notes, the Collateral Documents, the General Partners' Guarantee Agreement, the Subsidiaries Guarantee Agreement, the Underwriting Agreement, the Triarc Note, the Conveyance Agreements, the Agency Agreement, the MLP Agreement and the Partnership Agreement.

     "Parity Debt" shall mean Indebtedness of the Borrower incurred in accordance with Sections 6.01(a), 6.01(b), 6.01(i) and 6.01(k) (but only to the extent such Indebtedness under Section 6.01(k) is incurred to any Lender or Affiliate of a Lender) and secured by the lien of the Collateral Documents in accordance with Section 6.02(g) or 6.02(h).

     "Partners Security Agreement" shall mean the Pledge and Security Agreement among the Public Partnership, the General Partners and the Trustee in the form attached hereto as Exhibit D-1, as amended from time to time.

     "Partnership Agreement" shall mean the Amended and Restated Agreement of Limited Partnership of the Borrower, as in effect on the Closing Date, and as the same may from time to time be amended, modified or supplemented in accordance with the terms thereof and Section 6.12 hereof.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor thereto.

     "Perfection Certificate" shall mean a certificate from the Borrower substantially in the form of Exhibit K.

     "Permitted Encumbrances" shall mean the encumbrances and exceptions to title to the Assets (a) described in exhibits to the Collateral Documents or otherwise expressly permitted by the Mortgages or (b) existing on the date of Closing as permitted by all applicable provisions hereof with respect to real property owned or leased by the Borrower and not subject to a Lien of a Mortgage.

     "Permitted Exceptions" shall have the meaning set forth in Section 3.02.

     "Permitted Holders" shall mean Nelson Peltz, Peter W. May and any Affiliate thereof, so long as either (a) in the case of any corporate Affiliate, Nelson Peltz and Peter W. May together beneficially own, directly or indirectly, a majority of the Capital Stock (on a fully diluted basis) and a majority of the total voting power of all classes of Capital Stock then outstanding of such Affiliate normally entitled to vote in the election of directors of such Affiliate or (b) such Affiliate is reasonably satisfactory to the Required Lenders.

     "Permitted Insurers" shall mean insurers with ratings of A or better according to Best's Insurance Reports (or a comparable rating agency for insurance companies located outside of the United States and Canada) and with assets of no less than $500 million.

     "Permitted Maximum Ratio" on any date of determination shall mean (a) if such date is on or prior to June 30, 1997, 4.50:1.00 and (b) if such date is after June 30, 1997, 4.25:1.00.

     "Person" shall mean any natural Person, corporation, limited liability company, business trust, joint venture, association, company, limited liability company, partnership, government (or any agency or political subdivision thereof) or other entity.

     "Plan" shall mean an "employee benefit plan" (as defined in Section 3 (3) of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by either General Partner, the Borrower or any Related Person or to which either General Partner, the Borrower or any Related Person is or has been obligated to contribute, or an employee benefit plan as to which either General Partner, the Borrower or any Related Person could be treated as a contributory sponsor under Section 4069 or Section 4212 of ERISA if such plan were terminated.




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

     "Preferred Stock", as applied to the Capital Stock of any Person, shall mean Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such Person.

     "Pricing Adjustment Date" shall mean the date which is five Business Days after the delivery by the Borrower to the Administrative Agent of the financial statements required by Section 5.02(a) for the quarter ended June 30, 1996.

     "Prime Rate" shall mean the rate of interest per annum adopted from time to time by the Administrative Agent as its Base Rate (which may not be the lowest rate at which the Administrative Agent makes loans to borrowers) in effect at its principal office in Boston, Massachusetts. Each change in the Prime Rate shall be effective on the date such change is adopted, without notice to the Borrower.

     "Public Partnership" shall mean National Propane Partners, L.P., a Delaware limited partnership.

     "Rating Agency" shall mean Fitch, Moody's and S&P.

     "RCRA" shall mean the Federal Resource Conservation and Recovery Act, as amended.

     "Reference Period" with respect to any date of determination shall mean the period of four consecutive fiscal quarters of the Borrower most recently completed at least 45 days prior to such date, except that (a) solely for purposes of Section 6.31 (but not for purposes of determining the Applicable Margin, calculating the Leverage Ratio as required by Sections 4.03(g), 6.01, 6.03, 6.07 and 6.24 hereof, calculating the ratio of Consolidated Cash Flow to Consolidated Interest Expense as required by Section 6.04 or any other purpose (other than determining compliance with Section 6.31 as required by Section 6.04), the "Reference Period" with respect to any date of determination shall have the meaning set forth in the last sentence of Section 6.31(a), (b) for purposes of determining compliance with Section 6.31 as required by Section 6.04 (but not for purposes of calculating the ratio of Consolidated Cash Flow to Consolidated Interest Expense as required by Section 6.04), the "Reference Period" with respect to any date of determination shall have the meaning set forth in the last sentence of Section 6.31(a) for the applicable period immediately preceding, or ending on, such date of determination and (c) for purposes of calculating Consolidated Interest Expense for the period ending on the last day of the first, second or third fiscal quarter after the Closing Date, "Reference Period" shall be subject to the provisions set forth in the definition of Consolidated Interest Expense.

     "Register" shall have the meaning assigned to such term in Section 9.04(d).

     "Registration Statement" shall mean the Registration Statement on Form S-1 under the Securities Act of 1933, as amended, of the Public Partnership (Registration Number 333-2768), as initially filed with the SEC on March 26, 1996, as amended by Amendment No. 1 thereto filed with the SEC on May 14, 1996, Amendment No. 2 thereto filed with the SEC on May 31, 1996, Amendment No. 3 thereto filed with the Securities and Exchange Commission on June 11, 1996 and Amendment No. 4 thereto filed with the Securities and Exchange Commission on _______, 1996.

     "Regulation G" shall mean Regulation G of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

     "Regulation U" shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

     "Regulation X" shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

     "Related Person" shall mean any trade or business, whether or not incorporated, which, as of any date of determination, would be treated as a single employer together with either General Partner or the Borrower under
Section 414 of the Code.

     "Reportable Event" shall mean any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the 30-day notice period is waived under applicable PBGC regulations.

     "Required Consents" shall have the meaning set forth in Section 3.02.

     "Required Lenders" shall mean, at any time, Lenders holding Loans and participations in Letters of Credit, and having Commitments, representing in the aggregate at least 66-2/3% of the sum at such time of (a) the aggregate principal amount of the Loans outstanding, (b) the aggregate amount of the Letter of Credit Exposure and (c) the aggregate amount of unused Commitments.

     "Responsible Officer" shall mean, with respect to any Person, the Chairman, the President, any Executive Vice President or Senior Vice President, the Chief Financial Officer, the Treasurer and the Secretary of such Person, and any other employee of such Person who is responsible for compliance with or performance of any obligation under this Agreement, the Loan Documents or the other Operative Agreements, and with respect to a Person which is a partnership, any such employee of its managing general partner.

     "Restricted Payment" shall mean (a) any payment, dividend or other distribution, direct or indirect, in respect of any Capital Stock of the Borrower or any Restricted Subsidiary, except a distribution payable solely in additional Capital Stock of the Borrower (other than Disqualified Stock), (b) any payment, direct or indirect, on account of the redemption, retirement, purchase or other acquisition of any Capital Stock of the Borrower or any Restricted Subsidiary now or hereafter outstanding, except to the extent that the consideration therefor consists of Capital Stock of the Borrower (other than Disqualified Stock) and (c) except for any prepayment of Parity Debt contemplated by Section
2.11 and the Collateral Documents, any principal payment on, or redemption, repurchase, defeasance or other acquisition, or retirement for value, prior to any scheduled repayment or maturity, of (i) any Indebtedness subordinated in right of payment to the Facilities Obligations or (ii) any Mortgage Notes or other Parity Debt; provided that payments by the Borrower or a Restricted Subsidiary of the Borrower made in accordance with all applicable provisions of this Agreement to any General Partner or any of its Affiliates for services rendered to or on behalf of the Borrower or any Restricted Subsidiary of the Borrower or expenses incurred in connection with the operation of the business of the Borrower or any Restricted Subsidiary of the Borrower (including, without limitation, reimbursement of expenses incurred under any employee benefit plan, including plans providing for the issuance of Units or options to acquire Units in the Public Partnership) shall not be deemed to be Restricted Payments; provided further that any prepayment made at the option of the Borrower on the Mortgage Notes shall not constitute a Restricted Payment, so long as (A) concurrently with such prepayment, (I) the Borrower shall reduce the outstanding Commitments, if any, pursuant to Section 2.09(b) by an amount which bears the same proportion to the total Commitments as the principal amount and premium prepaid on the Mortgage Notes bears to the aggregate principal amount of Mortgage Notes prior to such prepayment (such proportion, the "prepayment percentage") and (II) the Borrower shall prepay outstanding Loans pursuant to
Section 2.12 and reduce the Letter of Credit Exposure as contemplated by Section 2.21(k) (by depositing cash collateral with the Administrative Agent to be held pursuant to the Cash Collateral Agreement) by an aggregate amount equal to the prepayment percentage of the aggregate principal amount of outstanding Loans and the Letter of Credit Exposure and (B) of the amounts applied pursuant to the foregoing clause (A), (I) all Tranche B Revolving Credit Commitments shall be terminated before any Tranche A Revolving Credit Commitments are reduced, (II) all Tranche B Loans shall be repaid in full and the Tranche B Letter of Credit Exposure shall be eliminated before any Tranche A Revolving Loans are repaid or any Tranche A Letter of Credit Exposure is reduced, (III) all outstanding Tranche B Loans shall be repaid in full before any Tranche B Letter of Credit Exposure is reduced and (IV) all outstanding Tranche A Revolving Loans shall be repaid in full before any Tranche A Letter of Credit Exposure is reduced.

     "Restricted Subsidiary" shall mean any Wholly Owned Subsidiary of the Borrower (a) organized under the laws of the United States of America or any state thereof or the District of Columbia, (b) none of the capital stock or ownership interests of which is owned by Unrestricted Subsidiaries, (c) substantially all of the operating assets of which are located in, and substantially all of the business of which is conducted within the United States of America and which business consists of the wholesale and retail sale, distribution and storage of propane gas and related petroleum derivative products, the leasing of propane storage tanks and/or the related retail sale of supplies and equipment, including home appliances and the provision of related services, and (d) designated by the Borrower as a Restricted Subsidiary in Schedule 1.01 or at a subsequent date; provided, however, that (i) to the extent a newly formed or acquired Wholly Owned Subsidiary satisfying the requirements of the foregoing clauses (a), (b) and (c) is not declared either a Restricted Subsidiary or an Unrestricted Subsidiary within 90 days of its formation or acquisition, such Wholly Owned Subsidiary shall be deemed a Restricted Subsidiary and (ii) a Restricted Subsidiary may be designated as an Unrestricted Subsidiary in accordance with the provisions of
Section 6.18.

     "Revolving Credit Borrowing" shall mean a Borrowing consisting of Revolving Loans.

     "Revolving Credit Commitment" shall mean any and all Tranche A Revolving Credit Commitments and Tranche B Revolving Credit Commitments.

     "Revolving Loans" shall mean any and all Tranche A Revolving Loans and Tranche B Revolving Loans.

     "S&P" shall mean Standard & Poor's Ratings Group and its successors.

     "SEC" shall mean the Securities and Exchange Commission or any successor thereto.

     "Secured Parties" shall mean (a) the Lenders, (b) the Administrative Agent and the Syndication Agent, in their capacities as such under each Loan Document,
(c) each Agent or Lender with which the Borrower enters into an Interest Rate Agreement, in its capacity as a party to such agreement, (d) the beneficiaries of each indemnification obligation undertaken by the Borrower or any of the Loan Parties under any Loan Document, (e) the holders of any Parity Debt and (f) the successors and assigns of the foregoing.

     "Security Agreements" shall mean the Partners Security Agreement, the Borrower Security Agreement and the Triarc Note.

     "Single Employer Plan" shall mean any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

     "Solvent" shall have the meaning assigned to such term in Section 3.19.

     "Specified Events" shall mean the events, conditions and occurrences referred to in Sections 4.03(g), 6.01, 6.03, 6.07 and 6.24 hereof for which such Sections contemplate pro forma adjustments in connection with calculations of the




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

Leverage Ratio. All such adjustments shall be made reasonably and in good faith by the Borrower and subject to the reasonable satisfaction of the Agents.

     "Statutory Reserves" shall mean the stated maximum rate (expressed as a decimal) of all reserves (including any basic, supplemental, marginal or emergency reserve or any reserve asset), if any, as from time to time in effect, required by the Board and any other banking authority to which any Lender is subject for (a) "Eurocurrency liabilities" as specified in Regulation D of the Board, (b) any other category of liabilities that includes eurodollar deposits by reference to which the LIBO Rate for any Eurodollar Borrowing is determined,
(c) the principal amount of or interest on any portion of any Eurodollar Borrowing or (d) any other category of extensions of credit, or other assets, that is based upon the LIBO Rate by a non-United States office of any of the Lenders to United States residents, in each case without the benefits of credits for prorations, exceptions or offsets that may be available to a Lender.

     "Sub-investment Grade Rating" on any date shall mean a rating for the Mortgage Notes in effect on such date by Fitch of lower than Investment Grade or, if Fitch is no longer making publicly available a rating for the Mortgage Notes, then (a) a failure for there to be at least one other Rating Agency making publicly available a rating for the Mortgage Notes of Investment Grade on such date or (b) a rating for the Mortgage Notes in effect on such date by any Rating Agency (other than Fitch) of lower than Investment Grade. For purposes of the foregoing, if the Borrower shall, directly or indirectly, cause any Rating Agency to cease publishing a rating for the Mortgage Notes, such Rating Agency shall be deemed to have issued a rating for the Mortgage Notes of lower than Investment Grade until such time as such Rating Agency shall have issued a new rating, which is of Investment Grade.

     "Subsidiaries Guarantee Agreement" shall mean the Guarantee Agreement among the Restricted Subsidiaries (other than National Sales and Services, Inc.) and the Trustee in the form attached hereto as Exhibit C-2, as amended from time to time.

     "Subsidiary" of any Person shall mean any corporation, association, partnership, limited liability company, joint venture or other business entity at least a majority (by number of votes) of the stock of any class or classes (or equivalent interests) of which is at the time owned by such Person or by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, if the holders of the stock of such class or classes (or equivalent interests) (a) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or Persons performing similar functions) of such business entity, even though the right so to vote has been suspended by the happening of such a contingency, or (b) are at the time entitled, as such holders, to vote for the election of the majority of the directors (or Persons performing similar functions) of such business entity, whether or not the right so to vote exists by reason of the happening of a contingency. Unless the context clearly indicates otherwise, the term "Subsidiary" refers to a Subsidiary of the Borrower.

     "Supplemental Agreement" shall mean an agreement between a Restricted Subsidiary, the Administrative Agent and the Trustee in the form attached hereto as Exhibit L, as amended from time to time.

     "Syndication Agent" shall mean Bank of America NT & SA, in its capacity as syndication agent hereunder.

     "Title Company" shall mean Chicago Title Insurance Company or such other title insurance company as shall be satisfactory to the Agents.

     "Total Funded Debt" as of any date shall mean (a) all Funded Debt of the Borrower and its Restricted Subsidiaries as of such date, including Indebtedness in respect of the Mortgage Notes, Tranche B Revolving Loans, Tranche B Term Loans and Tranche B Letters of Credit, but excluding Indebtedness in respect of the Tranche A Revolving Loans and Tranche A Letters of Credit, minus (b) Net Working Capital of the Borrower and its Restricted Subsidiaries as of such date (or, if such Net Working Capital is negative, plus the amount thereof); provided that if such Net Working Capital is positive, it shall not exceed $10,000,000 for purposes of the foregoing calculation.

     "Tranche A Commitment Fee" shall have the meaning assigned to such term in
Section 2.05(a).

     "Tranche A Letters of Credit" shall mean any and all standby letters of credit issued pursuant to Section 2.21(a).

     "Tranche A Letter of Credit Disbursement" shall mean a payment or disbursement made by the Issuing Bank pursuant to a Tranche A Letter of Credit.

     "Tranche A Letter of Credit Exposure" shall mean at any time the sum of (i) the aggregate undrawn amount of all outstanding Tranche A Letters of Credit, plus (ii) the aggregate amount of all Tranche A Letter of Credit Disbursements not yet reimbursed by the Borrower as provided in Section 2.21, minus (iii) the aggregate principal amount of cash collateral in respect of outstanding Tranche A Letters of Credit deposited by the Borrower with the Administrative Agent and held pursuant to the Cash Collateral Agreement. The Tranche A Letter of Credit Exposure of any Lender at any time shall mean its pro rata share (based on the percentage of the aggregate Tranche A Revolving Credit Commitments represented by such Lender's Tranche A Revolving Credit Commitment) of the aggregate Tranche A Letter of Credit Exposure at such time.

     "Tranche A Letter of Credit Fees" shall mean the fees payable to the Issuing Bank and the Lenders in respect of Tranche A Letters of Credit pursuant to Section 2.21(f).

     "Tranche A Maturity Date" shall mean June 30, 1999.

     "Tranche A Rating Premium" shall mean, (a) with respect to any Tranche A Revolving Loan outstanding on any day on which there is a Sub-investment Grade
Rating:

          (i) 0.125%, if such day falls within a Level I Pricing Period, Level II Pricing Period or Level III Pricing Period;

          (ii) 0.250%, if such day falls within a Level IV Pricing Period; and

          (iii) 0.500%, if such day falls within a Level V Pricing Period; and

     (b) with respect to the commitment fee accruing pursuant to Section 2.05(a) on any day on which there is a Sub-investment Grade Rating, (i) 0.00%, if such day falls within a Level I Pricing Period and (ii) 0.125%, if such day falls within a Level II Pricing Period, Level III Pricing Period, Level IV Pricing Period or a Level V Pricing Period.

     "Tranche A Revolving Credit Availability Period" shall mean the period from and including the Closing Date to but excluding the earlier of (a) the date five Business Days prior to the Tranche A Maturity Date and (b) the termination of the Tranche A Revolving Credit Commitments of the Lenders in accordance with the terms hereof.

     "Tranche A Revolving Credit Borrowing" shall mean a Borrowing comprised of Tranche A Revolving Loans.

     "Tranche A Revolving Credit Commitment" shall mean, with respect to each Lender, the commitment of such Lender to make Tranche A Revolving Loans hereunder as set forth in Section 2.01(a), in the amount set forth in Exhibit A or in an assignment in accordance with Section 9.04, as the same may be reduced from time to time pursuant to Section 2.09 or changed from time to time pursuant to an assignment in accordance with Section 9.04. The aggregate amount of the Lenders' collective Tranche A Revolving Credit Commitments as of the Closing Date shall equal $15,000,000.

     "Tranche A Revolving Credit Note" shall mean a promissory note of the Borrower, substantially in the form of Exhibit B-1, evidencing Tranche A Revolving Loans, and any substitutions or replacements therefor.

     "Tranche A Revolving Loans" shall mean the revolving loans made by the Lenders to the Borrower pursuant to Section 2.01(a). Each Tranche A Revolving Loan shall be a Eurodollar Revolving Loan or an ABR Revolving Loan.

     "Tranche B Commitment" shall mean, with respect to each Lender, the commitment of such Lender to make Tranche B Revolving Loans hereunder as set forth in Section 2.01(b), as the same may be reduced from time to time pursuant to Section 2.09 or changed from time to time pursuant to an assignment in accordance with Section 9.04, and to make a Tranche B Term Loan hereunder as set forth in Section 2.01(c).

     "Tranche B Commitment Fee" shall have the meaning assigned to such term in
Section 2.05(b).

     "Tranche B Conversion Date" shall mean June 30, 1998.

     "Tranche B Letters of Credit" shall mean any and all standby letters of credit issued pursuant to Section 2.21(b).

     "Tranche B Letter of Credit Disbursement" shall mean a payment or disbursement made by the Issuing Bank pursuant to a Tranche B Letter of Credit.

     "Tranche B Letter of Credit Exposure" shall mean at any time the sum of (i) the aggregate undrawn amount of all outstanding Tranche B Letters of Credit, plus (ii) the aggregate amount of all Tranche B Letter of Credit Disbursements not yet reimbursed by the Borrower as provided in Section 2.21, minus (iii) the aggregate principal amount of cash collateral in respect of Tranche B Letters of Credit deposited by the Borrower with the Administrative Agent and held pursuant to the Cash Collateral Agreement. The Tranche B Letter of Credit Exposure of any Lender at any time shall mean its pro rata share (based on the percentage of the aggregate Tranche B Revolving Credit Commitments represented by such Lender's Tranche B Revolving Credit Commitment) of the aggregate Tranche B Letter of Credit Exposure at such time.

     "Tranche B Letter of Credit Fees" shall mean the fees payable to the Issuing Bank and the Lenders in respect of Tranche B Letters of Credit pursuant to Section 2.21(f).

     "Tranche B Loans" shall mean the Tranche B Revolving Loans and the Tranche B Term Loans.

     "Tranche B Maturity Date" shall mean June 30, 2001.

     "Tranche B Note" shall mean a promissory note of the Borrower, substantially in the form of Exhibit B-2, evidencing Tranche B Revolving Loans and (after the

Tranche B Conversion Date) Tranche B Term Loans, and any substitutions or replacements therefor.

     "Tranche B Rating Premium" shall mean, (a) with respect to any Tranche B Revolving Loan or Tranche B Term Loan outstanding on any day on which there is a Sub-investment Grade Rating:

          (i) 0.250%, if such day falls within a Level I Pricing Period, Level II Pricing Period, Level III Pricing Period or Level IV Pricing Period; and

          (ii) 0.750%, if such day falls within a Level V Pricing Period; and

     (b) with respect to the commitment fee accruing pursuant to Section 2.05(b) on any day on which there is a Sub-investment Grade Rating, 0.125%.

     "Tranche B Repayment Date" shall have the meaning assigned to such term in
Section 2.11(c).

     "Tranche B Revolving Credit Availability Period" shall mean the period from and including the Closing Date to but excluding the earlier of (a) the date five Business Days prior to the Tranche B Conversion Date and (b) the termination of the Tranche B Revolving Credit Commitments of the Lenders in accordance with the terms hereof.

     "Tranche B Revolving Credit Borrowing" shall mean a Borrowing comprised of Tranche B Revolving Loans.

     "Tranche B Revolving Credit Commitment" shall mean, with respect to each Lender, the commitment of such Lender to make Tranche B Revolving Loans hereunder as set forth in Section 2.01(b), in the amount set forth in Exhibit A or in an assignment in accordance with Section 9.04, as the same may be reduced from time to time pursuant to Section 2.09 or changed from time to time pursuant to an assignment in accordance with Section 9.04. The aggregate amount of the Lenders' collective Tranche B Revolving Credit Commitment as of the Closing Date shall equal $40,000,000.

     "Tranche B Revolving Loans" shall mean the revolving loans made by the Lenders to the Borrower pursuant to Section 2.01(b). Each Tranche B Revolving Loan shall be a Eurodollar Revolving Loan or an ABR Revolving Loan.

     "Tranche B Term Borrowing" shall mean a Borrowing comprised of Tranche B Term Loans.

     "Tranche B Term Loan Commitment" shall mean, with respect to each Lender, the commitment of such Lender to make a Tranche B Term Loan hereunder as set forth in Section 2.01(c).

     "Tranche B Term Loans" shall have the meaning assigned to such term in
Section 2.01(c). Each Tranche B Term Loan shall be a Eurodollar Term Loan or an ABR Term Loan.

     "Transactions" shall mean the transactions described or referred to under the caption "The Transactions" in the Registration Statement.

     "Triarc" shall mean Triarc Companies, Inc., a Delaware corporation.

     "Triarc Note" shall mean the promissory note dated as of the Closing Date made by Triarc in favor of the Borrower, in the form of Exhibit O hereto, which note is secured pursuant to its terms by a pledge by Triarc to the Borrower of, among other things, all of the Capital Stock of National Propane Corp. directly owned by Triarc, as such note may from time to time be amended, modified or supplemented as expressly permitted by Section 6.12 or, if such amendment, modification or supplement is not expressly permitted by Section 6.12, then as permitted by the Required Lenders.

     "Trust Agreement" shall mean the Intercreditor and Trust Agreement, dated as of the Closing Date, among the Borrower, the Public Partnership, the General Partners, the Restricted Subsidiaries, the Trustee, the Lenders and the Noteholders, substantially in the form attached hereto as Exhibit P, as amended from time to time.

     "Trustee" shall mean The Bank of New York, as Trustee under the Trust Agreement, and its successors and assigns thereunder.

      "Type" shall have the meaning assigned to such term in Section 1.03.

     "Underwriters" shall mean the underwriters named in the Underwriting Agreement.

     "Underwriting Agreement" shall mean the Purchase Agreement among the Public Partnership, the General Partners, the Borrower and the Underwriters, relating to securities of the Public Partnership registered under the Registration Statement.

     "Units" shall mean the units to be issued and sold by the Public Partnership pursuant to the Underwriting Agreement, representing preference limited partnership interests in the Public Partnership.

     "Unrestricted Subsidiary" shall mean any Wholly Owned Subsidiary other than a Restricted Subsidiary which is organized under the laws of the United States of

America or any state thereof or the District of Columbia and substantially all of the operating assets of which are located in, and substantially all of the business of which is conducted within the United States of America and which business consists principally of the distribution of propane gas or related supplies and equipment.

     "Wholly Owned", as applied to any Subsidiary, shall mean a Subsidiary all the outstanding Capital Stock (other than directors' qualifying shares, if required by law) of which is at the time owned by the Borrower or by one or more Wholly Owned Subsidiaries or by the Borrower and one or more Wholly Owned Subsidiaries.

     "Work Letters" shall have the meaning assigned to such term in Section 2.05(c).

     SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be interpreted in accordance with GAAP, as in effect from time to time; provided, however, that, for purposes of (a) making any calculation contemplated by the provisions of Article II and (b) determining compliance with any covenant set forth in Article VI, such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement applied on a basis consistent with the application used in preparing the Audited Financial Statements. As used herein, the "knowledge" of the Borrower includes the knowledge of all Responsible Officers of each and every Loan Party. Unless otherwise expressly provided herein, the word "day" means a calendar day.

     SECTION 1.03. Types of Borrowings. The term "Borrowing" refers to the portion of the aggregate principal amount of Loans of any Class outstanding hereunder which bears interest of a specific Type and for a specific Interest Period pursuant to a notice of Borrowing pursuant to Section 2.03. Each Lender's ratable share of each Borrowing is referred to herein as a separate "Loan". Borrowings, Loans, Letters of Credit and certain related terms hereunder may be distinguished by "Class" and by "Type". The "Class" of a Loan or of a Commitment to make such a Loan or of a Borrowing comprising such Loans refers to whether such Loan is a Tranche A Revolving Loan, a Tranche B Revolving Loan or a Tranche B Term Loan, each of which constitutes a Class. The "Class" of a Letter of Credit refers to whether such Letter of Credit is a Tranche A Letter of Credit or a Tranche B Letter of Credit, each of which constitutes a Class. The "Type" of a Loan refers to whether such Loan is an ABR Loan or a Eurodollar Loan. Borrowings and Loans may (but need not) be




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
identified both by Class and Type (e.g., a "Eurodollar Tranche A Revolving Loan" is a Loan which is both a Tranche A Revolving Loan and a Eurodollar Loan).

                                   ARTICLE II

                                   THE CREDITS

     SECTION 2.01. Commitment to Make Loans. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Tranche A Revolving Loans to the Borrower, at any time and from time to time during the Tranche A Revolving Credit Availability Period, in an aggregate principal amount at any time outstanding not to exceed the excess, if any, of (i) such Lender's Tranche A Revolving Credit Commitment over (ii) its Tranche A Letter of Credit Exposure at such time.

     (b) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Tranche B Revolving Loans to the Borrower, at any time and from time to time during the Tranche B Revolving Credit Availability Period, in an aggregate principal amount at any time outstanding not to exceed the excess, if any, of (i) such Lender's Tranche B Revolving Credit Commitment over
(ii) its Tranche B Letter of Credit Exposure at such time.

     (c) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make a single loan to the Borrower (each such loan, a "Tranche B Term Loan") on the Tranche B Conversion Date in a principal amount not to exceed the lesser of (i) the excess, if any, of (A) such Lender's Tranche B Revolving Credit Commitment immediately prior to such date over (B) its Tranche B Letter of Credit Exposure immediately prior to such date and (ii) the aggregate outstanding principal amount of such Lender's Tranche B Revolving Loans immediately prior to such date.

     (d) The Borrower may borrow, pay or prepay and reborrow Tranche A Revolving Loans during the Tranche A Revolving Credit Availability Period, within the limits set forth in Section 2.01(a) and upon the other terms and subject to the other conditions and limitations set forth herein. The Borrower may borrow, pay or prepay and reborrow Tranche B Revolving Loans during the Tranche B Revolving Credit Availability Period, within the limits set forth in Section 2.01(b) and upon the other terms and subject to the other conditions and limitations set forth herein. Amounts paid or prepaid in respect of Tranche B Term Loans may not be reborrowed.

     SECTION 2.02. Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective




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

Tranche A Revolving Credit Commitments, Tranche B Revolving Credit Commitments or Tranche B Term Loan Commitments, as the case may be; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). The Loans comprising each Borrowing shall be in an aggregate principal amount which is (i) an integral multiple of $100,000 and not less than $500,000 in the case of Eurodollar Loans and (ii) an integral multiple of $100,000 in the case of ABR Loans (or, in the case of ABR Loans, an aggregate principal amount equal to the remaining balance of the Tranche A Revolving Credit Commitments, Tranche B Revolving Credit Commitments or Tranche B Term Loan Commitments, as the case may be).

     (b) A particular Borrowing of any Class shall consist solely of ABR Loans or Eurodollar Loans of such Class, as the Borrower may request pursuant to
Section 2.03. Each Lender may at its option fulfill its Commitment with respect to any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not result in any increased cost to the Borrower for withholding pursuant to
Section 2.19, and shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and the applicable Note. Borrowings of more than one Type and Eurodollar Loans bearing interest for more than one specific Interest Period may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing which, if made, would result in an aggregate of more than eight separate Eurodollar Loans of any Lender being outstanding hereunder at any one time. For purposes of the foregoing, Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans.

     (c) Subject to Section 2.02(g), each Lender shall make a Loan in the amount of its pro rata portion, as determined under Section 2.16, of each Borrowing hereunder on the proposed date thereof by wire transfer of immediately available funds to the Administrative Agent in Boston, Massachusetts, not later than 12:00 Noon, Boston time, and the Administrative Agent shall by 2:00 p.m., Boston time, credit the amounts so received to the general deposit account of the Borrower with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

     (d) If the Administrative Agent has not received from the Borrower the payment required by Section 2.21(g) by 12:30 p.m., Boston time, on the date on which the Issuing Bank has notified the Borrower and the Administrative Agent that payment of a draft presented under any Letter of Credit of any Class will be made, as provided in Section 2.21(g), the Administrative Agent will promptly notify the Issuing Bank and each Lender of the Letter of Credit Disbursement of such Class and, in the case of each Lender, its pro rata share (based on the percentage of the aggregate Revolving Credit Commitments of the applicable Class represented by such Lender's Revolving Credit Commitment of such Class) of such Letter of Credit Disbursement. Not later than 2:00 p.m., Boston time, on such date, each Lender shall make available its pro rata share, as so determined, of such Letter of Credit Disbursement, in Federal or other funds immediately available in Boston, to the Administrative Agent at its address set forth in Section 9.01, and the Administrative Agent will promptly make such funds available to the Issuing Bank. The Administrative Agent will promptly remit to each Lender that shall have made such funds available its pro rata share, as so determined, of any amounts subsequently received by the Administrative Agent from the Borrower in respect of such Letter of Credit Disbursement.

     (e) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing, or prior to the time of any required payment by such Lender in respect of a Letter of Credit Disbursement, that such Lender will not make available to the Administrative Agent such Lender's pro rata portion of such Borrowing or payment, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing or payment in accordance with Section 2.02(c) or (d), as applicable, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower or Issuing Bank, as applicable, on such date a corresponding amount. If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, and the Administrative Agent shall have made such amount available to the Borrower, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower or the Issuing Bank (or, if the Administrative Agent and the Issuing Bank are the same Person, from the date of such payment in respect of a Letter of Credit Disbursement), as applicable, until the date such amount is repaid to the Administrative Agent at, (i) in the case of the Borrower, the interest rate applicable thereto pursuant to Section 2.06 or 2.21(g), as applicable, and (ii) in the case of such Lender, the Federal Funds Effective Rate. If such Lender shall repay to the Administrative Agent such corresponding amount in respect of a Borrowing, such amount shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement.

     (f) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request (i) any Tranche A Revolving Credit Borrowing if the Interest Period requested with respect thereto would end after the Tranche A Maturity Date or (ii) any Tranche B Revolving Credit Borrowing if the Interest Period requested with respect thereto would end after the Tranche B Conversion Date. Any Revolving Credit Borrowing which cannot be refinanced as a Eurodollar Borrowing by reason of the preceding sentence shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Revolving Credit

Borrowing. Further, and notwithstanding any other provision of this Agreement to the contrary, the Borrower shall not be entitled to request, nor shall any Lender be required to make, any Eurodollar Loan during the existence of a Default or an Event of Default unless the Required Lenders otherwise agree.

     (g) The Borrower may refinance (i) all or any part of any Revolving Credit Borrowing of either Class with a Revolving Credit Borrowing of the same Class and of the same or a different Type and (ii) all or any part of any Tranche B Revolving Credit Borrowing outstanding on the Tranche B Conversion Date with a Tranche B Term Borrowing of the same or a different Type, in each case upon the terms and subject to the conditions and limitations set forth in this Agreement. Any Revolving Credit Borrowing or part thereof so refinanced shall be deemed to be repaid or prepaid in accordance with Section 2.04 or 2.12, as applicable, with the proceeds of such new Revolving Credit Borrowing or Tranche B Term Borrowing, as applicable; and the proceeds of such new Revolving Credit Borrowing or Tranche B Term Borrowing, as applicable (to the extent they do not exceed the principal amount of the Revolving Credit Borrowing being refinanced), shall not be paid by the Lenders to the Administrative Agent or by the Administrative Agent to the Borrower pursuant to Section 2.02(c).

     SECTION 2.03. Notice of Borrowings. The Borrower shall give the Administrative Agent written or telecopy notice in the form of Exhibit M hereto (or telephone notice promptly confirmed in writing or by telecopy in the form of Exhibit M hereto) (a) in the case of a Eurodollar Borrowing, not later than 10:00 a.m., Boston time, two Business Days before a proposed borrowing and (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Boston time, on the Business Day of the proposed borrowing. Such notice shall be irrevocable and shall in each case refer to this Agreement and specify (i) the applicable Class and Type of such Borrowing; (ii) the date of such Borrowing (which shall be a Business Day) and the amount thereof; and (iii) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. If the Borrower shall not have given notice, in accordance with this Section 2.03, of its election to refinance a Revolving Credit Borrowing prior to the end of the Interest Period in effect for such Borrowing, then the Borrower shall (unless such Borrowing is repaid at the end of such Interest Period) be deemed to have given notice of an election to refinance such Borrowing with an ABR Borrowing. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.03 and of each Lender's pro rata portion of the requested Borrowing.

     SECTION 2.04. Notes; Repayment of Loans. The Tranche A Revolving Loans and Tranche B Loans made by each Lender shall be evidenced by a Tranche A




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                                                                              43

Revolving Credit Note or a Tranche B Note, as applicable, duly executed and delivered on behalf of the Borrower, dated the Closing Date, in substantially the form attached hereto as Exhibit B-1 or B-2, as applicable, with the blanks appropriately filled, payable to the order of such Lender in a principal amount equal to such Lender's Tranche A Revolving Credit Commitment (in the case of its Tranche A Revolving Credit Note) and Tranche B Revolving Credit Commitment (in the case of its Tranche B Note). The outstanding principal balance of each Loan, as evidenced by the applicable Note, shall be payable (a) in the case of a Tranche A Revolving Loan, on the last day of the Interest Period applicable to such Loan and on the Tranche A Maturity Date, (b) in the case of a Tranche B Revolving Loan, on the last day of the Interest Period applicable to such Loan and on the Tranche B Conversion Date and (c) in the case of a Tranche B Term Loan, as provided in Section 2.11. Each Note shall bear interest from the date of the first Borrowing hereunder on the outstanding principal balance thereof as set forth in Section 2.06. Each Lender shall, and is hereby authorized by the Borrower to, endorse on the schedule attached to each Note delivered to such Lender (or on a continuation of such schedule attached to such Note and made a part thereof), or otherwise to record in such Lender's internal records, an appropriate notation evidencing the date and amount of each applicable Loan from such Lender, each payment and prepayment of principal of any such Loan, each payment of interest on any such Loan and the other information provided for on such schedule; provided, however, that the failure of any Lender to make such a notation or any error therein shall not affect the obligation of the Borrower to repay the Loans made by such Lender in accordance with the terms of this Agreement and the applicable Notes.

     SECTION 2.05. Fees. (a) The Borrower shall pay to the Administrative Agent for the account of each Lender, on the last day of March, June, September and December in each year, and on the last day of the Tranche A Revolving Credit Availability Period, a commitment fee (a "Tranche A Commitment Fee") on the average daily unused amount of the Tranche A Revolving Credit Commitment of such Lender during the preceding quarter (or shorter period commencing with the date of this Agreement or ending with the last day of the Tranche A Revolving Credit Availability Period), equal to (i) during the period prior to the Pricing Adjustment Date, 0.375% per annum and (ii) during the period commencing on the Pricing Adjustment Date, (A) during any Level I Pricing Period or Level II Pricing Period, 0.25% per annum, (B) during any Level III Pricing Period, 0.375% per annum, (C) during any Level IV Pricing Period or Level V Pricing Period, 0.50% per annum and, (D) during any period when there is a Sub-investment Grade Rating, the Tranche A Rating Premium. The "unused amount" of the Tranche A Revolving Credit Commitment of a Lender on any date means the amount of such Lender's Tranche A Revolving Credit Commitment on such date, less the sum of its outstanding Tranche A Revolving Loans on such date and its Tranche A Letter of Credit Exposure on such date. All Tranche A Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Tranche A Commitment Fee due




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                                                                              44

to each Lender shall commence to accrue from the date of this Agreement and shall cease to accrue on the last day of the Tranche A Revolving Credit Availability Period.

     (b) The Borrower shall pay to the Administrative Agent for the account of each Lender, on the last day of March, June, September and December in each year, and on the last day of the Tranche B Revolving Credit Availability Period, a commitment fee (a "Tranche B Commitment Fee") on the average daily unused amount of the Tranche B Revolving Credit Commitment of such Lender during the preceding calendar quarter (or shorter period commencing with the date of this Agreement or ending with the last day of the Tranche B Revolving Credit Availability Period), equal to (i) during the period prior to the Pricing Adjustment Date, 0.50% per annum and (ii) during the period commencing on the Pricing Adjustment Date, (A) during any Level I Pricing Period, 0.25% per annum,
(B) during any Level II Pricing Period, 0.375% per annum, (C) during any Level III Pricing Period, Level IV Pricing Period or Level V Pricing Period, 0.50% per annum and, (D) during any period when there is a Sub-investment Grade Rating, the Tranche B Rating Premium. The "unused amount" of the Tranche B Revolving Credit Commitment of a Lender on any date means the amount of such Lender's Tranche B Revolving Credit Commitment on such date, less the sum of its outstanding Tranche B Revolving Loans on such date and its Tranche B Letter of Credit Exposure on such date. All Tranche B Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Tranche B Commitment Fee due to each Lender shall commence to accrue from the date of this Agreement and shall cease to accrue on the last day of the Tranche A Revolving Credit Availability Period.

     (c) The Borrower agrees to pay to (i) the Administrative Agent, for its own account, the annual administration fee and all other fees and expenses provided for in the letter agreement dated May 17, 1996 from the Administrative Agent to National Propane Corp., and accepted by National Propane Corp. on May 22, 1996, and (ii) the Syndication Agent and Bank of America NT & SA, for the account of each, all fees and expenses provided for in the letter agreement dated May ___, 1996 from Bank of America NT & SA to National Propane Corp., and accepted by National Propane Corp. on May ___, 1996 (the letter agreements referred to in the foregoing clauses (i) and (ii) being referred to herein jointly as the "Work Letters"). The first payment of the annual administration fee will be due on the Closing Date and each payment of such annual administration fee thereafter will be due in advance on each anniversary of the Closing Date. Such fees shall be in addition to reimbursement of the Agents' reasonable out-of-pocket expenses.

     (d) All Fees shall be paid on the dates due, in immediately available funds. Once paid, none of the Fees shall be refundable under any circumstances.

     SECTION 2.06. Interest on Loans. (a) Subject to Section 2.07, each Tranche A Revolving Loan comprising an ABR Borrowing shall bear interest for each day from the date such Loan is made until it becomes due (computed on the basis of




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                                                                              45

the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Alternate Base Rate, plus, during any period when there is a Sub-investment Grade Rating, the Tranche A Rating Premium.

     (b) Subject to Section 2.07, each Tranche B Revolving Loan or Tranche B Term Loan comprising an ABR Borrowing shall bear interest for each day from the date such Loan is made until it becomes due (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Alternate Base Rate, plus the Applicable Tranche B ABR Margin, plus, during any period when there is a Sub-investment Grade Rating, the Tranche B Rating Premium.

     (c) Subject to Section 2.07, each Tranche A Revolving Loan comprising a Eurodollar Borrowing shall bear interest for each day from the date such Loan is made until it becomes due (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing, plus the Applicable Tranche A Eurodollar Margin, plus, during any period when there is a Sub-investment Grade Rating, the Tranche A Rating Premium.

     (d) Subject to Section 2.07, each Tranche B Revolving Loan or Tranche B Term Loan comprising a Eurodollar Borrowing shall bear interest for each day from the date such Loan is made until it becomes due (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing, plus the Applicable Tranche B Eurodollar Margin, plus, during any period when there is a Sub-investment Grade Rating, the Tranche B Rating Premium.

     (e) Any change in any Applicable Margin, the Tranche A Rating Premium or the Tranche B Rating Premium required hereunder shall be deemed to occur five Business Days after the date the Borrower delivers its financial statements required by Section 5.02(a) or (b), as the case may be, in respect of its most recent fiscal quarter and the certificate required by Section 5.02(c); provided that if the Borrower fails to deliver such financial statements and certificate on or before the date such statements and certificate are required to be delivered pursuant to Section 5.02(a) or (b), as the case may be, and Section 5.02(c), the Applicable Margin, the Tranche A Rating Premium and the Tranche B Rating Premium for the period from such required date until the date such statements and certificate are actually delivered shall be calculated as if a Level V Pricing Period were in effect, and after the date such statements and certificate are actually delivered the Applicable Margin, the Tranche A Rating Premium and the Tranche B Rating Premium shall be determined as otherwise provided for herein.

     (f) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan, except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day




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                                                                              46

within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent demonstrable error.

     SECTION 2.07. Default Interest. If and for so long as any Event of Default or Default shall have occurred and be continuing, interest shall accrue on the principal amount of the Loans, and to the extent permitted by law, on the outstanding amount of all other Facilities Obligations (except as expressly provided in clause (ii) below), during the period from (and including) the date of such Event of Default or Default to (but not including) the date such Event of Default or Default is cured (after as well as before judgment) at the sum of
(a) (i) in the case of principal or interest on any Loan of any Class, the rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) applicable to ABR Loans of such Class pursuant to Section 2.06 plus 1.00% or (ii) in the case of any other amount (other than the Tranche A Commitment Fees, the Tranche B Commitment Fees and fees described in clauses (b) and (e) of the definition of Facilities Obligations), a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the rate applicable to ABR Tranche A Revolving Loans pursuant to Section 2.06 plus 1.00%, and (b) if such Event of Default or Default is caused by a failure to pay principal of or interest on any Loan or any other amount due under this Agreement or any other Loan Document, by acceleration or otherwise, 1.00% on such overdue amount. The Borrower shall pay all such accrued but unpaid interest from time to time upon demand.

     SECTION 2.08. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the applicable interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or telecopy notice of such determination to the Borrower and the Lenders. In the event of any such determination, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent hereunder shall be conclusive absent demonstrable error.

     SECTION 2.09. Termination and Reduction of Commitments. (a) The Tranche A Revolving Credit Commitments shall be automatically terminated at 5:00 p.m., Boston time, on (i) August 31, 1996, if the Closing hereunder in accordance with
Article IV has not occurred by such date and (ii) otherwise, the




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                                                                              47

Tranche A Maturity Date. The Tranche B Revolving Credit Commitments shall be automatically terminated at 5:00 p.m., Boston time, on (i) August 31, 1996, if the Closing hereunder in accordance with Article IV has not occurred by such date and (ii) otherwise, the Tranche B Conversion Date.

     (b) Upon at least three Business Days' prior irrevocable written or telecopy notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Tranche A Revolving Credit Commitments and/or the Tranche B Revolving Credit Commitments; provided, however, that (i) each partial reduction of the Revolving Credit Commitments of any Class shall be in a minimum aggregate principal amount which is an integral multiple of $100,000 and not less than $500,000 and (ii) the Tranche A Revolving Credit Commitments may not be so terminated in whole or in part unless and until (A) the Tranche B Revolving Credit Commitments have been terminated in whole, (B) the Tranche B Revolving Loans and Tranche B Term Loans, together with interest, fees and all other obligations in respect thereof, have been paid in full, (C) all Tranche B Letters of Credit (other than any such Letters of Credit for which the Borrower has deposited with the Administrative Agent pursuant to the Cash Collateral Agreement an amount in cash equal to 100% of the undrawn amount of such Letters of Credit as provided in
Section 2.21(k)) have been cancelled or have expired and (D) all Tranche B Letter of Credit Disbursements have been reimbursed in full.

     (c) In the event, and on each occasion, that the Borrower is required to prepay or repay Tranche A Revolving Loans and/or to provide cash collateral for Tranche A Letters of Credit as provided in Section 2.11(e) or (f) and Section 2.11(h), then on the date of such required action, the Tranche A Revolving Credit Commitments shall be automatically and permanently reduced by an amount equal to the sum of such required payment and cash collateral. In the event, and on each occasion, that the Borrower is required to prepay or repay Tranche B Revolving Loans and/or to provide cash collateral for Tranche B Letters of Credit as provided in Section 2.11(e) or (f) and Section 2.11(h), then on the date of such required action, the Tranche B Revolving Credit Commitments shall be automatically and permanently reduced by an amount equal to the sum of such required payment and cash collateral. In addition, in the event that the amount of any Excess Proceeds referred to in paragraph (e) or (f) of Section 2.11 which is allocable to the Facilities Obligations exceeds the amount of all outstanding Loans and Letter of Credit Exposure, the Commitments shall be further reduced by such excess, by reduction, first to the Tranche B Revolving Credit Commitments (if prior to the Tranche B Conversion Date) and, second, to the Tranche A Revolving Credit Commitments. For purposes of applying the requirements of this
Section 2.09(c), the amount of any Excess Proceeds referred to in paragraph (e) or (f) of Section 2.11 which is allocable to the Facilities Obligations shall be calculated as if the definition set forth in the last sentence of Section 2.11(e) included, in addition, the maximum aggregate amount of the unused Tranche B Revolving Credit Commitments.




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                                                                              48

     (d) The Tranche A Revolving Credit Commitments and Tranche B Revolving Credit Commitments shall be automatically terminated upon the occurrence of a Change in Control.

     (e) Each reduction in the Revolving Credit Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Revolving Credit Commitments of such Class. The Borrower shall pay to the Administrative Agent for the account of the Lenders, on the date of each termination or reduction of the Revolving Credit Commitments of any Class, the Commitment Fees on the amount of the Revolving Credit Commitments of such Class so terminated or reduced accrued to the date of such termination or reduction.

     SECTION 2.10. Conversion and Continuation of Tranche B Term Borrowings. The Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 11:00 a.m., Boston time, on the Business Day of conversion, to convert any Eurodollar Tranche B Term Borrowing into an ABR Tranche B Term Borrowing, (b) not later than 11:00 a.m., Boston time, two Business Days prior to conversion or continuation, to convert any ABR Tranche B Term Borrowing into a Eurodollar Tranche B Term Borrowing or to continue any Eurodollar Tranche B Term Borrowing as a Eurodollar Tranche B Term Borrowing for an additional Interest Period and (c) not later than 11:00 a.m., Boston time, two Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Tranche B Term Borrowing to another permissible Interest Period, subject in each case to the following:

          (i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Tranche B Term Loans comprising the converted or continued Tranche B Term Borrowing;

          (ii) the aggregate principal amount of such Tranche B Term Borrowing converted into or continued as (A) a Eurodollar Tranche B Term Borrowing, shall be an integral multiple of $100,000 and not less than $500,000 or (B) an ABR Tranche B Term Borrowing, shall be the lesser of (I) the remaining outstanding principal amount of such Borrowing and (II) an integral multiple of $100,000;

          (iii) each conversion or continuation shall be effected by each Lender by applying the proceeds of the new Tranche B Term Loan of such Lender resulting from such conversion or continuation to the Tranche B Term Loan (or portion thereof) of such Lender being converted or continued; accrued interest on a Eurodollar Tranche B Term Loan (or portion thereof) being converted or continued shall be paid by the Borrower at the time of conversion;




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                                                                              49

          (iv) if any Eurodollar Tranche B Term Borrowing is converted or continued at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.15;

          (v) any portion of a Tranche B Term Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Tranche B Term Borrowing;

          (vi) unless the Required Lenders otherwise agree, during the existence of a Default or an Event of Default, the Borrower shall not be entitled to elect to have any Tranche B Term Borrowing converted into or continued as a Eurodollar Tranche B Term Borrowing;

          (vii) any portion of a Tranche B Term Borrowing which cannot be converted into or continued as a Eurodollar Tranche B Term Borrowing by reason of clause (v) or (vi) above shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Tranche B Term Borrowing;

          (viii) no Interest Period may be selected for any Eurodollar Tranche B Term Borrowing that would end later than a Tranche B Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) Eurodollar Tranche B Term Borrowings with Interest Periods ending on or prior to such Tranche B Repayment Date and (B) the ABR Tranche B Term Borrowings would not be at least equal to the principal amount of Tranche B Term Borrowings to be paid on such Tranche B Repayment Date.

     Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (I) the principal amount, the Type and, in the case of a Eurodollar Tranche B Term Borrowing, the Interest Period of the Tranche B Term Borrowing that the Borrower requests be converted or continued,
(II) whether such Tranche B Term Borrowing is to be converted to or continued as a Eurodollar Tranche B Term Borrowing or an ABR Tranche B Term Borrowing, (III) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (IV) if such Tranche B Term Borrowing is to be converted to or continued as a Eurodollar Tranche B Term Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Tranche B Term Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month's duration. The Administrative Agent shall advise the other Lenders of any notice given pursuant to this Section 2.10 and of each Lender's pro rata portion of any converted or continued Tranche B Term Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Tranche B Term Borrowing into a




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                                                                              50

subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Tranche B Term Borrowing), such Tranche B Term Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into a new Interest Period as an ABR Tranche B Term Borrowing.

     SECTION 2.11. Mandatory Repayments and Prepayments. (a) On the Tranche A Maturity Date, all Tranche A Revolving Credit Borrowings shall be due and payable to the extent not previously paid.

     (b) On the Tranche B Conversion Date, all Tranche B Revolving Credit Borrowings shall be due and payable to the extent not previously paid (and shall be refinanced with Tranche B Term Loans).

     (c) Subject to adjustment as provided in Section 2.11(h) and Section 2.12(b), the Borrower shall repay the Tranche B Term Loans and reduce the Tranche B Letter of Credit Exposure in 12 quarterly installments (each of which shall be equal to one-twelfth of the sum of the aggregate principal amount of the Tranche B Term Loans and the Tranche B Letter of Credit Exposure on the Tranche B Conversion Date), commencing on September 30, 1998, and continuing on the last day of every third calendar month thereafter through June 30, 2001 (the due date of each such installment being called a "Tranche B Repayment Date"). All payments under this paragraph (c) shall be applied (I) first, to repay any outstanding Tranche B Term Loans and (II) second, after the Tranche B Term Loans have been paid in full, to reduce the Tranche B Letter of Credit Exposure. Any such payments so applied to reduce the Tranche B Letter of Credit Exposure shall be deposited with the Administrative Agent pursuant to the Cash Collateral Agreement as provided in Section 2.21(k).

     (d) During each year, the Borrower will cause a period of at least 30 consecutive days to occur, at any time between March 1 and August 31 of such year, during which no Tranche A Revolving Credit Borrowings shall be outstanding.

     (e) If at any time the Borrower or any of the Restricted Subsidiaries disposes of property or any property shall be damaged, destroyed or taken in eminent domain or there shall be title insurance proceeds with respect to such property, in any such case, with the result that there are Excess Proceeds, and the Borrower does not apply such Excess Proceeds in the manner described in
Section 6.07(c)(iii)(B)(I), the Borrower shall prepay, upon notice as provided in paragraph (g) of this Section 2.11 (which notice shall be given not later than 360 days after the date of such sale of property), a principal amount of the outstanding Facilities Obligations equal to the amount of such remaining Excess Proceeds allocable to the Facilities Obligations, determined by allocating such remaining Excess Proceeds pro rata among the Lenders and the holders of Parity Debt, if any, outstanding on the date such prepayment is to be made, according to the aggregate then unpaid principal amounts of the Facilities




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                                                                              51

Obligations and Parity Debt (and the Make Whole Amount on the principal amount of the Mortgage Notes to be prepaid). For purposes of this Section 2.11, the "aggregate then unpaid principal amount of the Facilities Obligations" shall equal the sum of (i) the aggregate principal amount of the outstanding Loans,
(ii) the Letter of Credit Exposure and (iii) the maximum aggregate amount of the unused Tranche A Revolving Credit Commitments.

     (f) In the event that damage, destruction or a taking shall occur in respect of all or a portion of the properties subject to any of the Collateral Documents, or there shall be proceeds under title insurance policies with respect to any real property, all Net Insurance Proceeds (as defined in the Mortgage), self-insurance amounts, Net Awards (as defined in the Mortgage) or title insurance proceeds which, as of any date, shall not theretofore have been applied to the cost of Restoration (as defined in the Mortgage) shall be deemed to be proceeds of property disposed of voluntarily, shall be subject to the provisions of Section 6.07(c) and, if subdivision (iii)(B)(II) of Section 6.07(c) is applicable thereto, shall be subject to the prepayment provisions of paragraph (e) of this Section 2.11; provided that, if any such event or circumstances (individually or together with all other related events and circumstances) shall result in proceeds of more than $25,000,000 in the aggregate, the Borrower shall not apply such proceeds to replacement or other assets or undertake any Restoration without the prior written consent of the Required Lenders.

     (g) The Borrower will give the Administrative Agent irrevocable written notice of each prepayment under paragraph (e) or (f) of this Section 2.11 not less than 10 days and not more than 30 days prior to the date fixed for such prepayment, in each case specifying such prepayment date, the aggregate principal amount of the Facilities Obligations to be prepaid, the principal amount of each issue of Parity Debt to be prepaid and the paragraph under which such prepayment is to be made. Each Lender shall receive, on the date scheduled for any such prepayment, a certificate of a Financial Officer of the Borrower certifying that the applicable conditions of this Section 2.11 have been fulfilled and specifying the particulars of such fulfillment. Such certificate shall set forth the principal amount of the Facilities Obligations being prepaid and specify how such amount was determined, and certify that such amount has been computed in accordance with this Section 2.11.

     (h) All mandatory prepayments of the Facilities Obligations under paragraphs (e) and (f) of this Section 2.11 shall be applied (i) first, to pay or prepay any outstanding Tranche B Revolving Loans or Tranche B Term Loans and, to the extent that the remaining amount of such prepayment is greater than the aggregate principal amount of outstanding Tranche B Loans, to reduce the Tranche B Letter of Credit Exposure as provided in Section 2.21(k) and (ii) second, to pay or prepay any outstanding Tranche A Revolving Loans and, to the extent that the remaining amount of such prepayment is greater than the aggregate principal amount of outstanding Tranche A Revolving Loans, to reduce the Tranche A Letter of Credit Exposure as provided in Section 2.21(k). All such mandatory prepayments so applied on or after




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the Tranche B Conversion Date shall be applied to reduce the amount of scheduled payments due under Section 2.11(c) after the date of such prepayment in the inverse order of maturity (without affecting the requirement that such prepayments be applied first to pay all outstanding Tranche B Term Loans and only thereafter to reduce the Tranche B Letter of Credit Exposure). Subject to the foregoing provisions, any such mandatory prepayment of Loans of any Class shall be applied to prepay all ABR Loans of such Class before any Eurodollar Loans of such Class are prepaid. Any such payments under paragraphs (e) and (f) of this Section 2.11 so applied to reduce the Letter of Credit Exposure shall be deposited with the Trustee and applied as provided in the Trust Agreement.

     (i) In the event and on each occasion that the sum of (i) the aggregate outstanding principal amount of the Tranche A Revolving Loans and (ii) the Tranche A Letter of Credit Exposure exceeds the aggregate amount of the Tranche A Revolving Credit Commitments at such time, the Borrower shall immediately prepay Tranche A Revolving Loans (and, to the extent that the amount of such excess is greater than the aggregate principal amount of outstanding Tranche A Revolving Loans, reduce the Tranche A Letter of Credit Exposure by making a deposit with the Administrative Agent pursuant to the Cash Collateral Agreement as provided in Section 2.21(k)) in an aggregate principal amount equal to such excess.

     (j) In the event and on each occasion that the sum of (i) the aggregate outstanding principal amount of the Tranche B Revolving Loans and (ii) the Tranche B Letter of Credit Exposure exceeds the aggregate amount of the Tranche B Revolving Credit Commitments at such time, the Borrower shall immediately prepay Tranche B Revolving Loans (and, to the extent that the amount of such excess is greater than the aggregate principal amount of outstanding Tranche B Revolving Loans, reduce the Tranche B Letter of Credit Exposure by making a deposit with the Administrative Agent pursuant to the Cash Collateral Agreement as provided in Section 2.21(k)) in an aggregate principal amount equal to such excess.

     (k) In the event that a Change of Control occurs, (i) the Borrower shall immediately prepay all the Tranche A Revolving Loans (and, to the extent that the amount of such excess is greater than the aggregate principal amount of outstanding Tranche A Revolving Loans), reduce the Tranche A Letter of Credit Exposure by making a deposit with the Administrative Agent pursuant to the Cash Collateral Agreement as provided in Section 2.21(k)) in an aggregate principal amount equal to such excess and (ii) the Borrower shall immediately prepay all the Tranche B Revolving Loans (and, to the extent that the amount of such excess is greater than the aggregate principal amount of outstanding Tranche A Revolving Loans), reduce the Tranche B Letter of Credit Exposure by making a deposit with the Administrative Agent pursuant to the Cash Collateral Agreement as provided in Section 2.21(k)) in an aggregate principal amount equal to such excess.




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                                                                              53

     (l) Each payment of Borrowings pursuant to this Section 2.11 shall be accompanied by accrued interest on the principal amount paid to but excluding the date of payment. The repayments and prepayments of the Loans required by the respective subsections of this Section 2.11 and the optional prepayments permitted by Section 2.12 are separate and cumulative, so that any one such repayment or prepayment shall reduce any other repayment or prepayment only as and to the extent expressly specified herein. All payments under this Section
2.11 shall be subject to Section 2.15, but otherwise shall be without premium or penalty.

     SECTION 2.12. Optional Prepayments. (a) Subject to Section 2.12(b), the Borrower shall have the right at any time and from time to time to prepay any Borrowing or payment due under Section 2.11(c), in whole or in part, upon prior written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Administrative Agent (i) in the case of any prepayment of amounts payable under Section 2.11(c), not later than 11:00 a.m., Boston time, two Business Days in advance of the proposed prepayment, (ii) in the case of any prepayment of Eurodollar Revolving Loans, not later than 11:00 a.m., Boston time, two Business Days in advance of the proposed prepayment and (iii) in the case of any prepayment of ABR Revolving Loans, not later than 11:00 a.m., Boston time, on the Business Day of the proposed prepayment; provided, however, that (A) each partial prepayment of ABR Loans shall be in a minimum amount of $100,000 and each partial prepayment of Eurodollar Loans shall be in an amount which is an integral multiple of $100,000 and not less than $500,000 and (B) a partial prepayment of a Eurodollar Borrowing under this Section 2.12(a) shall not be made that would result in the remaining aggregate outstanding principal amount thereof being less than $500,000. Each notice of prepayment of any Borrowing or payment due under Section 2.11(c) shall specify the prepayment date, the Class, the Type and the Interest Period of the Borrowing to be prepaid (in the case of a Eurodollar Borrowing), and the principal amount thereof to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing or payment by the amount stated therein on the date stated therein unless revoked by written notice to the Administrative Agent on or before the date set for prepayment. If the Borrower elects to revoke any such prepayment commitment, the Borrower shall pay to the Administrative Agent, contemporaneously with sending such notice of revocation, any and all costs and expenses incurred by the Administrative Agent and the Lenders in preparing for such prepayment, including, without limitation, costs for which the Lenders are indemnified under Section 2.15.

     (b) All prepayments under this Section 2.12 shall be subject to Section
2.15 but otherwise shall be without premium or penalty. All prepayments under this Section 2.12 shall be accompanied by accrued interest on the principal amount being prepaid to, but excluding, the date of payment. All prepayments under this Section 2.12 of amounts payable under Section 2.11(c) shall be applied to reduce the amount of scheduled payments of amounts due under Section 2.11(c) after the date of such prepayment on a pro rata basis (without affecting the requirement that such




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                                                                              54

prepayments be applied first to pay all outstanding Tranche B Term Loans and only thereafter to provide cash collateral in respect of Tranche B Letters of Credit). Subject to the foregoing provisions, any optional prepayment of Loans of any Class pursuant to Section 2.12(a) shall be applied to prepay all ABR Loans of such Class before any Eurodollar Loans of such Class are prepaid.

     SECTION 2.13. Reserve Requirements; Certain Changes in Circumstances. (a) Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Lender of the principal of or interest on any Eurodollar Loan made by such Lender or any Fees or other amounts payable hereunder (other than changes in respect of taxes, including franchise or branch profits taxes, imposed on the overall net income of such Lender), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by such Lender (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or the applicable interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Lender hereunder or under the Notes (whether of principal, interest or otherwise) or Letters of Credit by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender within 15 days after demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered (after such Lender shall have allocated all such amounts fairly and equitably among all of its customers of any class generally affected thereby).

     (b) If any Lender shall have reasonably determined in good faith that the adoption after the date hereof of any law, rule, regulation, agreement or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or any Lender's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement, the Letters of Credit or the Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender's holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy) by an amount



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                                                                              55

deemed by such Lender or such Lender's holding company to be material, then from time to time the Borrower shall pay to such Lender within 15 days after demand such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered (after such Lender shall have allocated all such amounts fairly and equitably among all of its customers of any class generally affected thereby).

     (c) A certificate of each Lender setting forth such amount or amounts (with the calculations thereof in reasonable detail) as shall be necessary to compensate such Lender or its holding company as specified in paragraph (a) or
(b) above, as the case may be, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay each Lender the amount shown as due on any such certificate delivered by it within 15 days after its receipt of the same.

     (d) No Lender shall be entitled to compensation under this Section 2.13 for any costs incurred or reductions suffered with respect to any date unless such Lender shall have notified the Borrower that it will demand compensation for such costs or reductions not more than 120 days after such Lender obtains actual knowledge thereof; provided, however, that if any Lender fails to give such notice within 120 days after it obtains actual notice of such an event, such Lender shall, with respect to any amounts otherwise payable pursuant to this
Section 2.13 in respect of any costs resulting from such event, only be entitled to payment under this Section 2.13 for costs incurred from and after the date that such Lender does give such notice; and provided further, that each Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy consideration of such Lender) to designate a different lending office for the Loans of such Lender affected by such event if such designation will avoid the need for, or reduce the amount of, such additional amounts that would otherwise be payable pursuant to this Section 2.13, provided that such designation will not, in the sole opinion of such Lender, be disadvantageous to such Lender. The Borrower agrees to pay all expenses incurred by any Lender in utilizing another lending office of such Lender as requested by the Borrower pursuant to this Section 2.13. The protection of this Section 2.13 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change, condition or circumstances which shall have occurred or been imposed.

     SECTION 2.14. Change in Legality. (a) Notwithstanding any other provision herein, if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any




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                                                                              56

Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written or telecopy notice to the Borrower and to the Administrative Agent, such Lender may:

          (i) declare that Eurodollar Loans will not thereafter be made by such Lender hereunder, whereupon any request by the Borrower for a Eurodollar Borrowing shall, as to such Lender only, be deemed a request for an ABR Loan unless such declaration shall be subsequently withdrawn; and

          (ii) require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in Section 2.14(b).

In the event that any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

     (b) For purposes of this Section 2.14, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

     (c) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.14 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on terms such that the Lender and its lending office, in such Lender's reasonable judgment, shall suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of this
Section 2.14. The Borrower agrees to pay all expenses incurred by any Lender in utilizing another lending office of such Lender as requested by the Borrower pursuant to this Section 2.14. Nothing in this Section 2.14 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender elsewhere herein.

     SECTION 2.15. Indemnity. The Borrower shall indemnify each Lender against any loss or expense which such Lender may sustain or incur as a consequence of
(a) any failure by the Borrower to fulfill on the date of any borrowing hereunder the applicable conditions set forth in Article IV, (b) any failure by the Borrower to borrow or to refinance, convert or continue any Loan hereunder after irrevocable notice of such borrowing, refinancing, conversion or continuation has been given




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                                                                              57

pursuant to Section 2.03 or 2.10, (c) any payment, prepayment or conversion of a Eurodollar Loan required by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period applicable thereto (provided that the foregoing shall not constitute a waiver of the Borrower's rights against any Lender which is in breach of its obligation to lend hereunder), (d) any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity, acceleration, notice of prepayment or otherwise) or (e) the occurrence of any Event of Default, including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurodollar Loan. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of
(i) its cost of obtaining the funds for the Loan being paid, prepaid, converted or not borrowed, refinanced, converted or continued or not paid or prepaid (assumed to be the Adjusted LIBO Rate applicable thereto) for the period from the date of such payment, prepayment, conversion or failure to borrow, refinance, convert or continue or failure to pay or prepay to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, refinance, convert or continue, the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid, converted or not borrowed, refinanced, converted or continued for such period or Interest Period, as the case may be (based upon the purchase of debt securities customarily issued by the Treasury of the United States of America which have a maturity date approximating the last Business Day of such Interest Period). A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay each Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

     SECTION 2.16. Pro Rata Treatment. Except as required under Section 2.13 or 2.14, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Commitments, each payment in respect of participations in Letter of Credit Disbursements and each refinancing of any Borrowing with, conversion of any Borrowing to, or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective Commitments of the applicable Class (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans of the applicable Class). Each Lender agrees that in computing such Lender's portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender's percentage of such Borrowing,




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                                                                              58

computed in accordance with Exhibit A, to the next higher or lower whole dollar amount.

     SECTION 2.17. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against the Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise (except pursuant to Section 2.20), or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans of any Class shall be proportionately less than the unpaid principal portion of the Loans of such Class of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in such Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans of any Class held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans of such Class then outstanding as the principal amount of its Loans of such Class prior to such exercise of banker's lien, setoff or counterclaim or other event was to the principal amount of all Loans of such Class outstanding prior to such exercise of banker's lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.17 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest (unless the party from which such recovery is made is obligated by law to pay interest on the amount recovered, in which case each of the Lenders shall be responsible for its pro rata share of such interest). The Borrower expressly consents to the foregoing arrangements (provided such set-off is permitted under Section 9.06) and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

     SECTION 2.18. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document not later than 12:00 (noon), Boston time, on the date when due in dollars to the Administrative Agent at its offices at 100 Federal Street, Boston, Massachusetts 02110, in immediately available funds, it being understood that written, telex or telecopy notice by the Borrower to the Administrative Agent to make such a payment from the funds in the Borrower's account at the Administrative Agent's office shall constitute the making of such payment to the extent of such funds held in such account, so long as such notice is received prior to such time and such payment is not prohibited by law. Any such




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                                                                              59

payment received after such time on any date shall be deemed made on the next Business Day.

     (b) Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

     SECTION 2.19. Taxes. (a) All payments made by the Borrower under this Agreement, the Notes and the Letters of Credit shall be made free and clear of, and without deduction or withholding for or on account of, any present or future stamp, documentary, excise, property or other taxes, levies, imposts, duties, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding income taxes, gross receipts taxes (excluding sales taxes), and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent, the Syndication Agent or any Lender as a result of a present or former connection between the Administrative Agent, the Syndication Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent, the Syndication Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement, the Notes or any Letters of Credit). If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Administrative Agent, the Syndication Agent or any Lender hereunder or under the Notes or any Letters of Credit, then the Borrower shall withhold such Non-Excluded Taxes and the amounts so payable to the Administrative Agent, the Syndication Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent, the Syndication Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, the Notes and any Letters of Credit, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender that is not incorporated or organized under the laws of the United States of America or a state thereof if such Lender fails to comply with the requirements of Section 2.19(b). Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the Syndication Agent or such other Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes after notice from the Administrative Agent or any Lender when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative




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                                                                              60

Agent, the Syndication Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent, the Syndication Agent or any Lender as a result of any such failure.

     (b) Each Lender that is not incorporated or organized under the laws of the United States of America or a state thereof shall:

          (i) deliver to the Borrower and the Administrative Agent (A) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, or successor applicable form, as the case may be, and (B) an Internal Revenue Service Form W-8 or W-9, or successor applicable form, as the case may be;

          (ii) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

          (iii) obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent;

unless in any such case a change (including any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent. Such Lender shall certify (x) in the case of a Form 1001 or 4224, that it is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States Federal income taxes and (y) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax. Each Person that shall become a Lender or a participant pursuant to Section 9.04 shall, upon the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this Section 2.19, provided that, in the case of a participant, such participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

     (c) The provisions of this Section 2.19 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby and the repayment of any of the Loans.

     (d) Any Agent or Lender claiming any indemnity payment or additional amounts payable pursuant to this Section 2.19 shall use reasonable efforts (consistent




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                                                                              61

with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amounts that may thereafter accrue and would not, in the sole determination of such Agent or Lender, be otherwise disadvantageous to such Lender.

     (e) Nothing contained in this Section 2.19 shall require any Agent or Lender to make available any of its tax returns (or any other information that it deems to be confidential or proprietary).

     (f) No Lender shall be entitled to claim any indemnity payment or additional amount payable pursuant to this Section 2.19 with respect to any tax unless such Lender shall have notified the Borrower that it will demand compensation for such payment or amount not more than 120 days after the date on which such Lender becomes aware of the costs or reductions giving rise to such claim. Failure on the part of any Lender to demand any indemnity payment or any such additional amount with respect to any period shall not constitute a waiver of such Lender's right to demand compensation with respect to any other period.

     SECTION 2.20. Assignment of Commitments and Loans Under Certain Circumstances. In the event that any Lender shall have delivered a notice or certificate pursuant to Section 2.13 or 2.14, or the Borrower shall be required to pay additional amounts to any Lender under Section 2.19, the Borrower shall have the right, at its own expense, upon notice to such Lender and the Administrative Agent, to require such Lender to transfer and assign without recourse (in accordance with and subject to the provisions set forth in Section 9.04, including clause (i) of the proviso to Section 9.04(b)) all its interests, rights and obligations under this Agreement to another financial institution designated by the Borrower which shall assume such obligations; provided that
(i) no such assignment shall conflict with any law, rule, regulation or order of any Governmental Authority and (ii) the Borrower shall pay, or cause the assignee to pay, to the affected Lender in immediately available funds on the date of such assignment the entire amount of principal of and interest accrued to the date of payment on the Loans and participations in Letter of Credit Disbursements made by it hereunder and all other amounts accrued for its account or owed to it hereunder; provided further that if prior to any such assignment the circumstances or event that resulted in such Lender's notice or certificate under Section 2.13 or 2.14 or demand for additional amounts under Section 2.19, as the case may be, shall cease to exist or become inapplicable for any reason or if such Lender shall waive its rights in respect of such circumstances or event under Section 2.13, 2.14 or 2.19, as the case may be, then such Lender shall not thereafter be required to make any such assignment hereunder.

     SECTION 2.21. Letters of Credit. (a) The Borrower may request the issuance of Tranche A Letters of Credit, in a form reasonably acceptable to the




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                                                                              62

Administrative Agent and the Issuing Bank, for the account of the Borrower, at any time and from time to time during the Tranche A Revolving Credit Availability Period; provided that any Tranche A Letter of Credit shall be issued only if, and each request by the Borrower for the issuance of any Tranche A Letter of Credit shall be deemed a representation and warranty of the Borrower that, immediately following the issuance of such Letter of Credit, (i) the sum of (A) the Tranche A Letter of Credit Exposure and (B) the aggregate principal amount of outstanding Tranche A Revolving Loans shall not exceed the aggregate amount of the Tranche A Revolving Credit Commitments at such time and (ii) the Tranche A Letter of Credit Exposure shall not exceed $7,500,000. Each Tranche A Letter of Credit shall expire at the close of business on the earlier of (I) the last day of the Tranche A Revolving Credit Availability Period and (II) the first anniversary of the date of issuance of such Tranche A Letter of Credit, unless such Tranche A Letter of Credit expires by its terms on an earlier date. Each Letter of Credit shall provide for payments of drawings in dollars.

     (b) The Borrower may request the issuance of Tranche B Letters of Credit, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, for the account of the Borrower, at any time and from time to time during the Tranche B Revolving Credit Availability Period; provided that any Tranche B Letter of Credit shall be issued only if, and each request by the Borrower for the issuance of any Tranche B Letter of Credit shall be deemed a representation and warranty by the Borrower that, immediately following the issuance of such Letter of Credit, the sum of (i) the Tranche B Letter of Credit Exposure and
(ii) the aggregate principal amount of outstanding Tranche B Revolving Loans shall not exceed the aggregate amount of the Tranche B Revolving Credit Commitments at such time. Each Tranche B Letter of Credit shall expire no later than the close of business on the Tranche B Maturity Date. Each Letter of Credit shall provide for payments of drawings in dollars.

     (c) Each issuance of any Letter of Credit shall be made on at least two Business Days' prior irrevocable written or telecopy notice (or such shorter notice as shall be acceptable to the Issuing Bank) from the Borrower to the Administrative Agent and the Issuing Bank specifying, on the Issuing Bank's standard form or on such other form as is acceptable to the Issuing Bank, the date of issuance, the date on which such Letter of Credit is to expire, the amount of such Letter of Credit, the name and address of the beneficiary of such Letter of Credit, whether such Letter of Credit is a Tranche A Letter of Credit or a Tranche B Letter of Credit, and such other information as may be necessary or desirable to complete such Letter of Credit. The Issuing Bank will give the Administrative Agent prompt notice of the issuance and amount of such Letter of Credit and the expiration date of such Letter of Credit (and the Administrative Agent shall give prompt notice thereof to each Lender). The Issuing Bank also will give the Administrative Agent (i) daily notice of the amount available to be drawn under each outstanding Letter of Credit and (ii) a quarterly summary indicating, on a daily basis during such quarter, the issuance of any Letter of Credit and the amount thereof, the expiration of any Letter of Credit and the




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                                                                              63

amount thereof and the payment on any draft presented under any Letter of Credit. The Administrative Agent will promptly provide the Lenders with copies of each such quarterly summary.

     (d) By the issuance of a Letter of Credit and without any further action on the part of the Issuing Bank, the Administrative Agent or the Lenders in respect thereof, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, effective upon the issuance of such Letter of Credit, a participation in such Letter of Credit equal to (i) in the case of any such Tranche A Letter of Credit, such Lender's pro rata share (based on the percentage of the aggregate Tranche A Revolving Credit Commitments represented by such Lender's Tranche A Revolving Credit Commitment) of the aggregate amount available to be drawn under such Tranche A Letter of Credit and (ii) in the case of any such Tranche B Letter of Credit, such Lender's pro rata share (based on the percentage of the aggregate Tranche B Revolving Credit Commitments represented by such Lender's Tranche B Revolving Credit Commitment) of the aggregate amount available to be drawn under such Tranche B Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, on behalf of the Issuing Bank, in accordance with Section 2.02(d), (A) such Lender's pro rata share (based on the percentage of the aggregate Tranche A Revolving Credit Commitments represented by such Lender's Tranche A Revolving Credit Commitment) of each Tranche A Letter of Credit Disbursement made by the Issuing Bank and not reimbursed by the Borrower when due in accordance with Section 2.21(g) and (B) such Lender's pro rata share (based on the percentage of the aggregate Tranche B Revolving Credit Commitments represented by such Lender's Tranche B Revolving Credit Commitment) of each Tranche B Letter of Credit Disbursement made by the Issuing Bank and not reimbursed by the Borrower when due in accordance with
Section 2.21(g); provided that the Lenders shall not be obligated to make any such payment with respect to any wrongful Letter of Credit Disbursement made as a result of the gross negligence or willful misconduct of the Issuing Bank.

     (e) Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to Section 2.21(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (subject only to the proviso set forth in Section 2.21(d)).

     (f) During the Tranche A Revolving Credit Availability Period, the Borrower shall pay to the Administrative Agent, on the last day of March, June, September and December in each year and on the date on which the Tranche A Revolving Credit Commitments shall be terminated as provided herein, (i) for the account of the Lenders, ratably in proportion to their Tranche A Revolving Credit Commitments, a fee on the average daily aggregate amount available to be drawn




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                                                                              64

under all outstanding Tranche A Letters of Credit, if any, during the preceding quarter (or shorter period commencing with the date of this Agreement) at a rate per annum equal to the Applicable Tranche A Eurodollar Margin from time to time in effect during such period pursuant to Section 2.06, plus, during any period when there is a Sub-investment Grade Rating, the Tranche A Rating Premium, and
(ii) for the account of the Issuing Bank, a fee on the average daily aggregate amount available to be drawn under all outstanding Tranche A Letters of Credit, if any, during the preceding quarter (or shorter period commencing with the date of this Agreement) at a rate per annum equal to 0.125%. During the Tranche B Revolving Credit Availability Period, the Borrower shall pay to the Administrative Agent, on the last day of March, June, September and December in each year and on the date on which the Tranche B Revolving Credit Commitments shall be terminated as provided herein, (i) for the account of the Lenders, ratably in proportion to their Tranche B Revolving Credit Commitments, a fee on the average daily aggregate amount available to be drawn under all outstanding Tranche B Letters of Credit, if any, during the preceding quarter (or shorter period commencing with the date of this Agreement) at a rate per annum equal to the Applicable Tranche B Eurodollar Margin from time to time in effect during such period pursuant to Section 2.06, plus, during any period when there is a Sub-investment Grade Rating, the Tranche B Rating Premium, and (ii) for the account of the Issuing Bank, a fee on the average daily aggregate amount available to be drawn under all outstanding Tranche B Letters of Credit, if any, during the preceding quarter (or shorter period commencing with the date of this Agreement) at a rate per annum equal to 0.125%. Such fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. Such fees shall accrue from and including the date of this Agreement to but excluding the last day of the Tranche A Revolving Credit Availability Period or the Tranche B Maturity Date, as applicable. In addition to the foregoing, the Borrower shall pay directly to the Issuing Bank, for its account, payable within 15 days after demand therefor by the Issuing Bank, the Issuing Bank's customary processing and documentation fees in connection with the issuance or amendment of or payment on any Letter of Credit.

     (g) The Borrower hereby agrees to reimburse the Issuing Bank for any payment or disbursement made by the Issuing Bank under any Letter of Credit, by making payment in immediately available funds to the Administrative Agent within three Business Days after receipt of notice of such payment or disbursement, in an amount equal to the amount of such payment or disbursement, plus interest on the amount so paid or disbursed by the Issuing Bank, to the extent not reimbursed prior to 3:00 p.m. (Boston time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date the Issuing Bank is reimbursed by the Borrower therefor, at a rate per annum equal to (i) in the case of amounts due in respect of Tranche A Letters of Credit, the rate applicable to ABR Tranche A Revolving Loans during such period pursuant to Section 2.06 and (ii) in the case of amounts due in respect of Tranche B Letters of Credit, the rate applicable to ABR Tranche B Revolving Loans during such period pursuant to Section 2.06. If the Borrower shall fail to pay any amount required to be paid by it under this




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                                                                              65

Section 2.21(g) when due, such unpaid amount shall bear interest as provided in
Section 2.07. The Issuing Bank shall give the Borrower prompt notice of each drawing under any Letter of Credit, provided that the failure to give any such notice shall in no way affect, impair or diminish the Borrower's obligations hereunder. The Administrative Agent shall promptly pay any such amounts received by it to the Issuing Bank.

     (h) The Borrower's obligation to reimburse Letter of Credit Disbursements as provided in Section 2.21(g) shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, and irrespective of:

          (i) any lack of validity or enforceability of any Letter of Credit or any other Loan Document;

          (ii) the existence of any claim, setoff, defense or other right which the Borrower, any Subsidiary or any other Person may at any time have against the beneficiary under any Letter of Credit, the Issuing Bank, any Agent, any Lender or any other Person in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

          (iii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or failing to comply with the Uniform Customs and Practices for Documentary Credits, as in effect from time to time, or any statement therein being untrue or inaccurate in any respect;

          (iv) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document which does not comply with the terms of such Letter of Credit; provided that such payment was not wrongfully made as a result of the gross negligence or wilful misconduct of the Issuing Bank; and

          (v) any other act or omission or delay of any kind or any other circumstance or event whatsoever, whether or not similar to any of the foregoing and whether or not foreseeable, that might, but for the provisions of this Section 2.21(h), constitute a legal or equitable discharge of the Borrower's obligations hereunder.

     (i) It is expressly understood and agreed that, for purposes of determining whether a wrongful payment under a Letter of Credit resulted from the Issuing Bank's gross negligence or wilful misconduct, (i) the Issuing Bank's acceptance of documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, (ii) the Issuing




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                                                                              66

Bank's exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect (so long as such document on its face appears to be in order), and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (iii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute wilful misconduct or gross negligence of the Issuing Bank. It is further understood and agreed that, notwithstanding the proviso to clause (iv) of Section 2.21(h), the Borrower's obligation hereunder to reimburse Letter of Credit Disbursements will not be excused by the gross negligence or wilful misconduct of the Issuing Bank to the extent that such Letter of Credit Disbursement actually discharged a liability of, or otherwise benefited, or was recovered by, the Borrower; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages suffered by the Borrower that are caused by the Issuing Bank's gross negligence or wilful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

     (j) The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit, including as to compliance with the Uniform Customs and Practices for Documentary Credits, as then in effect. The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by telex or telecopy, to the Administrative Agent and the Borrower of such demand for payment and whether the Issuing Bank has made or will make a Letter of Credit Disbursement thereunder, provided that the failure to give such notice shall not relieve the Borrower of its obligation to reimburse any such Letter of Credit Disbursement in accordance with this Section 2.21. The Administrative Agent shall promptly give each Lender notice thereof.

     (k) In the event that the Borrower is required or elects pursuant to the terms of this Agreement (other than Sections 2.11(h) and 7.01) to provide cash collateral in respect of the Letter of Credit Exposure of any Class, the Borrower shall deposit in an account with the Administrative Agent an amount in cash equal to the Letter of Credit Exposure of such Class (or such lesser amount as shall be required or elected hereunder). Any such deposit shall be held by the Administrative Agent in accordance with the Cash Collateral Agreement. In the event that the Borrower is required pursuant to the terms of Section 2.11(h) or Section 7.01 of this Agreement to provide cash Collateral in respect of the Letter of Credit Exposure of any Class, the Borrower shall deposit such cash collateral in an account with the Trustee pursuant to the Trust Agreement. Such deposit shall be held by the Trustee in accordance with the Trust Agreement. Any such deposit to be held by the Administrative Agent or the




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                                                                              67

Trustee, as provided herein, shall be accompanied by notice from the Borrower, in form satisfactory to the Administrative Agent or the Trustee, as the case may be, setting forth the basis for such deposit, identifying in reasonable detail the Letters of Credit to which such deposit relates, and setting forth any other information related to such deposit reasonably requested by the Administrative Agent or the Trustee, as the case may be. The Borrower shall promptly provide the Administrative Agent with a copy of any such notice to the Trustee and shall promptly provide the Trustee with a copy of any such notice to the Borrower.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants to each of the Lenders that:

     SECTION 3.01. Organization; Powers. Each of the Borrower and the Loan Parties (a) is a limited partnership (in the case of the Borrower and the Public Partnership) or a corporation (in the case of the other Loan Parties) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is duly qualified or registered to do business and is in good standing as a foreign limited partnership (in the case of the Borrower and the Public Partnership) or corporation (in the case of the other Loan Parties) in all jurisdictions in which, after giving effect to the conveyance to the Borrower of the Assets, the nature of their respective activities or the character of the properties they own, lease or use makes such qualification or registration necessary and in which the failure so to qualify or to be so registered would have a Material Adverse Effect (and the only such jurisdictions are, in the case of the Borrower and the Public Partnership, Arkansas, Arizona, California, Colorado, Connecticut, Florida, Georgia, Idaho, Iowa, Illinois, Indiana, Massachusetts, Maine, Michigan, Minnesota, Missouri, New Hampshire, New Mexico, New York, South Carolina, Texas, Vermont, Rhode Island and Wisconsin) and (d) has the partnership or corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party, to consummate the Transactions and, in the case of the Borrower, to obtain extensions of credit hereunder.

     SECTION 3.02. Authorization. The execution, delivery and performance by each of the Borrower and the Loan Parties of each of the Loan Documents to which it is or will be a party, the consummation of the Transactions and, in the case of the Borrower, the extensions of credit hereunder (a) have been duly authorized by all requisite partnership or corporate action and (b) will not (i) upon obtaining the consents listed on Schedule 3.02 (the "Required Consents"), violate (A) any provision of law, statute, rule or regulation, (B) any provision of the agreement of limited




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                                                                              68

partnership, articles of incorporation or other constitutive documents or by-laws of the Borrower and the other Loan Parties, (C) any order of any Governmental Authority or (D) any provision of any indenture, agreement or other instrument to which the Borrower or any of the other Loan Parties is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default or give rise to increased, additional, accelerated or guaranteed rights of any Person under any such indenture, agreement or other instrument or (iii) except for the Liens of the Collateral Documents and of the Triarc Note and the restrictions pursuant to the terms of the MLP Agreement and the Partnership Agreement, result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any of the other Loan Parties, other than, in the case of clauses (i)(A), (i)(D) and (ii), where as a result thereof, individually or in the aggregate, there would not occur a Material Adverse Effect (the "Permitted Exceptions").

     SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document and Operative Agreement when executed and delivered by the Borrower or any of the other Loan Parties will constitute, the legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting the rights and remedies of creditors and general principles of equity (regardless of whether such enforcement is considered at law or in equity).

     SECTION 3.04. Consents and Governmental Approvals. As of the Closing Date, all the Required Consents will have been made or obtained and will be in full force and effect. No other consent or approval of, registration or filing with or any other action by (a) any Governmental Authority, (b) any creditor or holder of any Capital Stock of the Borrower, any of the other Loan Parties or any Affiliate thereof or (c) any other Person is or will be required with respect to any Loan Party in connection with the Transactions, the Facilities or the performance by the Borrower or any of the other Loan Parties of the Loan Documents to which it is or will be a party, in each case except such as have been made or obtained and are in full force and effect, except for consents, approvals, registrations and filings or other actions (other than the Required Consents) related to transfers made pursuant to the Conveyance Agreements (i) which are not required at such time and are routine or administrative in nature and are obtained or given in the ordinary course of business within 90 days after the Closing Date or (ii) in the case of clauses (b) and (c), which if not obtained or given, would not, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 3.05. Business; Financial Statements. (a) Prior to the Closing Date, the Borrower has not engaged in any business or activities, except for activities




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                                                                              69

related to its formation, organization and prospective operations, and will not have any significant assets or liabilities prior to its acquisition of the Assets and assumption of liabilities, as contemplated by this Agreement and the Registration Statement. As of the Closing Date, the Business (as conducted by the National Propane Group) does not include and, to the knowledge of the Borrower, has never included (whether conducted by the National Propane Group or any of its predecessors) the sale, distribution or storage of any petroleum derivative product (other than propane gas and other than storage of diesel fuel used for vehicles of the National Propane Group).

     (b) The Borrower has delivered to the Agents complete and correct copies of the Registration Statement filed with the SEC. The pro forma consolidated financial statements of the Public Partnership set forth in the Registration Statement comply in all material respects with the applicable accounting requirements of the Securities Act, and the published rules and regulations thereunder and, in the opinion of the Borrower, the assumptions on which the pro forma adjustments to such pro forma consolidated financial statements of the Public Partnership are based provide a reasonable basis for presenting the significant effects of the transactions contemplated by such pro forma consolidated financial statements and such pro forma adjustments give appropriate effect to such assumptions and are properly applied in such pro forma consolidated financial statements. The financial statements and schedules included in the Registration Statement (other than with respect to pro forma matters) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods specified and present fairly in all material respects the financial position of the corporation or partnership to which they relate as of the respective dates specified and the results of their operations and cash flows for the respective periods specified. The financial data included under the caption "Selected Historical and Pro Forma Consolidated Financial and Operating Data" for National Propane Corp. and for the Public Partnership in the Registration Statement fairly present in all material respects, on the basis stated in the Registration Statement, the information set forth therein and have been compiled on a basis consistent with that of the audited financial statements included in the Registration Statement. The historical aspects of the financial data included under the caption "Capitalization" in the Registration Statement fairly present, on the basis stated in the Registration Statement, the information set forth therein and have been compiled on a basis consistent with that of the audited financial statements included in the Registration Statement; the pro forma aspects of such financial data included under the caption "Capitalization" have been prepared in all material respects in accordance with all applicable rules and guidelines of the SEC with respect to pro forma financial information; and the assumptions on which the pro forma adjustments to the pro forma aspects of the financial data included under the caption "Capitalization" are based provide a reasonable basis for presenting all of the significant effects of the Transactions and such pro forma adjustments give appropriate effect to such assumptions and are properly applied in such pro forma financial data.




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                                                                              70

     (c) The Borrower has delivered to the Agents the unaudited pro forma balance sheet of the Borrower as of March 31, 1996. Such balance sheet presents fairly the pro forma financial condition of the Borrower as of that date in accordance with GAAP.

     (d) The Borrower has heretofore furnished to the Lenders (i) the balance sheet of the Public Partnership as of March 31, 1996 and (ii) the consolidated balance sheets of National Propane Corp. and its Subsidiaries as of December 31, 1994 and 1995 and the related consolidated statements of operations and cash flows for each of the years in the three-year period ended December 31, 1995, in each case audited by and accompanied by the opinion of Deloitte & Touche, LLP, independent public accountants (the financial statements referred to in clauses
(i) and (ii) above, collectively, the "Audited Financial Statements"). The Audited Financial Statements present fairly in all material respects in accordance with GAAP the consolidated financial position and the consolidated results of operations and cash flows of National Propane Corp. and its Subsidiaries as of such dates and for such periods. The balance sheets and the notes thereto included in the Audited Financial Statements disclose all material liabilities, actual or contingent, of National Propane Corp. and its Subsidiaries as of the dates thereof. The unaudited pro forma balance sheet of the Borrower referred to in paragraph (c) above, including the footnotes thereto, discloses all material liabilities, actual or contingent, of the Borrower as of the Closing Date. The Audited Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto).

     SECTION 3.06. No Material Adverse Change. Since March 31, 1996, there has occurred no material adverse change in the business, operations, property or condition (financial or otherwise) of the National Propane Group. Since the Closing Date, there has occurred no condition, event or other occurrence that, individually or in the aggregate, has had, and there exists no condition, event or other occurrence, that, individually or in the aggregate, could reasonably be expected to have, a Material Adverse Effect.

     SECTION 3.07. Title to Properties; Possession Under Leases. (a) Except for Excluded Assets (as defined in the Conveyance Agreements) and leased property and personal property covered by the Agency Agreement, immediately upon consummation of the Transactions on the Closing Date, (i) the Borrower and the Restricted Subsidiaries will own fee simple title to, or hold valid leasehold interests in, all the properties and assets used in the operation of the Business and (ii) the interests of the Borrower and the Restricted Subsidiaries in all such leased properties and assets shall be the same as the interests of the National Propane Group therein prior to the Closing Date. Each of the Borrower and the Restricted Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets, free and clear of Liens, except for Permitted Encumbrances and Liens permitted by Section 6.02.




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                                                                              71

     (b) Schedule 3.07 sets forth, as of the Closing Date, a true, complete and correct list of (i) all real property owned by the Borrower and the Subsidiaries; (ii) all real property leased by the Borrower or any Subsidiary; and (iii) the location and use of each such property. All real property interests listed on Schedule 4.01(d)(vii) are owned, leased or otherwise used in the operation of the Business as of the Closing Date. As of the Closing Date, the aggregate fair market value of the real property interests listed on
Schedule 4.01(d)(vii) is 80% or more of the aggregate fair market value of the real property interests used in the operation of the Business, as such fair market value has been determined pursuant to the appraisals delivered pursuant to Section 4.01(v). As of the Closing Date, the collective net operating revenues of the real property interests listed on Schedule 4.01(d)(vii) are 80% or more of the collective net operating revenues of the real property interests used in the operation of the Business. Part A of Schedule 4.01(d)(vii) constitutes a true, complete and accurate list of all real property interests that are owned by the Borrower and that individually have a fair market value in excess of $250,000. Part B of Schedule 4.01(d)(vii) constitutes a true, complete and accurate list of all other real property interests owned by the Borrower other than real property interests that, individually and in the aggregate, are not material to the operation of the Business or any material individual location of the Business. Except for leasehold interests in real property that are encumbered by a Mortgage at Closing, no leasehold interest in real property that is held by the Borrower or any Subsidiary is material to the Business or any material individual location of the Business.

     (c) Each of the Borrower and the Subsidiaries has complied with all obligations under all material leases to which it is a party and all such leases are in full force and effect. Each of the Borrower and the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

     SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all the Subsidiaries, the respective jurisdictions of organization thereof and the percentage ownership interest, direct or indirect, of the Borrower therein.

     SECTION 3.09. Litigation; Compliance with Laws. (a) Except as set forth in
Schedule 3.09, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower, any other Loan Party or any business, property or rights of the Borrower or any other Loan Party (i) which involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination which could be reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect.

     (b) Neither the Borrower nor any other Loan Party is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree, of any Governmental Authority, where such violation or default could be reasonably expected to result, individually or in the aggregate, in a Material Adverse




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                                                                              72

Effect. Except as set forth in Schedule 3.09, neither the Borrower nor any other Loan Party has received any written communication during the three years prior to the Closing Date from any Governmental Authority that alleges that the Borrower or any other Loan Party or the Business is not in compliance in any material respect with any law, rule or regulation or any judgment, writ, injunction or decree.

     SECTION 3.10. Agreements. Neither the Borrower nor any of the other Loan Parties is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. Each indenture or other agreement or instrument evidencing Indebtedness and each other material agreement, contract, lease, license, commitment or other instrument to which the Borrower or any of the Loan Parties is a party or by which it or any of its properties or assets are or may be bound as of the Closing Date, after giving effect to the Transactions, is listed on Schedule 3.10 hereto (collectively with any agreements listed on Schedule 3.20, the "Material Contracts").

     (b) As of the Closing Date, after giving effect to the Transactions, each Material Contract will be in all material respects valid, binding and in full force and effect and will be enforceable by the Borrower or the Loan Party which is a party thereto in accordance with its terms. Except as set forth in Schedule 3.10, as of the Closing Date, after giving effect to the Transactions, each of the Borrower and the Loan Parties will have performed in all material respects all obligations required to be performed by it to date under the Material Contracts and it will not be (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of the Borrower, no other party to any of the Material Contracts will be (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. As of the Closing Date, after giving effect to the Transactions, neither the Borrower nor any of the Loan Parties, nor, to the knowledge of the Borrower, any other party to any Material Contract, will have given notice of termination of, or taken any action inconsistent with the continuation of, any Material Contract. As of the Closing Date, none of such other parties will have any presently exercisable right to terminate any Material Contract.

     SECTION 3.11. Federal Reserve Regulations. (a) Neither the Borrower nor any of the other Loan Parties is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

     (b) No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose which entails a violation of, or which is inconsistent with, the provisions of the regulations of the Board, including Regulation G, U and X.




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     SECTION 3.12. Investment Company Act; Public Utility Holding Company Act.
Neither the Borrower nor any of the other Loan Parties is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940, (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935 or (c) subject to regulation as a "public utility" or a "public service corporation" or the equivalent under any Federal or state law.

     SECTION 3.13. Use of Proceeds. (a) The proceeds of all Tranche A Revolving Loans will be used solely for working capital. The Tranche A Letters of Credit will be issued solely to support various payment obligations of the Borrower and the Restricted Subsidiaries incurred in the ordinary course of business.

     (b) The proceeds of all Tranche B Revolving Loans will be used solely (i) to fund the purchase price of any Eligible Propane Acquisitions by the Borrower or any Restricted Subsidiary (provided, in the case of an acquisition of Capital Stock, that the Person so acquired becomes a Restricted Subsidiary) and (ii) to fund Growth-Related Capital Expenditures of up to $5,000,000 per fiscal year. The Tranche B Letters of Credit will be issued solely to support obligations of the Borrower incurred in connection with such acquisitions and Growth-Related Capital Expenditures.

     (c) The proceeds of all Tranche B Term Loans will be used solely to refinance Tranche B Revolving Loans outstanding on the Tranche B Conversion Date.

     (d) The proceeds of the sale of the Units by the Public Partnership will be used by the Public Partnership and the Borrower as contemplated by the Registration Statement. In particular, the proceeds of the sale of any Units subject to the Underwriters' over-allotment option will be contributed by the Public Partnership to the capital of the Borrower for no additional consideration. Of the proceeds of the sale of the Mortgage Notes, approximately $59,300,000 will be paid by National Propane Corp. as dividends to Triarc, a portion will be used to pay transaction costs and expenses and approximately $57,300,000 will be contributed by National Propane Corp. to the Borrower under the Conveyance Agreements and will be used by the Borrower to repay in full certain indebtedness assumed by the Borrower under the Conveyance Agreements (including, without limitation, the Refunding Notes (as defined in the Registration Statement)). As of the Closing Date, the Borrower will have Net Working Capital of at least $__________________.

     SECTION 3.14. Tax Returns. Each of the Borrower and its Affiliates has filed all tax returns required by law to be filed by it (or, with respect to those tax returns listed on Schedule 3.14, has properly filed for extensions of time for the filing thereof) and has paid all taxes, assessments and other governmental charges levied upon it or any of its properties, assets, income or franchises which are due and payable, other than (a) those which are not past due or are presently being contested in good faith by appropriate proceedings diligently conducted for which such reserves




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                                                                              74

or other appropriate provisions, if any, as shall be required by GAAP have been made and (b) in the case of any such Person other than the Borrower and the Restricted Subsidiaries, those which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Borrower is a limited partnership that is treated as a pass-through entity for U.S. Federal income tax purposes. The Borrower is a limited partnership not subject to taxation with respect to its income or gross receipts under applicable state laws, except in states where such taxation would not, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 3.15. No Material Misstatements. (a) No written information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower, any Restricted Subsidiary, the General Partners or any of their Affiliates to any Agent or Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made not misleading (other than statements made regarding general economic conditions relating to national or local economies and except for projections made and delivered in good faith and on the basis of reasonable assumptions). There is no fact actually known to the Borrower which has or in the future would (so far as the Borrower or the General Partners can now reasonably foresee) have a Material Adverse Effect which has not been set forth in this Agreement (including the schedules hereto) or the Registration Statement. The Agents and the Lenders shall be entitled to rely on the statements and disclosures set forth in the Registration Statement.

     (b) All representations and warranties of the Borrower and the General Partners set forth in the Note Agreement were true and correct in all material respects on and as of the date of such agreement and will be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties were true and correct in all material respects on and as of such earlier date).

     SECTION 3.16. Employee Benefit Plans. (a) None of the General Partners, the Borrower, any Subsidiary or any Related Person (other than Triarc or any of its Non-Related Subsidiaries) has ever established, maintained, contributed to or been obligated to contribute to, and none of the General Partners, the Borrower or any Related Person has any liability or obligation with respect to, any Plan that is subject to Section 302 of Title IV of ERISA or Section 412 of the Code (other than a Multiemployer Plan). Neither the Borrower nor any Related Person has any liability or obligation to provide any amount or type of compensation or benefit in respect of any employee or former employee of the Business which relates to periods, services performed or benefits or amounts accrued prior to the transfer of the Business or the Assets pursuant to the Operative Agreements and the transactions contemplated thereby (other than pursuant to a Multiemployer Plan). None of the General Partners,




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                                                                              75

the Borrower, any Subsidiary or any Related Person has incurred any material liability under or pursuant to Title I or Title IV of ERISA with respect to any Plan and no event or condition exists or has occurred as a result of which such a liability would reasonably be expected to be incurred. None of the General Partners, the Borrower, any Subsidiary or any Related Person has engaged in any transaction, including the transactions contemplated hereunder, which could subject the Borrower or any Related Person to a material liability pursuant to
Section 4069(a) or 4212(c) of ERISA. There has been no reportable event (within the meaning of Section 4043(b) of ERISA other than one for which the applicable notice requirements have been waived by PBGC regulations) or any other event or condition with respect to any Plan which presents a risk of the termination of, or the appointment of a trustee to administer, any such Plan by the PBGC. No prohibited transaction (within the meaning of Section 406(a) of ERISA or Section 4975 of the Code) exists or has occurred with respect to any Plan which has subjected or could reasonably be expected to subject either of the General Partners, the Borrower or any Subsidiary to a material liability under Section 502(i) or 502(l) of ERISA or Section 4975 of the Code. No liability to the PBGC (other than liability for premiums not yet due) has been or is expected to be incurred with regard to any Plan by either of the General Partners, the Borrower, any Subsidiary or any Related Person. None of the General Partners, the Borrower, any Subsidiary or any Related Person contributes or is obligated to contribute or has ever contributed or been obligated to contribute to any single employer plan that has at least two contributing sponsors not under common control. Full timely payment has been made of all amounts which the General Partners, the Borrower, any Subsidiary or any Related Person is required under applicable law, the terms of each Plan or any collective bargaining agreement to have paid as contributions to each such Plan. The aggregate withdrawal liability of the General Partners, the Borrower, its Subsidiaries and the Related Persons with respect to all Multiemployer Plans, determined as if a complete withdrawal had occurred on the date hereof, would not have a Material Adverse Effect. No Multiemployer Plan is insolvent or in reorganization within the meaning of Section 4241 or 4245 of ERISA. None of the General Partners or the Borrower has any obligation to provide any material amount of post-employment welfare benefits or coverage (other than continuation coverage provided pursuant to Section 4980B of the Code or Section 606 et seq. of ERISA).

     SECTION 3.17. Environmental and Safety Matters. (a) Except as disclosed in
Schedule 3.17, each of the Borrower, the Restricted Subsidiaries and the General Partners is, and after giving effect to the transfer to the Borrower of the Assets will be, in compliance with all Environmental Laws applicable to it or to the Business or Assets except where such noncompliance would not have a Material Adverse Effect. Each of the Borrower and the Restricted Subsidiaries has timely and properly applied for renewal of all environmental permits or licenses that have expired or are about to expire and are necessary for the conduct of the Business as now conducted and as proposed to be conducted, except where the failure to timely and properly reapply would not have a Material Adverse Effect.
Schedule 3.17 lists, as of the Closing




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                                                                              76

Date, (i) all notices from Federal, state or local environmental agencies to the Borrower, any Restricted Subsidiary, either of the General Partners or any Affiliate thereof citing environmental violations affecting the Business or Assets that have not been finally resolved and disposed of, and no such violation, whether or not notice regarding such violation is listed on Schedule 3.17, if ultimately resolved against such party, individually or in the aggregate, would have a Material Adverse Effect and (ii) all current reports filed by the Borrower, each Restricted Subsidiary or either of the General Partners with any Federal, state or local environmental agency having jurisdiction over the Assets which disclose the release or threatened release of a Hazardous Material or noncompliance with an Environmental Law. True and complete copies of all current reports filed by the Borrower, each Restricted Subsidiary or either of the General Partners prior to the Closing with any Federal, state or local environmental agency having jurisdiction over the Assets, have been made available to the Lenders. Notwithstanding any such notice, except for matters the consequences of which will not have a Material Adverse Effect, (y) the Business and Assets are currently being operated in all material respects within the limits set forth in such environmental permits or licenses and (z) any current noncompliance with such permits or licenses will not result in any liability or penalty to the Borrower, any Restricted Subsidiary or either General Partner or in the revocation, loss or termination of any such environmental permits or licenses.

     (b) Except as disclosed in Schedule 3.17, all facilities located on the real property included in the Assets which are subject to regulation by RCRA are and have been operated in compliance with RCRA, except where such noncompliance would not have a Material Adverse Effect and none of the Borrower, any Restricted Subsidiary or the General Partners has received, or, to the knowledge of the Borrower, been threatened with, a notice of violation of RCRA regarding such facilities.

     (c) Except as disclosed in Schedule 3.17, no Hazardous Materials are or have been located or present at any of the real property included in the Assets or any previously owned properties in violation of any Environmental Law, which violation will have a Material Adverse Effect, or in such circumstances as to give rise to liability, which liability will have a Material Adverse Effect, and with respect to such real property there has not occurred (i) any release or threatened release of any such hazardous substance, (ii) any discharge or threatened discharge of any substance into ground, surface, or navigable waters which violates any Environmental Law or (iii) any assertion of any lien pursuant to Environmental Laws resulting from any use, spill, discharge or clean-up of any hazardous or toxic substance or waste, which occurrence referred to in clause (i), (ii) or (iii) above will have a Material Adverse Effect.

     (d) Except as disclosed in Schedule 3.17, the Borrower has not received notice that it has been identified as a potentially responsible party under CERCLA or any comparable state, local or foreign law nor has the Borrower received any notification that any Hazardous Materials that it has used, generated, stored, treated,




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                                                                              77

handled, transported or disposed of or arranged for transport for disposal or treatment of, or arranged for disposal or treatment of, has been found at any site at which any Governmental Authority or private party is conducting or plans to conduct a remedial investigation or other action pursuant to any Environmental Law.

     (e) For purposes of this Section 3.17, the "Assets" include all assets and properties covered by the Agency Agreement.

     SECTION 3.18. Security Interests. The Trustee for the benefit of the Secured Parties will at all times have the Liens provided for in the Collateral Documents and, subject to the filing by the Trustee of continuation statements to the extent required by the Uniform Commercial Code, the recordations, publications, registrations and filings contemplated by Section 6.14 with respect to motor vehicles and rolling stock and the execution and delivery of Agency Account Agreements for certain bank accounts (which shall be accomplished in accordance with all applicable terms of this Agreement and the Collateral Documents), the Collateral Documents will at all times constitute a valid and continuing lien of record and first priority perfected security interest in all the Collateral referred to therein. No filings or recordings are required in order to perfect the security interests created under the Collateral Documents, except for filings or recordings listed on Schedule 3.18. All such listed filings and recordings will have been made on or prior to the Closing Date, except as otherwise expressly provided in Schedule 3.18, and on the Closing Date will, when taken together with all Mortgages recorded at or prior to the Closing Date that constitute first priority perfected liens on the real property interests they purport to encumber, constitute and evidence first priority perfected security interests and Liens on Assets representing more than 80% of the aggregate fair market value of all the Assets and all assets and properties covered by the Agency Agreement.

     SECTION 3.19. Solvency. Upon the making of the initial Loan or the issuance of the initial Letter of Credit hereunder and the concurrent or prior consummation of the Transactions, each of the Borrower and the Restricted Subsidiaries will be Solvent. "Solvent" means, with respect to any Person, that
(a) the sum of the assets of such Person, both at a fair valuation and at present fair saleable value, will exceed the liabilities of such Person, (b) such Person will have sufficient capital with which to conduct its business as presently conducted and as proposed to be conducted and (c) such Person has not incurred debts, and does not intend to incur debts, beyond its ability to pay such debts as they mature. For purposes of the foregoing definition, "debts" means any liabilities on claims, and "claim" means (i) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (ii) a right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. With respect to any contingent liabilities, such liabilities shall be computed at the amount which, in light




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of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.

     SECTION 3.20. Transactions with Affiliates. Except as set forth in Schedule
3.20 and except for agreements and arrangements among the Borrower and Restricted Subsidiaries or among Restricted Subsidiaries, as of the Closing Date, neither the Borrower nor any of the Subsidiaries is a party to, and none of the properties and assets of the Borrower or any of the Subsidiaries is subject to or bound by, any agreement or arrangement with, and neither the Borrower nor any of the Subsidiaries is engaged in any transaction with, (a) any Affiliate of the Borrower or any of the Subsidiaries or (b) any Affiliate of Triarc.

     SECTION 3.21. Ownership. The only general partners of the Borrower are the General Partners and the only general partners of the Public Partnership are the General Partners. Upon the consummation of the Closing, the National Propane Corp. will own a 1.0101% general partner interest in the Borrower and National Propane SGP will own a 1.0101% general partner interest in the Borrower. The only limited partner of the Borrower is the Public Partnership. Upon the consummation of the Closing, the Public Partnership will own a 97.9798% limited partner interest in the Borrower acquired as provided in the Registration Statement. Upon consummation of the Closing, the General Partners will each own an unsubordinated 1.0% general partner interest in the Public Partnership and the Managing General Partner will own a 41.4% subordinated general partner interest in the Public Partnership (40.6% on a combined basis).

     SECTION 3.22. Insurance. The Borrower and the Subsidiaries maintain with Permitted Insurers policies of fire and other all risk perils available on a commercially reasonable basis, liability, business interruption and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are reasonable for the business and assets of the Borrower and the Subsidiaries. All such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date under comprehensive general liability and workmen's compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. The activities and operations of the Borrower and the Subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

     SECTION 3.23. Labor Relations. Neither the Borrower nor any of the Subsidiaries is engaged in unfair labor practice that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is (a) no material unfair labor practice complaint pending against the Borrower or any of the Subsidiaries or affecting the Business for which the Borrower or any of the




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                                                                              79

Subsidiaries has received actual notice or, to the knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, (b) no material grievance or arbitration proceeding arising out of or under any collective bargaining agreement pending against the Borrower or any of the Subsidiaries or affecting the Business or, to the knowledge of the Borrower, threatened against any of them, (c) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of the Subsidiaries or, to the knowledge of the Borrower, threatened against the Borrower or any of the Subsidiaries, (d) to the knowledge of the Borrower, no union representation question existing with respect to the employees of the Borrower or any of the Subsidiaries which could reasonably be expected to have a Material Adverse Effect and (e) to the knowledge of the Borrower, no union organizing activities are taking place which could reasonably be expected to have a Material Adverse Effect.

     SECTION 3.24. Changes, etc. Except as contemplated by this Agreement, the other Loan Documents or the Registration Statement, subsequent to the respective dates as of which information is given in the Registration Statement and prior to or on the Closing Date, the Borrower and the other Loan Parties have not incurred any material liabilities or obligations, direct or contingent, or entered into any material transaction not in the ordinary course of business, and no events have occurred which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and there has not been any Restricted Payment of any kind declared, paid or made by the Borrower or either of the General Partners (other than (a) intercompany transfers from National Propane Corp. to Triarc in the ordinary course of business and of the nature of such transfers historically made by National Propane Corp. to Triarc prior to the initial filing of the Registration Statement and (b) distributions being made as part of the Transactions as described in the Registration Statement).

     SECTION 3.25. Indebtedness. Other than the Indebtedness represented by the Mortgage Notes, Indebtedness set forth on Schedule 6.01(g) or Indebtedness incurred hereunder, none of the Borrower and the Subsidiaries will have any secured or unsecured Indebtedness outstanding as of the Closing Date. As of the Closing Date, no instrument or agreement to which the Borrower or any of the Subsidiaries is a party or by which the Borrower or any of the Subsidiaries is bound or which is applicable to the Borrower or any of the Subsidiaries (other than this Agreement and the Note Agreement) contains any restrictions on the incurrence by the Borrower or any of the Subsidiaries of additional Indebtedness.

     SECTION 3.26. Transfer of Assets and Business. (a) The Borrower and its Subsidiaries will at the Closing, after giving effect to the transfer of the Assets on or prior to the Closing Date as described in the Registration Statement, be in possession of and operating in compliance in all material respects with all franchises, grants, authorizations, approvals, licenses, permits, easements, rights-of-way, consents, certificates and orders required to own, lease or use its properties (including to own,




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                                                                              80

lease or use the Assets and to assume certain liabilities relating to the Assets as described in the Registration Statement and the Operative Agreements) and to permit the conduct of the Business as now conducted and proposed to be conducted, except for those franchises, grants, authorizations, approvals, licenses, permits, easements, rights-of-way, consents, certificates and orders
(i) which are not required at this time and are routine or administrative in nature and are expected in the reasonable judgment of the Borrower to be obtained or given in the ordinary course of business after the date of the Closing or (ii) which are included in the Permitted Exceptions.

     (b) Upon the consummation of the Closing (and after giving effect to any releases of Liens obtained at the Closing), the Borrower will have (i) good and marketable title to the portion of the Assets constituting real property owned in fee simple by the Borrower, (ii) good and valid leasehold interests in the portion of the Assets constituting real property leased by the Borrower other than certain leased property covered by the Agency Agreement (which will not constitute more than [ ]% of the Assets] and (iii) good and sufficient title to or leasehold interests in the portion of the Assets constituting personal property other than certain personal property covered by the Agency Agreement (which will not constitute more than [ ]% of the Assets), in each case subject to no Liens except those permitted under Section 6.02. The Assets are all of the assets and properties necessary to enable the Borrower to conduct the Business in the same manner as previously conducted by the National Propane Group and include all options to purchase or rights of first refusal granted to or for the General Partners with respect to any of the Assets leased by either of the General Partners. The Assets constituting an interest in real property to be conveyed to the Borrower pursuant to the Conveyance Agreements are located in the counties and states listed in Schedule 3.26. Upon consummation of the Closing (and receipt of all Required Consents on or prior to the Closing) and the execution and delivery of the Agency Agreement, the Borrower will have the same possessory and other rights in the Assets, and as are necessary for the operation of the Business, as the General Partners had prior to the consummation of the Transactions. All leases that are Assets are valid and subsisting and are in full force and effect. Except to perfect and to protect security interests permitted under Section 6.02, (A) at the time of the Closing, no presently effective financing statement under the Uniform Commercial Code which names the Borrower, any Restricted Subsidiary, Triarc or either of the General Partners as debtor, which individually or in the aggregate relates to any part of the Assets, any other assets pledged pursuant to any Collateral Document or any assets covered by the Agency Agreement (other than financing statements in favor of The Bank of New York for which executed termination statements will be delivered at Closing or financing statements in respect of Indebtedness permitted under Section 6.01(g) and secured by Liens permitted under Section 6.02(k)(iii)), will be on file in any jurisdiction and (B) at the time of the Closing, none of the Borrower, Triarc or either of the General Partners will have signed any presently effective financing statement or any presently effective security agreement, which relates to any part of the Assets, any other assets pledged pursuant to any Collateral Document or any assets covered by the Agency Agreement, autho-




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                                                                              81

rizing any secured party thereunder to file any such financing statement, except for financing statements to be executed and filed in connection with the Closing or financing statements in respect of Indebtedness permitted under Section 6.01(g) and secured by Liens permitted under Section 6.02(k)(iii).

     (c) Upon the consummation of the Closing, (i) the General Partners will have transferred to the Borrower beneficial and (except in the case of motor vehicles covered by certificates of title where the certificates of title will have been duly executed in favor of the Borrower, the Lien of the Trustee will have been duly provided for thereon and such certificates of title will have been delivered to the Borrower and/or the Trustee, but will not have yet been submitted to the appropriate governmental agency for reissuance) record ownership of all properties (including trademarks, tradenames and other intellectual property used in the Business), easements and licenses comprising the Assets, (ii) the Conveyance Agreements and the Collateral Documents (other than the Trust Agreement), or proper notices, statements or other instruments in respect thereof, will have been duly recorded, published, registered and filed as required by Section 4.01(d), (iii) the Triarc Note or proper notices, statements or other instruments in respect thereof, covering all of the assets covered by such Triarc Note, shall have been duly executed, and all other actions reasonably deemed necessary by the Administrative Agent shall have been duly performed or taken, in such manner as is required by applicable law to establish, perfect, preserve and protect the rights and first priority Liens purported to be granted by such Triarc Note to the Borrower and its respective successors and assigns and (iv) the Security Agreements (other than the Triarc
Note) and proper notices, statements or other instruments in respect thereof, covering all the Assets covered by the Security Agreements (except as expressly contemplated by the terms thereof and of Section 3.18) shall have been duly executed, and all other actions reasonably deemed necessary by the Administrative Agent shall have been duly performed or taken, in such manner as is required by applicable law to establish, perfect, preserve and protect the rights and first priority Liens purported to be granted by the Security Agreements to the Trustee with respect to the Assets for the benefit of the Lenders and their respective successors and assigns. Upon consummation of the Closing, the Borrower will hold all right, title and interest in and to the trade name "National Propane" and all other trademarks and trade names used in the Business as are held by Triarc and its Affiliates on the date of this Agreement and will hold exclusive right, title and interest in and to all customer lists used in the Business.

     SECTION 3.27. Chief Executive Office. The chief executive office of the Borrower and the General Partners and the office where each maintains its records relating to the transactions contemplated by the Operative Agreements are located at Suite 1700, IES Tower, 200 1st Street, P.O. Box 2067, Cedar Rapids, Iowa 52401-2067.




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                                                                              82

     SECTION 3.28. Fixed Price Supply Contracts. None of the Borrower and the Restricted Subsidiaries is a party to any contract for the purchase or supply by such parties of propane or other product except where (a) the purchase price is set with reference to a spot index or indices substantially contemporaneously with the delivery of such product or (b) delivery of such propane or other product is to be made no more than one year after the purchase price is agreed to. All such contracts referred to in the foregoing clause (b) which are in effect on the Closing Date are set forth in Schedule 3.28.

     SECTION 3.29. Trading and Inventory Policies. As of the Closing Date, the Borrower maintains a trading policy to the effect that neither it nor any of the Restricted Subsidiaries will trade any commodities (except that the Borrower may enter into Commodity Hedging Agreements in the ordinary course of business and consistent with customary industry practices). As of the Closing Date, the Borrower maintains a supply inventory position policy to the effect that neither it nor any of the Restricted Subsidiaries will hold on hand, as of any date, more Commodities Inventory than will be sold in the normal course of business during any 60-day period. As of the Closing Date, the Borrower and the Restricted Subsidiaries are in compliance with such policies.


                                   ARTICLE IV

                              CONDITIONS OF LENDING

     SECTION 4.01. Effectiveness. This Agreement shall become effective when all of the conditions precedent set forth in this Section 4.01 shall have been satisfied:

     (a) Each Lender shall have received counterparts hereof signed by each of the parties hereto.

     (b) Each Lender shall have received duly executed Notes, dated the Closing Date, complying with the provisions of Section 2.04.

     (c) Each Lender shall have received counterparts of the General Partners Guarantee Agreement duly executed by each of the General Partners and the Subsidiaries Guarantee Agreement duly executed by the Restricted Subsidiaries.

     (d) The Trustee on behalf of the Secured Parties shall have a security interest in the Collateral of the type and priority described in each Collateral Document, perfected to the extent contemplated by Section 3.18 and each Lender shall have received:

          (i) counterparts of (A) the Partners Security Agreement, duly executed by each of the General Partners and the Public Partnership, (B) the




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                                                                              83

     Triarc Note (duly executed by Triarc and duly endorsed by the Borrower in a manner satisfactory to the Administrative Agent), accompanied by undated assignments executed in blank, blank stock powers and certificates representing all of the Capital Stock of National Propane Corp. owned directly by Triarc as of the Closing Date, which shall constitute at least 75.7% of the common stock of National Propane Corp., (C) the Borrower Security Agreement, duly executed by the Borrower, National Propane Corp. and the Restricted Subsidiaries (other than National Sales and Services, Inc.), and (D) a duly completed and executed Perfection Certificate from the Borrower;

          (ii) certificates representing all outstanding Capital Stock of the Subsidiaries (or, in the case of any foreign Subsidiary, 65% of its outstanding Capital Stock), accompanied by undated stock powers endorsed in blank, and Intercompany Notes, duly executed by the Subsidiaries, accompanied by undated assignments executed in blank;

          (iii) counterparts of the Cash Collateral Agreement;

          (iv) an acknowledgement copy, or other evidence satisfactory to each Lender, of the proper filing, registration or recordation of each document (including each Uniform Commercial Code financing statement) required by law or reasonably requested by the Lenders to be filed, registered or recorded, in each jurisdiction where the Borrower, any Restricted Subsidiary or any other Loan Party owns any Assets or conducts any portion of the Business and in which such filing, registration or recordation is so required or requested, in order to create in favor of the Trustee for the benefit of the Secured Parties a valid, legal and perfected security interest in or lien on the Collateral (other than motor vehicles and rolling stock) that is the subject of the Security Agreements;

          (v) certified copies of Requests for Information (form UCC-11), or equivalent reports from Prentice-Hall Financial Services or other independent search service satisfactory to the Lenders, listing (A) any judgment naming any member of the National Propane Group as judgment debtor, (B) any tax lien that names any member of the National Propane Group as a delinquent taxpayer in any of the jurisdictions referred to in clause (iii) above and (C) any Uniform Commercial Code financing statement that names any member of the National Propane Group as debtor or seller filed in any of the jurisdictions referred to in clause (iv) above;

          (vi) appropriate duly executed termination statements (Form UCC-3) signed by all persons disclosed as secured parties in the jurisdictions referred to in clause (iv) above in form for filing under the Uniform Commercial Code of such jurisdictions;




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                                                                              84

          (vii) counterparts of each Mortgage covering the real property interests listed on Schedule 4.01(d)(vii), duly executed by National Propane Corp. and the Borrower or the Subsidiary that is to be a party thereto, and such other documents relating to the Mortgaged Properties as may be requested by the Lenders, including such appraisals with respect to the Mortgaged Properties as are required to be obtained in order to comply with applicable laws, including banking laws, regulations and guidelines applicable to any Lender, such landlord waivers, subordination agreements, estoppel certificates and other customary closing documents as shall be reasonably requested by the Lenders (other than any such subordination agreements, estoppel certificates and other closing documents as are immaterial in the judgment of the Required Lenders) and such legal opinions as are required to be furnished pursuant to the terms of the Mortgages or reasonably requested by the Lenders;

          (viii) counterparts of the Trust Agreement;

          (ix) counterparts of the Conveyance Agreements in form and substance satisfactory in all respects to the Agents;

          (x) counterparts of the Agency Agreement in form and substance satisfactory in all respects to the Agents (including satisfaction as to the assets and properties covered by the Agency Agreement); and

          (xi) counterparts of each Agency Account Agreement covering all "clearing" or "sweep" accounts of the Borrower, duly executed by the parties thereto.

     (e) The Trustee shall have received:

          (i) a mortgagee's policy of title insurance, including mechanic's lien coverage, with respect to all of the properties and facilities listed on
     Schedule 4.01(d)(vii), issued by a Title Company or Companies authorized to issue title insurance in the states in which such properties or facilities are located and satisfactory in form and substance to the Lenders with provisions for coinsurance or reinsurance, if any, satisfactory to the Lenders, dated the Closing Date and satisfactory in substance and form to the Lenders, insuring the interest of the Trustee under the Collateral Documents as valid first liens on the Mortgaged Properties, free of Liens (other than Liens permitted by Section 6.02) or other exceptions to title not approved and accepted by the Lenders, such policies to be in an amount at least equal to the amounts set forth opposite each of the individual properties and facilities so identified on Schedule 3.07; and




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

          (ii) The Trustee shall have received copies of "As-Built" ALTA surveys with respect to all of the properties and facilities listed on Schedule 4.01(d)(vii), certified to the Trustee and the Title Company or Companies, and reasonably satisfactory to the Lenders.

     (f) The Lenders shall have received opinions of (i) Paul, Weiss, Rifkind, Wharton & Garrison, special counsel to the Borrower, substantially in the form of Exhibit I-1 hereto, (ii) Andrews & Kurth, special tax counsel to the Borrower, substantially in the form of Exhibit I-2 hereto and (iii) local counsel to the Borrower satisfactory to the Lenders in each jurisdiction in which a Mortgage is recorded as contemplated by Section 4.01(d)(vii), substantially in the form of Exhibit I-3 hereto and (iv) _________________, counsel to the Trustee, in form and substance reasonably satisfactory to the Lenders, and covering such additional matters relating to the transactions contemplated hereby as the Lenders may reasonably request, each such opinion to be dated the Closing Date and addressed to the Lenders. In addition, the Lenders shall have received copies of each of the opinions delivered pursuant to the Underwriting Agreement (other than the opinion of counsel to the Underwriters) and the Note Agreement, accompanied by letters, dated the Closing Date and addressed to the Lenders (unless such opinions are addressed to the Lenders or expressly include such reliance provision), from the counsel rendering such opinions, including Andrews & Kurth L.L.P., counsel to the Borrower, stating that the Lenders are entitled to rely on such opinions as if they were addressed to the Lenders.

     (g) The Lenders shall have received:

          (i) a certificate, dated the Closing Date and signed by a Financial Officer of each of the Loan Parties, confirming compliance with the conditions precedent set forth in paragraphs (j), (l), (n), (p), (w), (x),
     (y), (z) and (aa) of this Section 4.01;

          (ii) a copy of the partnership agreement, certificate of incorporation or other constitutive documents, including all amendments thereto, of each of the Loan Parties, certified as of a recent date by the Secretary of State of the State of its organization, and a certificate as to the good standing of each such party as of a recent date, from such Secretary of State;

          (iii) a certificate of the Secretary or Assistant Secretary of each of the Loan Parties dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such party (or, in the case of the Borrower and the Public Partnership, of the General Partners) as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party (or, in the case of the Borrower and the Public Partnership, of the General Partners) authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is or will be a party, the consummation of the Transactions and, in the case of the Borrower, the extensions of credit hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate of incorporation or other constitutive documents of such Loan Party (or, in the case of the Borrower and the Public Partnership, of the General Partners) have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (ii) above, (D) in the case of the certificate of the Managing General Partner, that the Registration Statement at the time it became effective did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading and (E) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (or, in the case of the Borrower and the Public Partnership, of the Managing General Partner);

          (iv) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (iii) above;

          (v) a true and complete copy of the Note Agreement, the Registration Statement and the Underwriting Agreement; and

          (vi) such other documents, opinions, certificates and agreements in connection with the Transactions and the Facilities, in form and substance satisfactory to the Lenders, as they or their counsel shall reasonably request, including counterpart originals or certified copies of all the other Operative Agreements.

     (h) Each Lender shall have completed, and shall be reasonably satisfied in all respects with the results of, its due diligence investigation of (i) the Transactions, (ii) the business, assets, condition (financial and otherwise), liabilities (actual and contingent) and prospects of the Borrower, (iii) litigation, tax, accounting, labor, health and safety, environmental, insurance, pension and other employee benefit matters and (iv) real estate leases, material contracts, debt agreements, property ownership, and contingent liabilities of the Borrower and the Subsidiaries.

     (i) Each Lender shall be reasonably satisfied with (i) the structure and all other aspects of the Transactions as they affect the Borrower, including all legal, tax and accounting matters relating to the Transactions and the terms of all agreements and instruments to be entered into in connection with the Transactions, (ii) the amount, terms and conditions (including maturity, amortization, interest rates and fees, covenants, events of default, redemption and other provisions) of the Mortgage

Notes and (iii) the ownership structure of the Borrower, the Public Partnership and the General Partners after giving effect to the Transactions.

     (j) There shall not have occurred or become known any material adverse change with respect to the business, assets, operations, properties, condition (financial or otherwise) or liabilities (actual or contingent) of the Borrower from that shown in the information and projections reviewed by the Lenders prior to the date of this Agreement.

     (k) All components of the Transactions shall be consummated in accordance with applicable laws and regulations, on terms satisfactory in all material respects to each Lender, and contemporaneously with the effectiveness of the Facilities.

     (l) The Borrower shall have paid all Fees and other amounts due and payable to any Agent or Lender on or prior to the Closing Date, including reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower under the Work Letters with the Managing General Partner executed prior to the date hereof or under any Loan Document (to the extent invoices or statements therefor have been received).

     (m) In the case of each Lender, each other Lender, the Administrative Agent, each Issuing Bank and the Syndication Agent shall have simultaneously executed and delivered this Agreement.

     (n) After giving effect to the Transactions, (i) the Borrower and the Subsidiaries shall have no indebtedness or other liabilities to third parties (including affiliates), whether accrued, absolute, contingent or threatened, and whether due or to become due, except in respect of (A) the Facilities, (B) the Mortgage Notes, (C) as set forth on Schedule 6.01(g), (D) accounts payable and other liabilities disclosed on Schedule 3.05(d) or the unaudited pro forma balance sheet referred to in Section 3.05(c) and satisfactory in all respects to the Lenders and (E) liabilities (other than indebtedness for borrowed money) incurred in the ordinary course of business since March 31, 1996 (none of which other liabilities, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect), (ii) any existing credit facilities of the National Propane Group shall have been permanently terminated and (iii) except for Liens permitted by Section 6.02, any liens on or claims or encumbrances affecting any assets or properties of the Borrower and the Subsidiaries or any other Collateral (including the Capital Stock of the Borrower) shall have been released in a manner reasonably satisfactory to the Administrative Agent.

     (o) The Lenders shall be reasonably satisfied with all legal matters and documentation incident to the Facilities and all corporate and other proceedings taken or to be taken in connection therewith.




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

     (p) The Underwriting Agreement and the Note Agreement shall have been executed and delivered by the parties thereto; such agreements shall not have been amended or modified, nor any material provision thereof waived by any party thereto, except such as shall be reasonably satisfactory to the Lenders; all conditions precedent to the obligations of the Underwriters and the purchases of Mortgage Notes set forth therein shall have been satisfied (without giving effect to any waiver thereof, except such as shall be reasonably satisfactory to the Lenders); simultaneously with the effectiveness of the Facilities, there shall occur the consummation of the closing under such agreements; and the aggregate net cash proceeds from the sale of the Units shall be at least $115,000,000 and from the sale of the Mortgage Notes shall be at least $115,000,000 and no more than $125,000,000. Prior to the Closing, the Mortgage Notes shall have received a rating of at least BBB from Fitch Investors Services, Inc., which rating remains in effect as of the Closing.

     (q) The Lenders shall have received (i) financial statements and other financial information satisfactory in all respects to the Lenders, including historical, pro forma and projected information and (ii) a statement of sources and uses of funds in connection with the Transactions.

     (r) The Lenders shall have received such information as the Lenders may request as to the aging and concentration of the accounts receivable of the Borrower and the Subsidiaries and as to their inventory, and shall have completed and be reasonably satisfied with their review thereof.

     (s) The Lenders shall be reasonably satisfied with the amount and scope of the insurance coverage of the Borrower and the Subsidiaries and the identity of the insurers providing such coverage, and shall have received (i) a satisfactory report from the Borrower's independent insurance broker, Kaye Insurance Associates, Inc. together with any other evidence reasonably requested by the Agents, demonstrating that the insurance required by Section 6.11 and by the terms of the other Loan Documents is in effect and (ii) insurance certificates on Accord Form 27, demonstrating that such insurance is in effect.

     (t) The Lenders shall be satisfied in all material respects with all agreements and transactions between any of the Borrower and the Subsidiaries, on the one hand, and any of their Affiliates, on the other hand.

     (u) Environmental Strategies Corporation shall have conducted environmental reviews and audits of the properties of the Borrower and the Subsidiaries listed on Schedule 4.01(d)(vii), in form and substance satisfactory to the Lenders, and the Lenders shall be satisfied with the amount and nature of any environmental exposures to which any of the Borrower and the Subsidiaries may be subject and the plans of the Borrower with respect thereto.

     (v) The Lenders shall have received true and complete copies of an appraisal report of Valuation Research setting forth their appraisal of the Assets and the contents of such report shall be reasonably satisfactory to the Lenders.

     (w) All Required Consents and all other governmental, regulatory, shareholder and third party consents, approvals, filings, registrations and other actions required in order to consummate the Transactions or the Facilities shall have been obtained or made, as applicable, except for the Permitted Exceptions, and shall remain in full force and effect, in each case without the imposition of any condition or restriction which is, in the judgment of the Lenders, materially adverse to the Borrower or any of the Subsidiaries.

     (x) There shall not be any pending proceeding requesting an injunction or restraining order with respect to the Transactions or the Facilities or challenging the validity or enforceability of the Transactions or the Facilities.

     (y) The representations and warranties set forth in Article III hereof and the representations and warranties of the Borrower and the other Loan Parties set forth in the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date).

     (z) Upon consummation of the Transactions on the Closing Date, no Default or Event of Default shall have occurred and be continuing.

     (aa) Prior to the Closing, the Conveyance Agreements and the Collateral Documents (other than the Trust Agreement), or proper notices, statements or other instruments in respect thereof, covering all or substantially all of the Assets covered by the Conveyance Agreements and Collateral Documents (other than as relate to motor vehicles, rolling stock [and intellectual property]), shall have been duly recorded, published, registered and filed, and all other actions deemed necessary by the Lenders shall have been duly performed or taken, in such manner and in such places as is required by applicable law (i) to convey to the Borrower record and beneficial ownership of the Assets purported to be conveyed by such Conveyance Agreements and (ii) to establish, perfect, preserve and protect the rights and first priority liens and security interests purported to be granted by each of the Collateral Documents to the Trustee with respect to the Assets (other than motor vehicles, rolling stock[, intellectual property] and certain bank accounts) for the benefit of the Lenders and their respective successors and assigns, and all taxes, fees and other charges then due in connection with the execution, delivery, recording, publishing, registration and filing of such documents or instruments and the establishment of the Facilities shall have been paid in full.

     SECTION 4.02. All Extensions of Credit. The obligations of the Lenders to make Loans hereunder, and the obligation of the Issuing Bank to issue Letters of Credit hereunder, are subject to the satisfaction of the conditions precedent set forth in this Section 4.02 on the date of each Borrowing and on the date of issuance of each Letter of Credit:

     (a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 or a notice requesting the issuance of a Letter of Credit as required by Section 2.21(c), as applicable.

     (b) The representations and warranties set forth in Article III hereof and the representations and warranties of the Borrower and the other Loan Parties set forth in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing (other than a Borrowing of any Class which does not increase the aggregate outstanding principal amount of all Borrowings of such Class and other than the refinancing on the Tranche B Conversion Date pursuant to Section 2.11(b)) or the date of the issuance of such Letter of Credit with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date).

     (c) At the time of and immediately after such Borrowing or the issuance of such Letter of Credit, the aggregate outstanding principal amount of the Loans of each Class and the Letter of Credit Exposure of each Class will not exceed the limitations set forth in Sections 2.01, 2.21 and 6.01(e), respectively.

     (d) At the time of and immediately after such Borrowing (other than a Borrowing of any Class which does not increase the aggregate outstanding principal amount of all Borrowings of such Class and other than the refinancing on the Tranche B Conversion Date pursuant to Section 2.11(b)) or the issuance of such Letter of Credit, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing hereunder and each request for the issuance of a Letter of Credit hereunder shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing or issuance as to the matters specified in paragraphs (b), (c) and (d) of this Section 4.02. For purposes of Section 4.02, the "issuance" of a Letter of Credit shall include any extension, renewal or amendment of a Letter of Credit.

     SECTION 4.03. Tranche B Extensions of Credit. The obligations of the Lenders to make Tranche B Revolving Loans hereunder, and the obligation of the Issuing Bank to issue Tranche B Letters of Credit hereunder, are subject to the satisfaction of the conditions precedent set forth in this Section 4.03 and the additional conditions precedent set forth under Section 4.02 on the date of each Tranche B




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

Revolving Credit Borrowing and on the date of issuance of each Tranche B Letter of Credit:

     (a) At the time of and immediately after any Tranche B Revolving Credit Borrowing made and/or any Tranche B Letter of Credit issued in connection with any Eligible Propane Acquisition, (i) the ratio of (A) the sum (I) of the principal amount of such Borrowing and (II) the face amount of such Letter of Credit to (B) the cash flow of such acquired business for the then most recent period of four fiscal quarters, calculated on the same basis, including pro forma adjustments, as provided for an acquired business or asset in the definition of Consolidated Cash Flow, shall be no greater than 8.00:1.00 and
(ii) the Borrower shall have prepared and furnished to the Agents prior to such Borrowing or issuance pro forma financial statements demonstrating the fulfillment of such condition to the satisfaction of the Agents.

     (b) If Capital Stock is being purchased with proceeds from such Tranche B Revolving Credit Borrowing, the Agents and the Trustee shall have received counterparts of a Supplemental Agreement duly executed by the issuer of such Capital Stock (and all terms of such Supplemental Agreement shall have been satisfied).

     (c) In the case of any Tranche B Revolving Credit Borrowing (or series of related Tranche B Revolving Credit Borrowings) in a principal amount, and/or any Tranche B Letter of Credit (or series of related Tranche B Letters of Credit) having a face amount, in excess of $1,500,000 to be used for Growth-Related Capital Expenditures, the Agents shall have received (A) all financial information reasonably requested by the Agents in connection with such Growth-Related Capital Expenditures, (B) a statement of sources and uses of funds in connection with such Growth-Related Capital Expenditures, and (C) a statement that such expenditures are Growth-Related Capital Expenditures, and not expenditures for maintenance of existing capital assets, in each case certified by a Financial Officer of the Borrower.

     (d) All components of the Eligible Propane Acquisition or Growth-Related Capital Expenditure financed with such Tranche B Revolving Credit Borrowing or Tranche B Letter of Credit shall be consummated in all material respects in accordance with applicable laws and regulations.

     (e) All governmental, regulatory, shareholder and third party consents, approvals, filings, registrations and other actions required in order to consummate the Eligible Propane Acquisition or Growth-Related Capital Expenditure financed with such Tranche B Revolving Credit Borrowing or Tranche B Letter of Credit (other than any such actions the absence of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect) shall have been obtained in all material respects or made and shall remain in full force and effect, without the imposition of any condition or restriction which is, materially adverse to the Borrower or any of the Subsidiaries.




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

     (f) There shall not be any pending proceeding requesting an injunction or restraining order with respect to the Eligible Propane Acquisition or Growth-Related Capital Expenditure financed with such Tranche B Revolving Credit Borrowing or Tranche B Letter of Credit or challenging the validity or enforceability of such acquisition or Growth-Related Capital Expenditure.

     (g) On the date of the making of such Tranche B Revolving Credit Borrowing or the issuance of such Tranche B Letter of Credit, (i) after giving effect to such Borrowing or issuance and the Eligible Propane Acquisition or Growth-Related Capital Expenditure for which such Borrowing or Letter of Credit is being used (and any other such Borrowings, issuances, acquisitions, expenditures or other Specified Events which have occurred since the first day of the applicable Reference Period) (A) no Default or Event of Default shall have occurred and be continuing and (B) the Leverage Ratio as of the last day of the Reference Period with respect to the date of such Borrowing or issuance, calculated on a pro forma basis as if such Borrowing or issuance, related Eligible Propane Acquisition or Growth-Related Capital Expenditure and other Specified Events had occurred on the first day of such Reference Period, shall be no greater than the Permitted Maximum Ratio on the date of such Borrowing or issuance and (ii) the Borrower shall have prepared and furnished to the Agents prior to such Borrowing or issuance pro forma financial statements demonstrating the fulfillment of such condition in reasonable detail.

     (h) The Agents shall have received an Officers' Certificate, dated the date of such Tranche B Revolving Credit Borrowing or issuance of such Tranche B Letter of Credit, to the effect that the use of proceeds of such Borrowing or such Letter of Credit complies with Section 3.13(b), specifying the basis for such conclusion in reasonable detail.

Each Tranche B Revolving Credit Borrowing hereunder and each request for the issuance of a Tranche B Letter of Credit hereunder shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing or issuance as to the matters specified in paragraphs (a), (d), (e), (f), (g) and
(h) of this Section 4.03. For purposes of this Section 4.03, the "issuance" of a Tranche B Letter of Credit shall include any extension, renewal or amendment of a Tranche B Letter of Credit.


                                    ARTICLE V

                  ACCOUNTING; FINANCIAL STATEMENTS; INSPECTION

     The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect or any Facilities Obligations shall be unpaid, and until the Commitments have been terminated and the Loans, together with interest, Fees and all other Facilities Obligations have been paid in full, all Letters of Credit




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
have been cancelled or have expired and all Letter of Credit Disbursements have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing:

     SECTION 5.01. Accounting. The Borrower will maintain, and will cause each Restricted Subsidiary to maintain, a system of accounting established and administered in accordance with GAAP, and will accrue, and will cause each Restricted Subsidiary to accrue, all such liabilities as shall be required by GAAP.

     SECTION 5.02. Financial Statements. The Borrower will deliver to the
Lenders:

     (a) as soon as practicable, but in any event within 60 days after the end of each of the first three quarterly fiscal periods in each fiscal year of the Borrower, (i) consolidated (and (A) if the Restricted Subsidiaries or a Restricted Subsidiary constitute (or constitutes, as the case may be) a Substantial Portion, then as to the Restricted Subsidiaries or (B) if the Restricted Subsidiaries do not or a Restricted Subsidiary does not constitute a Substantial Portion, but one or more Restricted Subsidiaries have outstanding Indebtedness owing to Persons other than the Borrower or any Restricted Subsidiary and other than pursuant to any Collateral Documents, then as to such Restricted Subsidiaries, consolidating) balance sheets of the Borrower and the Restricted Subsidiaries as at the end of such period and the related consolidated (and, as to statements of income and cash flows, if applicable and as appropriate, consolidating) statements of income, surplus or partners' capital, cash flows and stockholders' equity of the Borrower and the Restricted Subsidiaries for such period and (in the case of the second and third quarterly periods) for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case (except in the case of financial statements with respect to the first full fiscal year of the Borrower immediately following the Closing or if consolidating balance sheets of the Restricted Subsidiaries were not required to be delivered pursuant to this subdivision (a) for the previous corresponding period) in comparative form the consolidated and, where applicable and as appropriate, consolidating figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified by the principal financial officer of each of the General Partners as presenting fairly, in all material respects, the information contained therein (subject to changes resulting from normal year-end adjustments), in accordance with GAAP applied on a basis consistent with prior fiscal periods; provided that, for purposes of this Section 5.02, "Substantial Portion" shall mean that either (x) either (1) the book value of the assets of the Restricted Subsidiaries exceeds 10% of the book value of the consolidated assets of the Borrower and the Restricted Subsidiaries or (2) the Restricted Subsidiaries account for more than 10% of the Consolidated Net Income of the Borrower and its Restricted Subsidiaries, in each case in respect of the four fiscal quarters ended as of the date of the applicable financial statement] or
(y) either (A) the book value of the assets of any Restricted Subsidiary exceeds 5% of the book value of the consolidated assets of the Borrower and the Restricted Subsidiaries, or (B) any Restricted Subsidiary accounts for more than 5%




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                                                                              94

of the Consolidated Net Income of the Borrower and its Restricted Subsidiaries, in each case in respect of the four fiscal quarters ended as of the date of the applicable financial statement and (ii) copies of the Public Partnership's Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC;

     (b) as soon as practicable, but in any event within 120 days after the end of each fiscal year of the Borrower ending after the date of this Agreement, (i) consolidated (and (A) if the Restricted Subsidiaries or a Restricted Subsidiary constitute (or constitutes, as the case may be) a Substantial Portion, then as to the Restricted Subsidiaries or (B) if the Restricted Subsidiaries do not or a Restricted Subsidiary does not constitute a Substantial Portion, but one or more Restricted Subsidiaries have outstanding Indebtedness owing to Persons other than the Borrower or any Restricted Subsidiary and other than pursuant to any Collateral Documents, then as to the Restricted Subsidiaries, consolidating) balance sheets of the Borrower and the Restricted Subsidiaries and the consolidated balance sheet of each of the General Partners as at the end of such year and the related consolidated (and, as to statements of income and cash flows, if applicable and as appropriate, consolidating) statements of income, partners' capital, cash flows and stockholders' equity of the Borrower and the Restricted Subsidiaries and the consolidated statements of income, surplus, cash flow and stockholders' equity of each of the General Partners for such fiscal year, setting forth in each case (except in the case of the financial statements with respect to the first full fiscal year of the Borrower immediately following the Closing) in comparative form the consolidated and, where applicable and as appropriate, consolidating figures for the previous fiscal year, all in reasonable detail, and (ii) copies of the Public Partnership's Annual Report on Form 10-K prepared in compliance with the requirements therefor and filed with the SEC, and (1) in the case of such consolidated financial statements of the Borrower, accompanied by a report thereon of Deloitte & Touche LLP or other independent public accountants of recognized national standing selected by the Borrower, which report shall state that such consolidated financial statements present fairly in all material respects the financial position of the Borrower and the Restricted Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with GAAP and (2) in the case of such consolidated financial statements of the General Partners and such consolidating financial state ments of the Borrower, certified by the principal financial officer of the General Partners, as presenting fairly in all material respects the information contained therein, in accordance with GAAP applied on a basis consistent with prior fiscal periods;

     (c) together with each delivery of financial statements pursuant to paragraphs (a) and (b) of this Section 5.02, an Officers' Certificate of the Borrower in the form of Exhibit N hereto (i) stating that the signers have reviewed the terms of




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                                                                              95

this Agreement and the other Loan Documents, and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of the Borrower and the Restricted Subsidiaries during the accounting period covered by such financial statements and that the signers do not have knowledge of the existence and continuance as at the date of such Officers' Certificate of any condition or event which constitutes an Event of Default or Default or, if any such condition or event exists, specifying the nature and period of existence thereof and what action the Borrower has taken or is taking or proposes to take with respect thereto, (ii) stating whether, since the date of the most recent financial statements previously delivered, there has been any material change in GAAP applied in the preparation of the Borrower's financial statements and, if so, describing such change, (iii) specifying the amount available at the end of such accounting period for Restricted Payments in compliance with Section 6.04 and showing in reasonable detail all calculations required in arriving at such amount, (iv) demonstrating in reasonable detail, if applicable, compliance during and at the end of such accounting period with the restrictions contained in Sections 6.01(b), (d), (f) and (h), the last paragraph of Section 6.01, 6.02(i), 6.03(b)(iv), 6.07(c)(iii), Section 6.30 and Section 6.31, (v) if not specified in the related financial statements being delivered pursuant to paragraphs (a) and (b) above, specifying the aggregate amount of interest paid or accrued by the Borrower and the Restricted Subsidiaries, and the aggregate amount of depreciation, depletion and amortization charged on the books of the Borrower and the Restricted Subsidiaries, during the fiscal period covered by such financial statements and (vi) describing in reasonable detail the number and nature of the parcels of real property, or rights thereto or interests therein, caused to be released by the Borrower from the liens of the Security Documents pursuant to the Trust Agreement and in the case of the fee owned property, the sales price of the fee owned property caused to be released by the Borrower during such accounting period;

     (d) together with each delivery of consolidated financial statements pursuant to paragraph (b) of this Section 5.02, a written statement by the independent public accountants giving the report thereon (i) stating that in connection with their audit examination, the terms of this Agreement and the other Loan Agreements were reviewed to the extent considered necessary for the purpose of expression of an opinion on the consolidated financial statements and for making the statement contained in clause (ii) of this paragraph (d) (it being understood that no special audit procedures in addition to those required by generally accepted auditing standards then in effect in the United States shall be required) and (ii) stating whether, in the course of their audit examination, they obtained knowledge (and whether, as of the date of such written statement, they have knowledge) of the existence and continuance of any condition or event which constitutes an Event of Default or Default insofar as such Event of Default or Default relates to accounting or financial matters, and, if so, specifying the nature and period of existence thereof;




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                                                                              96

     (e) promptly upon their becoming publicly available, copies of all (i) financial statements, reports, notices and proxy statements sent or made available by the Borrower, either of the General Partners or the Public Partnership to all of its security holders in compliance with the Exchange Act or any comparable Federal or state laws relating to the disclosure by any Person of information to its security holders, (ii) all regular and periodic reports and all registration statements and prospectuses filed by the Borrower, either of the General Partners or the Public Partnership with any securities exchange or with the SEC (other than Registration Statements on Form S-8), and (iii) all press releases and other statements made available by the Borrower, either of the General Partners or the Public Partnership to the public concerning material developments in the business of the Borrower, either of the General Partners or the Public Partnership, as the case may be;

     (f) promptly, but in any event (i) within five days after any Responsible Officer of the Borrower knows or (ii) within 10 days after any Responsible Officer of the Borrower should (in the course of the normal performance of his or her duties) know that (x) any condition or event which constitutes an Event of Default or Default has occurred or exists, or is expected to occur or exist,
(y) any Lender has given any notice or taken any other action with respect to a claimed Event of Default or Default or (z) any Person has given any notice to the Borrower, either of the General Partners or any Restricted Subsidiary or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 7.01(f), an Officers' Certificate of the Borrower describing the same and the period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto;

     (g) promptly, but in any event (i) within five days after any Responsible Officer of the Borrower knows or (ii) within 10 days after any Responsible Officer of the Borrower should (in the course of the normal performance of his or her duties) know of (x) the occurrence of an adverse development with respect to any litigation or proceeding (including those regarding environmental matters) involving the Borrower or any of its Subsidiaries which in the reasonable judgment of the Borrower presents a reasonable likelihood of having a Material Adverse Effect or (y) the commencement of any litigation or proceeding (including those regarding environmental matters) involving the Borrower or any of its Subsidiaries which in the reasonable judgment of the Borrower presents a reasonable likelihood of having a Material Adverse Effect, a written notice of such Responsible Officer describing in reasonable detail such commencement of, or adverse development with respect to, such litigation or proceeding;

     (h) promptly, but in any event (i) within five days after any Responsible Officer of the Borrower knows or (ii) within 10 days after any Responsible Officer of the Borrower should (in the course of the normal performance of his or her duties) know that any of the events or conditions specified below with respect to any Plan has occurred or exists, or is expected to occur or exist, a statement setting forth details




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

                                                                              97

respecting such event or condition and the action, if any, that the Borrower or any Related Person has taken, is taking and proposes to take or cause to be taken with respect thereto (and a copy of any notice or report filed with or given to or communication received from the PBGC, the IRS or the Department of Labor with respect to such event or condition):

          (i) any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder;

          (ii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan;

          (iii) a substantial cessation of operations within the meaning of
     Section 4062(e) of ERISA under circumstances which could result in the treatment of the Borrower or any Related Person as a substantial employer under a "multiple employer plan" or the application of the provisions of
     Section 4062, 4063 or 4064 of ERISA to the Borrower or any Related Person;

          (iv) the taking of any steps by the PBGC or the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any Related Person of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

          (v) the complete or partial withdrawal by the Borrower or any Related Person under Section 4063, 4203 or 4205 of ERISA from a Plan which is a "multiple employer plan" or a Multiemployer Plan, or the receipt by the Borrower or any Related Person of notice from a Multiemployer Plan regarding any alleged withdrawal or that it intends to impose withdrawal liability on the Borrower or any Related Person or that it is in reorganization or is insolvent within the meaning of Section 4241 or 4245 of ERISA or that it intends to terminate under Section 4041A of ERISA or from a "multiple employer plan" that it intends to terminate;

          (vi) the taking of any steps concerning the threat or the institution of a proceeding against the Borrower or any Related Person to enforce Sec tion 515 of ERISA;

          (vii) the occurrence or existence of any event or series of events which could result in a liability to the Borrower or any Related Person pursuant to Section 4069(a) or 4212(c) of ERISA;

          (viii) the failure to make a contribution to any Plan, which failure, either alone or when taken together with any other such failure, is sufficient to




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

                                                                              98

     result in the imposition of a lien on any property of the Borrower or any Related Person pursuant to Section 302(f) of ERISA or Section 412(n) of the Code or could result in the imposition of a material tax or material penalty pursuant to Section 4971 of the Code on the Borrower or any Related Person;

          (ix) the amendment of any Plan in a manner which would be treated as a termination of such Plan under Section 4041(e) of ERISA or require the Borrower or any Related Person to provide security to such Plan pursuant to
     Section 307 of ERISA or Section 401(a)(29) of the Code; or

          (x) the incurrence of liability in connection with the occurrence of a "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975 of the Code);

     (i) promptly, but in any event within five days, after an officer of any of the Borrower, any Subsidiary or either of the General Partners receives any notice or request from any Person (other than any agent, attorney or similar party employed by the Borrower or either of the General Partners) for information, or if the Borrower, any Subsidiary or either of the General Partners by an officer provides any notice or information to any such Person (other than any agent, attorney or similar party employed by the Borrower or either of the General Partners), concerning the presence or release of any hazardous substance (as defined in CERCLA) or hazardous waste (as defined in RCRA) or other contaminants (as defined by any applicable Federal, state, local or foreign laws) within, on, from, relating to or affecting any property owned, leased, or subleased by the Borrower or any Subsidiary, other than notices or requests received or filings made in the normal course of business which do not pertain to a violation by or potential liability of the Borrower or any Subsidiary under an Environmental Law, copies of each such notice, request or information;

     (j) if requested by any Lender, reports as of the last day of such month as to the aging and concentration of the accounts receivable of the Borrower and its Restricted Subsidiary and as to their inventory, in substantially the form of the reports delivered pursuant to Section 4.01(r);

     (k) as soon as available, and in any event no later than 60 days after the end of each fiscal year of the Borrower, quarterly financial projections for the next fiscal year, including all material assumptions to such projections;

     (l) within 15 days of receipt, any management letter issued or provided by the auditors of the Borrower or any Restricted Subsidiary; and

     (m) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower, any other Loan Party or (to the extent such information relates to environmental matters or any material litigation or proceeding) any Unrestricted Subsidiary, or in any event




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

                                                                              99

compliance with the terms of any Loan Document, and such reports submitted to the Borrower, as any Lender may reasonably request.

     SECTION 5.03. Inspection. The Borrower will permit, or cause the General Partners to permit, any authorized representatives designated by the Lenders upon prior written notice and during normal business hours to visit and inspect any of the properties of the Borrower, any Restricted Subsidiary and (to the extent relating to environmental or litigation matters) any Unrestricted Subsidiary, and in any event any properties of either of the General Partners or of either of the General Partners' subsidiaries relating to the Business, including the books of account of the Borrower, the Restricted Subsidiaries, such Unrestricted Subsidiaries, the General Partners and the General Partners' subsidiaries, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their senior officers and (with reasonable notice) independent public accountants (and by this provision each of the Borrower and the General Partners authorizes such accountants to discuss with such representatives the affairs, finances and accounts of the Borrower, any Restricted Subsidiary, such Unrestricted Subsidiaries, the General Partners or any of such subsidiaries of either of the General Partners, as the case may be, all at such times and as often as reasonably may be requested), provided that the Borrower will bear the expense for the foregoing if an Event of Default or Default has occurred and is continuing. Without limitation of the foregoing, the Agents shall have the right, upon written notice and during normal business hours, to conduct an audit of the accounts receivable and inventory of the Borrower and its Restricted Subsidiaries from time to time. The Borrower shall pay the reasonable out-of-pocket expenses of the Agents for up to two such audits in any 12-month period and for any additional audit conducted during the continuance of, or occasioned by, an Event of Default.


                                   ARTICLE VI

                        BUSINESS AND FINANCIAL COVENANTS

     The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect or any Facilities Obligations shall be unpaid, and until the Commitments have been terminated and the Loans, together with interest, Fees and all other Facilities Obligations have been paid in full, all Letters of Credit have been cancelled or have expired and all Letter of Credit Disbursements have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing:

     SECTION 6.01. Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to (collectively, "Incur"), any Indebtedness, except that:




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                                                                             100

     (a) the Borrower may become and remain liable with respect to the Indebtedness evidenced by the Mortgage Notes;

     (b) the Borrower and the Restricted Subsidiaries may become and remain liable with respect to Indebtedness incurred by the Borrower and the Restricted Subsidiaries to finance the making of expenditures for the improvement or repair of or additions to the Assets, or to renew, refund, refinance or replace any such Indebtedness; provided that (i) the aggregate principal amount of Indebtedness incurred under this Section 6.01(b) and outstanding at any time shall not exceed an amount equal to the sum of (A) the net cash proceeds received by the Borrower from the General Partners or from the Public Partnership as a capital contribution, in each case for the sole purpose of financing such expenditures, and (B) the fair market value (based on a 30-day trailing average closing trading price per unit) of Units contributed to the Borrower or issued directly to a third party selling such asset or making such repair or addition by the Public Partnership for the sole purpose of financing such expenditures, only to the extent, however, that such Units are used to pay, substantially concurrently with the date of contribution or issuance, a portion of the purchase price or cost of such improvements, repairs or additions and
(ii) if such Indebtedness is to be secured under the Collateral Documents as provided in Section 6.02(h), the agreement or instrument pursuant to which such Indebtedness is incurred (A) contains no financial or business covenants that are more restrictive on the Borrower or its Subsidiaries than or that are in addition to those contained in Section 10 of the Note Agreement (unless prior to or simultaneously with the incurrence of such Indebtedness, this Agreement and the other Loan Documents are amended to provide the benefits of such more restrictive covenants to the Secured Parties thereunder) and (B) specifies no events of default (other than with respect to the payment of principal and interest on such Indebtedness or the accuracy of representations and warranties made in connection with such agreement or instrument) which are capable of occurring prior to the occurrence of the Events of Default specified in Article 7 hereof (unless prior to or simultaneously with the incurrence of such Indebtedness, this Agreement and the other Loan Documents are amended to provide, and continue in effect during the period during which such other Indebtedness is outstanding, the benefits of such more restrictive covenants to the Secured Parties thereunder);

     (c) any Restricted Subsidiary may become and remain liable with respect to unsecured Indebtedness of such Restricted Subsidiary owing to the Borrower or to another Restricted Subsidiary; provided that such Indebtedness is evidenced by an Intercompany Note pledged to the Trustee pursuant to the Borrower Security Agreement; and provided, further, that the aggregate principal amount of all such Indebtedness of National Sales and Services, Inc. shall not exceed $_____________ at any time outstanding;

     (d) the Borrower and the Restricted Subsidiaries may become and remain liable with respect to unsecured Indebtedness owing to the General Partners or the




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

                                                                             101

Public Partnership or any Affiliate of any of the foregoing; provided that (i) the aggregate principal amount of such Indebtedness of the Borrower and the Restricted Subsidiaries outstanding at any time shall not be in excess of $20,000,000, (ii) such Indebtedness is created and is outstanding under an agreement or instrument pursuant to which such Indebtedness is subordinated to the Indebtedness secured under the Collateral Documents at least to the extent provided in the subordination provisions set forth in Exhibit E, and (iii) such Indebtedness is evidenced by a promissory note, in the form of Exhibit E or such other form that is in form and substance satisfactory to the Required Lenders, which is pledged to the Trustee pursuant to the Partners Security Agreement;

     (e) the Borrower may become and remain liable with respect to Indebtedness incurred under this Agreement and the other Loan Documents, including any amendment hereof increasing the aggregate amount of credit which may be extended hereunder, provided that such amendment is entered into in accordance with
Section 9.08;

     (f) the Borrower and the Restricted Subsidiaries may become and remain liable with respect to unsecured Indebtedness, in addition to that otherwise permitted by the foregoing paragraphs of this Section 6.01, if on the date the Borrower becomes liable with respect to any such additional Indebtedness and immediately after giving effect thereto and to the substantially concurrent repayment of any other Indebtedness (i) the ratio of Consolidated Cash Flow to Consolidated Pro Forma Debt Service is greater than 2.50 to 1.00 and (ii) the ratio of Consolidated Cash Flow to Maximum Consolidated Pro Forma Debt Service is greater than 1.25 to 1.00; provided that, in addition to the foregoing, after giving effect to any such additional Indebtedness (on a pro forma basis as if the incurrence of such Indebtedness had occurred on the first day of the applicable Reference Period), no condition or event shall exist which constitutes an Event of Default or Default;

     (g) the Borrower may become and remain liable with respect to the Indebtedness referred to in Schedule 6.01(g); provided that the aggregate principal amount of such Indebtedness at any time outstanding shall not exceed $1,500,000;

     (h) the Borrower and any Restricted Subsidiary may become and remain liable with respect to pre-existing Indebtedness relating to any Person, business or assets acquired by the Borrower or such Restricted Subsidiary and may incur Indebtedness to finance the acquisition of any Person, business or assets; provided that (i) after giving effect to such acquisition and such Indebtedness (and any other such acquisitions which have occurred and related Indebtedness which has been assumed and any other Specified Events which have occurred since the first day of the applicable Reference Period) (A) no condition or event shall exist which constitutes an Event of Default or Default and (B) the Leverage Ratio as of the last day of the Reference Period with respect to the date on which such acquisition is consummated, calculated on a pro forma basis as if such acquisition and the incurrence of such




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                                                                             102

Indebtedness and any other such Specified Events had occurred on the first day of such Reference Period, shall be no greater than the Permitted Maximum Ratio on such date of consummation, (ii) such Indebtedness was not incurred in anticipation of the acquisition of such Person, business or assets, (iii) the acquisition of such Person, business or assets is permitted by all other applicable provisions of the Loan Documents, including Sections 6.03 and 6.24 and (iv) the aggregate principal amount of all such Indebtedness outstanding at any time shall not exceed $10,000,000; provided further, that any Indebtedness incurred pursuant to this Section 6.01(h), (A) may not be refinanced in any manner except with Tranche B Revolving Loans, (B) any Liens securing such Indebtedness shall encumber only the assets being acquired and (C) the sum of
(I) the aggregate principal amount of such Indebtedness outstanding at any time and (II) the aggregate principal amount of Tranche B Loans outstanding at such time shall not exceed the excess, if any, of the amount of Tranche B Revolving Credit Commitments at such time over the Tranche B Letter of Credit Exposure at such time;

     (i) so long as no Event of Default or Default has occurred and is continuing, the Borrower and the Restricted Subsidiaries may become and remain liable with respect to Indebtedness secured under the Collateral Documents which is incurred for any extension, renewal, refunding or replacement of the Mortgage Notes; provided that (i) the principal amount of such Indebtedness shall not exceed the principal amount of such Indebtedness being extended, renewed, refunded or replaced together with any accrued interest and Make Whole Amount with respect thereto, (ii) the Leverage Ratio as of the last day of the Reference Period with respect to the date on which such Indebtedness is incurred, calculated on a pro forma basis as if such incurrence (and any other Specified Events which have occurred since the first day of such Reference Period) had occurred on the first day of such Reference Period, shall be no greater than the Permitted Maximum Ratio on such date of incurrence, (iii) such Indebtedness is incurred pursuant to an agreement or instrument which complies with the requirements set forth in clause (ii) of the proviso to Section 6.01(b), (iv) such Indebtedness shall not mature prior to the stated maturity of the Mortgage Notes, (v) such Indebtedness shall have an Average Life equal to or greater than the remaining Average Life of the Mortgage Notes, (vi) the spread over the U.S. Government Notes with a comparable maturity reflected in the yield on such Indebtedness upon issuance is no greater than that reflected in the yield on the Mortgage Notes upon issuance and (vii) after giving effect to the incurrence of any such Indebtedness under this Section 6.01(i), no condition or event shall exist which constitutes an Event of Default or Default;

     (j) so long as no Event of Default or Default has occurred and is continuing, the Borrower and the Restricted Subsidiaries may become and remain liable with respect to unsecured Indebtedness incurred for any extension, renewal, refunding or replacement of Indebtedness permitted pursuant to subdivisions (a), (b) or (f) of this Section 6.01; provided that (i) the principal amount of such unsecured Indebtedness to be incurred shall not exceed the principal amount of such




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

                                                                             103

Indebtedness being extended, renewed, refunded or replaced together with any accrued interest or other premium with respect thereto, and, in the case of the Mortgage Notes, Make Whole Amount with respect thereto and any costs and expenses related to such extension, renewal, refunding or replacement, (ii) the Leverage Ratio as of the last day of the Reference Period with respect to the date on which such Indebtedness is incurred, calculated on a pro forma basis as if such incurrence (and any other Specified Events which have occurred since the first day of such Reference Period) had occurred on the first day of such Reference Period, shall be no greater than the Permitted Maximum Ratio on such date of incurrence, (iii) such unsecured Indebtedness to be incurred shall not mature prior to the stated maturity of such Indebtedness being extended, renewed, refunded or replaced and (iv) such unsecured Indebtedness to be incurred shall have an Average Life equal to or greater than the remaining Average Life of such Indebtedness being extended, renewed, refunded or replaced;

     (k) the Borrower may create and become liable with respect to any Hedging Agreements and Commodity Hedging Agreements; and

     (l) any Restricted Subsidiary may become and remain liable with respect to Indebtedness evidenced by the Collateral Documents.

     Notwithstanding the foregoing, (I) the aggregate principal amount of all Indebtedness of all Restricted Subsidiaries at any time outstanding (other than Indebtedness permitted by Section 6.01(l)) shall not exceed $10,000,000 and (II) neither the Borrower nor any of the Restricted Subsidiaries shall, directly or indirectly, Incur any Indebtedness to be used directly or indirectly to refund or replace Facility A in whole or in part, except that foregoing shall not prohibit the Borrower from refunding or replacing Facility A on or after the Tranche A Maturity Date if the Borrower has offered to extend Facility A for one year on terms at least as favorable to the Lenders as those herein set forth and the Lenders are not willing to do so; provided that the Borrower shall not offer any more favorable terms and conditions to any other prospective lender without first offering them to the Lenders. For the purpose of this Section 6.01, any Person becoming a Restricted Subsidiary after the date of this Agreement shall be deemed to have become liable with respect to all of its then outstanding Indebtedness at the time it becomes a Restricted Subsidiary, and any Person extending, renewing or refunding any Indebtedness shall be deemed to have become liable with respect to such Indebtedness at the time of such extension, renewal or refunding. The Borrower or any Restricted Subsidiary shall be deemed to have become liable with respect to any Indebtedness securing any real property acquired by the Borrower or such Restricted Subsidiary, as the case may be, at the time of such acquisition.

     SECTION 6.02. Liens, etc. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset (including any document or




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                                                                             104

instrument in respect of goods or accounts receivable) of the Borrower or any Restricted Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom (whether or not provision is made for the equal and ratable securing of the Facilities Obligations in accordance with the provisions of Section 6.15), except:

     (a) Liens for taxes, assessments or other governmental charges the payment of which is not at the time required by Section 6.09;

     (b) Liens of landlords and carriers, vendors, warehousemen, mechanics, materialmen, repairmen and other like Liens incurred in the ordinary course of business for sums not yet due or the payment of which is not at the time required by Section 6.09, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property;

     (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business (i) in connection with workers' compensation, unemployment insurance and other types of social security or (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property;

     (d) any attachment or judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after expiration of any such stay;

     (e) leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, which, in each case are granted, entered into or created in the ordinary course of the business of the Borrower or any Restricted Subsidiary and which do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary;

     (f) Liens on property or assets of any Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary owing to the Borrower or any other Restricted Subsidiary;

     (g) Liens created by any of the Collateral Documents securing the Facilities Obligations, the Mortgage Notes and any other Indebtedness incurred in accordance with Section 6.01(b), 6.01(i) and 6.01(k) (but only to the extent such Indebtedness incurred under Section 6.01(k) is incurred to any Lender or Affiliate of a Lender;




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                                                                             105

     (h) Liens created by any of the Collateral Documents securing Indebtedness incurred in accordance with Section 6.01(b), 6.01(i) or 6.01(k) (but only to the extent such Indebtedness under Section 6.01(k) is incurred to any Lender); provided that (i) such Liens are effected through an amendment to the Collateral Documents to the extent necessary to provide the holders of such Indebtedness equal and ratable security in the property and assets subject to the Collateral Documents with the Secured Parties, (ii) the Collateral Documents are amended to the extent necessary to extend the Lien thereof to any property or assets acquired or otherwise financed with the proceeds of such Indebtedness, (iii) the Borrower has delivered to the Trustee an Officers' Certificate demonstrating that the principal amount of such Indebtedness does not exceed the lesser of the cost to the Borrower of such property or assets and the fair market value of such property or assets (as determined in good faith by the Managing General Partner) and to the effect that the amendments to the Collateral Documents required by this Section 6.02(h) and the filing and recordation of such amendments and related supplements will not have a Material Adverse Effect and that such incurrence of Indebtedness pursuant to Section 6.01(b), 6.01(i) or 6.01(k), as the case may be, complies in all respects with the requirements of such Section and (iv) the Borrower has delivered to the Trustee an opinion of counsel reasonably satisfactory to the Trustee to the effect that the Lien of the Collateral Documents has attached and is perfected with respect to such additional property and assets;

     (i) Liens existing on any property of a newly-acquired Restricted Subsidiary at the time of acquisition or upon any property acquired by the Borrower or any Restricted Subsidiary; provided that (i) any such Lien shall be confined solely to the item or items of property so acquired and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property, (ii) the Indebtedness secured by any such Lien is permitted under Section 6.01(h), (iii) the principal amount of the Indebtedness secured by any such Lien shall not exceed, at any time, an amount equal to the lesser of
(A) the cost of such property to the Borrower or such Restricted Subsidiary, as the case may be, and (B) the fair market value of such property (as determined in good faith by the Managing General Partner) at the time of such acquisition by the Borrower or such Restricted Subsidiary and (iv) the aggregate principal amount of all Indebtedness secured by any such Liens shall at no time exceed $10,000,000;

     (j) Liens in amounts not exceeding $100,000 incurred, required or provided for under state law in connection with self-insurance arrangements; and

     (k) (i) Liens arising from or constituting encumbrances or exceptions to title to the Assets expressly permitted by the Collateral Documents, (ii) Liens contemplated by any Commodity Hedging Agreement that are confined solely to the commodities that are the subject of such agreement and (iii) Liens that are existing on the Assets at the time of consummation of the Transactions and are listed on Schedule 6.02.




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                                                                             106

     SECTION 6.03. Investments, Guaranties, etc. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly (a) make or own any Investment in any Person or (b) create or become liable with respect to any Guaranty, except:

          (i) the Borrower or any Restricted Subsidiary may make and own Investments in Cash Equivalents;

          (ii) the Borrower and any Restricted Subsidiary may make and own any Investment in Capital Stock of any Person which simultaneously with the consummation thereof becomes a Restricted Subsidiary; provided that (A) after giving effect to such Investment (and any other such Investments or other Specified Events which have occurred since the first day of the applicable Reference Period), (I) no condition or event shall exist which constitutes an Event of Default or Default and (II) the Leverage Ratio as of the last day of the Reference Period with respect to the date on which such Investment is consummated, calculated on a pro forma basis as if such Investments and other Specified Events had occurred on the first day of such Reference Period, shall be no greater than the Permitted Maximum Ratio on such consummation date and (B) the Borrower shall have prepared and furnished to the Agents prior to the consummation of such Investment pro forma financial statements, a pro forma business plan and pro forma projections covering the balance of the term of the Facilities demonstrating to the reasonable satisfaction of the Agents that the Leverage Ratio reflecting such pro forma adjustments will not exceed the Permitted Maximum Ratio at such time or during such period;

          (iii) (A) any Restricted Subsidiary may make and permit to be outstanding Investments in the Borrower and may create or become liable with respect to any Guarantee in respect of obligations secured under the Collateral Documents and (B) the Borrower may make and own loans evidenced by the Intercompany Notes, to the extent such Intercompany Notes are permitted under Section 6.01(c);

          (iv) the Borrower or any Restricted Subsidiary may make and own Investments in the Capital Stock of, or contributions to capital in the ordinary course of business of, any Unrestricted Subsidiary if immediately after giving effect to the making of any such Investment, (A) the aggregate amount of all such Investments made and outstanding pursuant to this paragraph (iv) shall not at any time exceed $10,000,000 and (B) the aggregate amount of all Investments made and outstanding pursuant to this paragraph (iv) as at the end of any fiscal year of the Borrower shall not exceed by more than $5,000,000 the amount of such Investments outstanding as of the end of the immediately preceding fiscal year of the Borrower, in each case, net of cash distributions received from all Unrestricted Subsidiaries since the date hereof;




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                                                                             107

          (v) the Borrower or any Restricted Subsidiary may make and own Investments (A) constituting trade credits or advances to any Person incurred in the ordinary course of business, (B) arising out of loans and advances to employees for travel, entertainment, relocation and other similar business related expenses, in each case incurred in the ordinary course of business or (C) acquired by reason of the exercise of customary creditors' rights upon default or pursuant to the bankruptcy, insolvency or reorganization of a debtor;

          (vi) the Borrower or any Restricted Subsidiary may create or become liable with respect to any Guaranty constituting an obligation, warranty or indemnity, not guaranteeing Indebtedness of any Person, which is undertaken or made in the ordinary course of business; and

          (vii) the Borrower or any Restricted Subsidiary may create and become liable with respect to Hedging Agreements and Commodity Hedging Agreements.

     SECTION 6.04. Restricted Payments. The Borrower will not directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Payment, except that the Borrower may make, pay or set apart once during each calendar quarter a cash distribution on its Units and other partnership interests if (a) such Restricted Payment is in an amount not exceeding an amount equal to (i) Available Cash for the immediately preceding calendar quarter determined as of the last day of such calendar quarter or thereafter up to the date of declaration of such Restricted Payment, [less (ii) the aggregate amount of Parity Debt prepaid, retired, purchased or otherwise acquired during the calendar quarter in which such Restricted Payment is declared, order, paid, made or set apart,] (b) prior to and immediately after giving effect to any such proposed action, (i) after giving effect to any Indebtedness incurred since the first day of the Reference Period with respect to such date of declaration and any other Specified Events on a pro forma basis as if such incurrence or other events had occurred on the first day of such Reference Period, the covenant set forth in Section 6.31 shall not and would not be violated on such date of declaration, and (ii) no other condition or event shall or would exist which constitutes or would constitute an Event of Default or Default, (c) the ratio of Consolidated Cash Flow to Consolidated Interest Expense for the Reference Period with respect to the date of such payment is greater than 1.75 to 1.00 and (d) the Borrower shall have delivered to the Lenders, not later than the date such Restricted Payment is declared (which declaration date shall be at least 10 days prior to the date such Restricted Payment is made) an Officers' Certificate to the effect that such Restricted Payment is permitted under this Section 6.04 and showing in reasonable detail all calculations required in arriving at such conclusion, including the calculation of the aggregate amount available at the end of the preceding quarter for payment of cash distributions in compliance with this Section 6.04. The Borrower will not, in any event, directly or indirectly declare, order, pay or make any Restricted Payment except for cash distributions payable to the holders of its Capital Stock. The Borrower will not




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                                                                             108

permit any Restricted Subsidiary to declare, order, pay or make any Restricted Payment or to set apart any sum or property for any such purpose (except for Restricted Payments made solely to the Borrower or any other Restricted Subsidiary).

     SECTION 6.05. Transactions with Affiliates. (a) Except for the transactions or conduct effected pursuant to the Operative Agreements as in effect on the Closing Date or any other transactions or conduct described in or contemplated by the Registration Statement, the Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, engage in any transaction with any Affiliate of the Borrower, including the purchase, sale or exchange of assets or the rendering of any service, to the Borrower's or such Restricted Subsidiary's business except upon fair and reasonable terms that are no less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those which might be obtained in an arm's-length transaction at the time such transaction is agreed upon from Persons which are not such an Affiliate; provided that the foregoing limitations and restrictions shall not apply to any transaction between the Borrower and any Restricted Subsidiary or between Restricted Subsidiaries.

     (b) The Borrower will not pay, and will not permit any Restricted Subsidiary to pay, any management fee or other compensation in connection with the management of the Borrower by the General Partners (or any of their Affiliates); provided that, (i) the Borrower may reimburse the Managing General Partner at cost for all direct and indirect expenses incurred by the Managing General Partner on behalf of the Borrower, including the cost of compensation and employee benefit plans properly allocable to the Borrower and all other expenses necessary or appropriate to the conduct of the business of, and allocable to, the Borrower, (ii) the General Partners and their Affiliates (including Triarc) may provide administrative services on behalf of the Borrower and will be reimbursed at cost for all expenses incurred in connection therewith and (iii) subject to Section 6.05(a), the General Partners and their Affiliates (including Triarc) may provide other services to the Borrower, for which the Borrower may be charged reasonable fees by the Managing General Partner.

     SECTION 6.06. Prohibited Stock and Indebtedness. The Borrower will not:

     (a) directly or indirectly sell, assign, pledge or otherwise dispose of any Indebtedness or Capital Stock of (or warrants, rights or options to acquire Capital Stock of) any Restricted Subsidiary, except (i) to a Restricted Subsidiary and (ii) in the case of the sale of all the Capital Stock of a Restricted Subsidiary as an entirety, as permitted under Section 6.07;

     (b) permit any Restricted Subsidiary directly or indirectly to sell, assign, pledge or otherwise dispose of any Indebtedness of (i) the Borrower or
(ii) any other Restricted Subsidiary, or any Capital Stock of (or warrants, rights or options to acquire Capital Stock of) any other Restricted Subsidiary, except (A) to, in the case of




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                                                                             109

clause (i), the Borrower or, in all other cases, a Restricted Subsidiary and (B) in the case of the sale of all the Capital Stock of a Restricted Subsidiary as an entirety, as permitted under Section 6.07;

     (c) permit any Restricted Subsidiary to have outstanding any Preferred Stock (other than Preferred Stock owned by the Borrower or any other Restricted Subsidiary); or

     (d) permit any Restricted Subsidiary directly or indirectly to issue or sell (including in connection with a merger or consolidation of a Restricted Subsidiary otherwise permitted by Section 6.07(a)) any of its Capital Stock (or warrants, rights or options to acquire its Capital Stock) except to the Borrower or a Restricted Subsidiary;

provided that, any Restricted Subsidiary may sell, assign or otherwise dispose of Indebtedness of the Borrower if, assuming such Indebtedness were incurred immediately after such sale, assignment or disposition, such Indebtedness would be permitted under Section 6.01 (and, if such Indebtedness is secured, such Lien would be permitted pursuant to Section 6.02).

     SECTION 6.07. Consolidation, Merger, Sale of Assets, etc. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

     (a) consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into it; provided that:

          (i) any Restricted Subsidiary may consolidate with or merge into the Borrower or a Restricted Subsidiary if, in the case of a consolidation with or merger into the Borrower, the Borrower shall be the surviving Person and if, immediately after giving effect to such transaction, no condition or event shall exist which constitutes a Default or an Event of Default; and

          (ii) any Person (other than a Restricted Subsidiary) may consolidate with or merge into the Borrower or a Restricted Subsidiary if the Borrower or such Restricted Subsidiary, as the case may be, shall be the surviving Person and if, immediately after giving effect to such transaction, (A) the Borrower (I) shall not have a Consolidated Net Worth (determined in accordance with GAAP applied on a basis consistent with the financial statements of the Borrower most recently delivered pursuant to Section 5.02(b) (but without giving effect to any write-up in assets or amounts attributable to goodwill pursuant to purchase accounting materials) of less than the Consolidated Net Worth of the Borrower immediately prior to the effectiveness of such transaction, (II) shall not be liable with respect to any Indebtedness or allow its property to be subject to any Lien which it could not become liable with respect to or allow its property to become subject to under this Agreement on




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                                                                             110

     the date of such transaction, and (III) could incur, if the consolidating or merging Person has outstanding Indebtedness, at least $1 of additional Indebtedness in compliance with Section 6.01(f) after giving effect to such transaction on a pro forma basis, (B) substantially all of the assets of the Borrower and the Restricted Subsidiaries shall be located and substantially all of their business shall be conducted within the United States of America, and (C) immediately after giving effect to such transaction, (I) no condition or event shall exist which constitutes a Default or an Event of Default and (II) the Leverage Ratio as of the last day of such Reference Period, calculated on a pro forma basis as if such transaction (and any other such transactions and any other Specified Events which have occurred since the first day of the applicable Reference Period) had occurred on the first day of such Reference Period, shall be no greater than the Permitted Maximum Ratio on the date on which such transaction is consummated; and

          (iii) the Borrower may consolidate with or merge into any other Person if (A) the surviving Person is a corporation, limited partnership, limited liability company or business trust organized and existing under the laws of the United States of America or a state thereof or the District of Columbia, with substantially all of its properties located and its business conducted within the United States of America, (B) such surviving Person expressly and unconditionally assumes the obligations of the Borrower under this Agreement, the Loan Documents and each of the other Operative Agreements and delivers to each Lender in connection with such assumption an opinion of counsel reasonably satisfactory to the Required Lenders with respect to such matters incident to such assumption as may be reasonably requested by the Required Lenders, including as to the due authorization and execution of the related agreement of assumption and the enforceability of such agreement against such surviving Person, (C) immediately after giving effect to such transaction, such surviving Person (I) shall not have a Consolidated Net Worth (determined in accordance with GAAP applied on a basis consistent with the financial statements of the Borrower most recently delivered pursuant to Section 5.02(b) but without giving effect to any write-up in assets or amounts attributable pursuant to purchase accounting methods) of less than the Consolidated Net Worth of the Borrower immediately prior to the effectiveness of such transaction, (II) shall not be liable with respect to any Indebtedness or allow its property to be subject to any Lien which it could not become liable with respect to or allow its property to become subject to under this Agreement on the date of such transaction and (III) could incur, if the consolidating or merging Person had outstanding Indebtedness, at least $1 of additional Indebtedness in compliance with Section 6.01(f) after giving effect to such transaction on a pro forma basis, and (D) immediately after giving effect to such transaction, (I) no condition or event shall exist which constitutes a Default or an Event of Default and (II) the Leverage Ratio as of the last day of such Reference Period, calculated on a pro forma basis as if




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                                                                             111

     such transaction (and any other such transactions and any other Specified Events which have occurred since the first day of the applicable Reference Period) had occurred on the first day of such Reference Period, shall be no greater than the Permitted Maximum Ratio on the date on which such transaction is consummated; and

          (iv) with regard to any merger contemplated by clause (ii) or (iii) above, the Borrower shall have prepared and furnished to the Agents prior to consummation of the transaction pro forma financial statements demonstrating to the satisfaction of the Agents compliance with the applicable requirements set forth therein;

     (b) sell, lease, abandon or otherwise dispose of all or substantially all its assets, provided that any Restricted Subsidiary may sell, lease or otherwise dispose of all or substantially all its assets to the Borrower or to any other Restricted Subsidiary; or

     (c) sell, lease, abandon or otherwise dispose of any property to any Person other than the Borrower or any Restricted Subsidiary (except (i) in a transaction permitted by subdivision (a)(iii) or (b)(ii) of this Section 6.07,
(ii) an Investment in an Unrestricted Subsidiary permitted by Section 6.03(iv),
(iii) dispositions of inventory in the ordinary course of business and (iv) dispositions of Obsolete Assets in the ordinary course of business not exceeding $150,000 in the aggregate in fair market value in any one calendar year); provided that the Borrower or any Restricted Subsidiary may engage in any such transaction referred to in this paragraph (c), excluding any such transaction referred to in paragraph (a) or (b) above, if all of the following conditions are satisfied:

          (i) at least 80% of the consideration therefor shall be in the form of cash consideration or marketable securities that are promptly converted into cash (to the extent of the cash received); provided that the amount of
     (A) any liabilities (as shown on the Borrower's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Borrower or any Restricted Subsidiary (other than Indebtedness that is by its terms subordinated in right of payment to the Notes or the Mortgage Notes) that is assumed by the transferee of any such assets and (B) any notes or other obligations received by the Borrower or any such Restricted Subsidiary from such transferee that are promptly converted into cash (to the extent of the cash received), shall be deemed to be cash for the purposes of this Section 6.07(c)(i);

          (ii) immediately after giving effect to such proposed disposition, no condition or event shall exist which constitutes an Event of Default or Default;

          (iii) either




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                                                                             112

               (A) the aggregate net after-tax proceeds of all property so disposed of (whether or not leased back) by the Borrower and all Restricted Subsidiaries during the current fiscal year (including property disposed of through dispositions of Capital Stock permitted under Section 6.06 and including all proceeds under title insurance policies with respect to real property and all Net Insurance Proceeds (as defined in the Mortgage), self-insurance amounts and Net Awards (as defined in the Mortgage) with respect to property lost as a result of damage, destruction or a taking which have not been applied to the cost of Restoration (as defined in the Mortgage)), less the sum of (x) the amount of all such net after-tax proceeds previously applied in accordance with paragraph (iii)(B) of this Section 6.07(c) and (y) an amount equal to the purchase price of any assets acquired (so long as (1) such assets were acquired within 90 days prior to the date of such disposal of property, (2) the purchase price of such assets was not previously applied to reduce the amount of net after-tax proceeds of property disposed of under this Section 6.07(c), (3) such assets were acquired for subsequent replacement of the property so disposed of or may be productively used in the United States of America in the conduct of the Business, (4) such assets are subject to the Lien of the Collateral Documents, (5) if and to the extent that there were unused Tranche B Revolving Credit Commitments, the acquisition of such assets was not financed in whole or in part with the proceeds of Indebtedness (other than Tranche B Revolving Loans) and (6) to the extent such assets were acquired (in whole or in part) with the proceeds of Indebtedness, such Indebtedness has been repaid in full), when aggregated with such net after-tax proceeds of all prior transactions under this Section 6.07(c), shall not exceed $5,000,000; or

               (B) in the event that such net after-tax proceeds (less the sum of (x) the amount thereof previously applied in accordance with this paragraph (iii)(B) and (y) an amount equal to the purchase price of any assets acquired (so long as (1) such assets were acquired within 90 days prior to the date of such disposal of property, (2) the purchase price of such assets was not previously applied to reduce the amount of net after-tax proceeds of property disposed of under this
          Section 6.07(c), (3) such assets were acquired for subsequent replacement of the property so disposed of or may be productively used in the United States of America in the conduct of the Business, (4) such assets are subject to the Lien of the Collateral Documents, (5) if and to the extent that there were unused Tranche B Revolving Credit Commitments, the acquisition of such assets was not financed in whole or in part with the proceeds of Indebtedness (other than Tranche B Revolving Loans) and (6) to the extent such assets were acquired (in whole or in part) with the proceeds of Indebtedness, such Indebtedness has been repaid in




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                                                                             113

          full)), when aggregated with such net proceeds of all prior transactions under this Section 6.07(c), exceed $5,000,000 (the amount of such excess net after-tax proceeds actually realized being herein called "Excess Proceeds"), the Borrower shall promptly pay over to the Trustee such Excess Proceeds not at the time held by the Trustee for application by the Trustee (I) within 270 days (or 360 days if the Borrower has executed a binding contract for acquisition or replacement of assets meeting the requirements specified in this clause (iii) within 270 days) of the date of the disposal or loss of property, to the acquisition of assets in replacement of the property so disposed of or lost or of assets which may be productively used in the United States of America in the conduct of the Business (and such newly acquired assets shall be subjected to the Lien of the Collateral Documents) or to the cost of Restoration (as defined in the Mortgage), or (II) to the extent of Excess Proceeds not applied pursuant to the immediately preceding clause (I), to the payment and/or prepayment of the Facilities Obligations and Parity Debt, if any, pursuant to
          Section 2.11, all as provided in Section 4(d) of the Trust Agreement and Section 2.11, and the Trustee shall have received an Officers' Certificate from the General Partners certifying that the consideration received for such property is at least equal to its fair value (as determined in good faith by the Board of Directors) and that such consideration has been applied in accordance with the terms of this Agreement;

          (iv) in the case of any sale, lease or other disposition of Collateral which includes real property (or any interest therein), or any sale, lease or other disposition of Collateral resulting in the aggregate net after-tax proceeds of all such sales, leases or other dispositions exceeding $10,000,000, the Trustee shall have received an Officers' Certificate from the General Partners certifying that such sale, lease or other disposition is in the best interest of the Borrower and will not have a Material Adverse Effect; and

          (v) in the case of any sale, lease or other disposition (or series of related sales, leases or dispositions) of Collateral involving aggregate net after-tax proceeds of $5,000,000 or more, the Borrower shall have prepared and furnished to the Agents prior to the consummation of such transaction pro forma financial statements demonstrating to the satisfaction of the Agents compliance with the requirements set forth in paragraph (ii) above.

     Notwithstanding the foregoing, the Borrower and any Restricted Subsidiary may sell or dispose of (x) real property assets sold or disposed of within 12 months of the acquisition of such assets and (y) all other assets sold or disposed of within 6 months of the acquisition of such assets, in each case referred to in clause (x) or (y) constituting a portion of an acquired business; provided that (1) such assets are specifically designated to the Administrative Agent in writing prior to such acquisition




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                                                                             114

(or within 30 days thereafter) as assets to be disposed of, (2) the Administrative Agent shall have received an Officers' Certificate from the Managing General Partner certifying that the consideration received for such property is at least equal to its fair market value (as determined in good faith by the Managing General Partner), (3) such acquisition was not financed in whole or in part with the proceeds of Indebtedness (other than Tranche B Revolving Loans), (4) if such acquisition was financed in whole or in part with Tranche B Revolving Loans, the proceeds of such disposition shall be applied to repay such Tranche B Revolving Loans and (5) no Event of Default or Default shall have occurred and be continuing. Such dispositions under this paragraph will not be applied towards the cumulative limitations in paragraph (c)(iii)(A) of this
Section 6.07. In addition, notwithstanding the foregoing, the Borrower may, at any time, exchange assets for other like assets which may be used in the conduct of the Business, provided (1) the fair value of the assets so acquired is substantially equivalent to the fair value of the assets so exchanged (as determined in good faith by the Managing General Partner), (2) such acquired assets are subject to the Lien of the Collateral Documents and (3) (A) with respect to miscellaneous machinery and equipment not exchanged as part of an exchange of operating locations, the total book value of all such miscellaneous machinery and equipment so exchanged after the date of this Agreement shall not in the aggregate exceed 15% of the total book value of the machinery and equipment of the Borrower as of the date of this Agreement, and (B) with respect to assets exchanged as part of an exchange of operating locations, the total cash flow of all such assets exchanged after the date of this Agreement (calculated in all material respects on the same basis as provided for in the definition of Consolidated Cash Flow) shall not exceed 15% of Consolidated Cash Flow of the Borrower for the Reference Period ending on June 30, 1996. The Lenders agree to take, at the expense of the Borrower, all actions reasonably requested by the Borrower to cause dispositions of Collateral made in compliance with this Section 6.07 to be made free and clear of the liens created by the Collateral Documents.

     SECTION 6.08. Partnership or Corporate Existence, etc.; Business. (a) (i) The Borrower will at all times preserve and keep in full force and effect its partnership existence and its status as a partnership not taxable as a corporation for Federal income tax purposes; (ii) the Borrower will cause each Restricted Subsidiary to keep in full force and effect its partnership or corporate existence; and (iii) the Borrower will, and will cause each Restricted Subsidiary to, at all times preserve and keep in full force and effect all of its material rights and franchises (in each case except as otherwise specifically permitted in Sections 6.06 and 6.07 and except that the partnership or corporate existence of any Restricted Subsidiary, and any right or franchise of the Borrower or any Restricted Subsidiary, may be terminated if, in the good faith judgment of the General Partners, such termination is in the best interest of the Borrower, is not disadvantageous to the Lenders in any material respect and would not have a Material Adverse Effect).




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     (b) The Borrower will not, and will not permit any Restricted Subsidiary to, engage in any material line of business substantially different than the wholesale and retail sale, distribution, and storage of propane gas and related petroleum derivative products and the related retail sale of supplies and equipment, including home appliances; provided that, the Borrower will not permit National Sales and Services, Inc. to exist for any purpose, or to carry on any business, other than the ownership and operation of the Service Assets (as defined in the Conveyance Agreements) and other assets of that type.

     (c) The Borrower shall not permit National Propane SGP to exist for any purpose or to engage in any business or business activity, except to serve as a General Partner of the Borrower (including serving as the Managing General Partner thereof in the circumstances provided in the Partnership Agreement); provided that the foregoing exception shall not permit National Propane SGP to conduct any business or business activity directly.

     (d) The Borrower will not, and will not permit any of its Affiliates to, take any action or refuse to take any reasonable action the effect of which, if taken or not taken, as the case may be, would be to cause the Public Partnership or the Borrower to be treated as an association taxable as a corporation or otherwise to be taxed as an entity other than a partnership for Federal income tax purposes.

     SECTION 6.09. Payment of Taxes and Claims. The Borrower will, and will cause each Subsidiary to, pay all taxes, assessments and other governmental charges or levies imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or profits when the same become due and payable, and all claims (including claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or might become a Lien upon any of its properties or assets, and promptly reimburse the Agents, the Issuing Bank and the Lenders for any such taxes, assessments, charges or claims paid by them; provided that, no such tax, assessment, charge or claim need be paid or reimbursed if the failure to pay or reimburse the same would not, individually or in the aggregate, have a Material Adverse Effect or if it is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and if such reserves or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor and be adequate in the good faith judgment of the General Partners.

     SECTION 6.10. Compliance with ERISA. The Borrower will not, and will not permit any Subsidiary or Related Person of the Borrower to:

     (a) (i) engage in any transaction in connection with which the Borrower or any Subsidiary could be subject to either a civil penalty assessed pursuant to
Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, (ii) terminate (within the meaning of Title IV of ERISA) or withdraw from any Plan in a manner,




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                                                                             116

or take, or fail to take, any other action with respect to any Plan (including a substantial cessation of operations within the meaning of Section 4062(e) of ERISA), (iii) establish, maintain, contribute to or become obligated to contribute to any welfare benefit plan (as defined in Section 3(1) of ERISA) or other welfare benefit arrangement which provides post-employment benefits, which cannot be unilaterally terminated by the Borrower, (iv) fail to make full payment when due of all amounts which, under the provisions of any Plan or applicable law, the Borrower or any Subsidiary or Related Person of the Borrower is required to pay as contributions or permit to exist any material accumulated funding deficiency, whether or not waived, with respect to any Plan or (v) engage in any transaction in connection with which the Borrower, any Subsidiary or any Related Person of the Borrower could be subject to liability pursuant to
Section 4069(a) or 4212(c) of ERISA, if, any such event, condition or transaction described in clauses (i) through (v) above, either individually or together with any other such event, condition or transaction, could result in
(x) the imposition of a Lien on any assets or property of the Borrower or any Subsidiary pursuant to Section 302(f) of ERISA or Section 412(m) of the Code or
(y) any liability to the Borrower, any Subsidiary or any Related Person of the Borrower, which liability could have a Material Adverse Effect; or

     (b) as of any date of determination (i) permit the amount of unfunded benefit liabilities under any Plan maintained at such time by the Borrower or any Subsidiary or Related Persons of the Borrower to exceed the current value of the assets of any such Plan by more than $1,000,000 or (ii) permit the aggregate liability incurred by the Borrower and any Subsidiary and Related Persons of the Borrower pursuant to Title IV of ERISA with respect to one or more terminations of, or one or more complete or partial withdrawals from, any Plan to exceed $1,000,000.

As used in this Section 6.10, the term "accumulated funding deficiency" has the meaning specified in Section 302 of ERISA and Section 412 of the Code, the term "current value" has the meaning specified in Section 3 of ERISA and the terms "benefit liabilities" and "amount of unfunded benefit liabilities" have the meanings specified in Section 4001 of ERISA.

     SECTION 6.11. Maintenance of Properties; Insurance. (a) The Borrower will maintain or cause to be maintained in working order and condition, in accordance with normal industry standards, all material properties used or useful in the business of the Borrower and the Restricted Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

     (b) The Borrower will, and will cause each of the Restricted Subsidiaries to, keep its insurable properties adequately insured at all times by Permitted Insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in




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                                                                             117

connection with the use of any properties owned, occupied or controlled by it; maintain such other insurance as may be required by law or any Collateral Document; and cause each such insurance policy to name the Trustee, on behalf of the Secured Parties, as an additional insured or loss payee thereunder. The Borrower will permit the Agents and an insurance consultant retained by the Agents, at the expense of the Borrower, to review the insurance policies maintained by the Borrower on an annual basis and will implement any changes to such policies reasonably recommended by such consultant, if available on a commercially reasonable basis.

     SECTION 6.12. Operative Agreements; Collateral Documents. The Borrower will, and will cause each Restricted Subsidiary to, perform and comply in all material respects with all of its obligations under each of the Operative Agreements to which it is a party, will enforce each such Operative Agreement against each other party thereto and will not surrender, release or accept the termination of any such Operative Agreement, unless the taking of or omitting to take any such action would not have a Material Adverse Effect and would not be disadvantageous in any material respect to the Lenders; provided that any termination of the Triarc Note, other than as a result of its prepayment in full or payment in full of the principal amount thereof as specified in the Triarc Note, shall be deemed to have a Material Adverse Effect; provided further that prepayment in full or payment in full of the principal amount of the Triarc Note to the Borrower, in and of itself, shall not be deemed to have a Material Adverse Effect. The Borrower will not, and will not permit any other Loan Party to, amend, modify or supplement any Operative Agreement or its partnership agreement, certificate of incorporation or by-laws without the prior written consent of the Required Lenders; provided that (i) the MLP Agreement and the Partnership Agreement (other than Sections _____, _____, _____ and _____ of the Partnership Agreement) may be amended, modified or supplemented without the prior written consent of the Required Lenders if such amendment, modification or supplement would not have a Material Adverse Effect and the Borrower shall have delivered to each Lender a copy of such proposed amendment, modification or supplement together with an Officers' Certificate describing such proposed amendment, modification or supplement and confirming that such proposed amendment, modification or supplement would not have a Material Adverse Effect,
(ii) the Note Agreement may be amended, modified or supplemented without the prior written consent of the Required Lenders if such amendment, modification or supplement may be made without the written consent of any Lenders under the Trust Agreement and (iii) the Triarc Note may be amended, modified or supplemented without the prior written consent of the Required Lenders if such amendment, modification or supplement would not have a Material Adverse Effect, would not be disadvantageous in any material respect to the Lenders and would not modify, amend or supplement [list prohibited amendments].

     SECTION 6.13. Chief Executive Office. The Borrower will not move its chief executive office and the office at which it maintains its records relating to the transactions contemplated by this Agreement and the Collateral Documents unless




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                                                                             118

(a) not less than 45 days' prior written notice of its intention to do so, clearly describing the new location, shall have been given to the Trustee and each Lender and (b) such action, reasonably satisfactory to the Trustee and each Lender, to maintain any security interest in the property subject to the Collateral Documents at all times fully perfected and in full force and effect shall have been taken.

     SECTION 6.14. Recordation. (a) The Borrower will promptly, but in any event within 30 days after the Closing Date, cause to be duly recorded, published, registered and filed all Conveyance Agreements and all Collateral Documents, not previously recorded, published, registered or filed in accordance with Section 4.01(d) in such manner and in such places as is required by law to establish, perfect, preserve and protect the rights and first priority security interests of the parties thereto and their respective successors and assigns in the Collateral covered by such Conveyance Agreements and the Collateral Documents. The Borrower shall deliver to the Trustee and the Administrative Agent within six calendar months of the Closing Date copies (originals with respect to certificates of title of motor vehicles and other rolling stock) of such duly recorded, published, registered and filed Collateral Documents. With respect to motor vehicles and other rolling stock, all Collateral Documents necessary for the creation and perfection of the Liens contemplated hereby shall be duly prepared, executed and available at Closing. The Borrower will pay all taxes, fees and other charges then due in connection with the execution, delivery, recording, publishing, registration and filing of such documents or instruments in such places.

     (b) The Borrower, at its expense, will furnish to the Trustee and to the Lenders on or before December 31 of each year, beginning with December 31, 1996, and at such other times as the Trustee may reasonably request in connection with the perfection of Liens granted pursuant to the Collateral Documents, an opinion of counsel satisfactory to the Trustee stating that in the opinion of such counsel such action has been taken with respect to the recording, filing, re-recording and re-filing of the Collateral Documents and any financing statements necessary to maintain the Lien or security interest created thereby and reciting the details of such action or stating that in the opinion of such counsel no such other action is necessary to maintain such lien or security interest.

     SECTION 6.15. Covenant to Secure Notes Equally. The Borrower covenants that, if it or any Restricted Subsidiary shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of Section 6.02 (unless prior written consent to the creation or assumption thereof shall have been obtained from the Required Lenders), it will make or cause to be made effective provisions whereby the Facilities Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured so long as any such other Indebtedness shall be so secured; provided, however, that the provision of such equal and ratable security shall not constitute a cure or waiver of any related Event of Default.




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     SECTION 6.16. Compliance with Laws. (a) The Borrower will, and will cause each Subsidiary to, comply with all applicable statutes, rules, regulations, and orders of, and all applicable restrictions imposed by, the United States of America, foreign countries, states, provinces and municipalities, and of or by any Governmental Authority, including any court, arbitrator or grand jury, in respect of the conduct of their respective businesses and the ownership of their respective properties or business, except such as are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor or the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

     (b) The Borrower will, and will cause each Restricted Subsidiary to, comply with all Environmental Laws, other than noncompliance which could not reasonably be expected to result in a Material Adverse Effect, individually or in the aggregate with any other liability under any Environmental Laws.

     (c) The Borrower will, and will cause each Restricted Subsidiary to, promptly give notice to the Administrative Agent upon becoming aware of (i) any material violation of or notice of potential liability under any Environmental Law or (ii) any release or threatened release of any Hazardous Material at, on, into, under or from any real property of any facility or equipment thereat in excess of reportable or allowable standards or levels under any Environmental Law, or in a manner and/or amount which could reasonably be expected to result in liability under any Environmental Law, which liability would result in a Material Adverse Effect.

     (d) The Borrower will, and will cause each Restricted Subsidiary to, promptly provide the Administrative Agent with copies of any notice, submission or documentation provided by the Borrower or any Restricted Subsidiary to the Governmental Authority or third party under any Environmental Law if the matter which is the subject of the notice, submission or other documentation could reasonably be expected to have a Material Adverse Effect. Such notice, submission or documentation shall be provided to the Administrative Agent promptly and, in any event, within 30 days after such material is provided to the Governmental Authority or third party.

     SECTION 6.17. Further Assurances. (a) At any time and from time to time promptly, the Borrower shall, at its expense, execute and deliver to each Lender and to the Trustee such further instruments and documents, and take such further action, as may be required under applicable law or as the Lenders may from time to time reasonably request, in order to further carry out the intent and purpose of this Agreement and to establish and protect the rights, interests and remedies created, or intended to be created, in favor of the Lenders; provided that, except as provided in Section 6.22, the Borrower shall not be required to file Mortgages on properties listed on Schedule 3.17(a).




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     (b) Without limitation of Section 6.17(a), the Borrower will, and will cause the Subsidiaries to, perform any and all acts and execute any and all documents (including the execution, amendment, supplementation, delivery and recordation and filing of security agreements and financing statements and continuation statements under the Uniform Commercial Code of any applicable jurisdiction) for filing under the provisions of the Uniform Commercial Code and the rules and regulations thereunder, or any other statute, rule or regulation of any applicable foreign, Federal, state or local jurisdictions, including any filings in the United States Patent and Trademark Office or similar foreign office, which are necessary (or reasonably requested by the Agents), from time to time, in order to grant and maintain in favor of the Trustee for the ratable benefit of the Secured Parties a security interest in each item of the Collateral of the type and priority described in the relevant Collateral Document, perfected to the extent contemplated hereby and thereby.

     (c) Without limitation of Section 6.17(a), the Borrower will, and will cause the Subsidiaries to, deliver or cause to be delivered to the Lenders from time to time such other documentation, consents, authorizations, approvals and orders in form and substance satisfactory to the Agents, as the Agents shall deem reasonably necessary or advisable to perfect or maintain the Liens for the benefit of the Secured Parties, including Liens on assets which are required to become Collateral after the Closing Date.

     (d) The Borrower will use its reasonable best efforts to cause all property and assets covered by the Agency Agreement to be conveyed to the Borrower in the same manner as the conveyance of the Assets on the Closing Date, to be pledged and mortgaged under the Collateral Documents in the same manner as the pledges and mortgages of the Assets on the Closing Date, and generally to do all things necessary to give the Lenders the same rights, benefits, certificates, opinions and the like, as if such properties and assets had been conveyed on the Closing Date. The Borrower shall use its reasonable best efforts to accomplish the foregoing within 120 days after the Closing Date; provided that the foregoing shall not result in any Default or Event of Default so long as the foregoing actions have been accomplished with respect to 80% of the properties and assets covered by the Agency Agreement within 180 days after the Closing Date.

     SECTION 6.18. Subsidiaries. (a) The Borrower may designate any Restricted Subsidiary or newly acquired or formed Wholly Owned Subsidiary satisfying the requirements in clauses (a), (b) and (c) of the definition of Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary or newly acquired or formed Subsidiary as a Restricted Subsidiary, in each case subject to satisfaction of the following conditions:

          (i) immediately before and after giving effect to such designation no condition or event shall exist which constitutes an Event of Default or Default;




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          (ii) immediately after giving effect to such designation, (A) except in the case of a designation as a Restricted Subsidiary of an Unrestricted Subsidiary that does not have any Indebtedness and that has positive Consolidated Cash Flow for the most recent Reference Period, the Borrower would be permitted to incur at least $1 of additional Indebtedness in compliance with Section 6.01(f), (B) the Borrower and the Restricted Subsidiary would not be liable with respect to Indebtedness or any Guaranty, would not own any Investment and their property would not be subject to any Lien which is not permitted by this Agreement and (C) substantially all of the Borrower's and the Restricted Subsidiaries' assets will be located, and substantially all of the Borrower's and the Restricted Subsidiaries' business will be conducted, in the United States of America;

          (iii) in the case of a designation as an Unrestricted Subsidiary, (A) if such designation (and all other prior designations of Restricted Subsidiaries or newly acquired or formed Subsidiaries as Unrestricted Subsidiaries during the current fiscal year) were deemed to constitute a sale by the Borrower of all the assets of the Subsidiary so designated (other than cash in the case of a newly acquired or formed Subsidiary) such sale would be in compliance with paragraph (iii)(A) of Section 6.07(c) and
     (B) if such designation (and all other prior designations of Restricted Subsidiaries or newly acquired or formed Subsidiaries as Unrestricted Subsidiaries during the current fiscal year) were deemed to constitute an Investment by the Borrower in respect of all the assets of the Subsidiary so designated, such Investment would be in compliance with clause (iv) of
     Section 6.03, in each case with the net proceeds of such sale or the amount of such Investment being deemed to equal the net book value of such assets in the case of a Restricted Subsidiary or the cost of acquisition or formation in the case of a newly acquired or formed Subsidiary; provided that this subdivision (iii) of this Section 6.18(a) shall not apply to an acquisition or formation by the Borrower or a Restricted Subsidiary of a newly acquired or formed Unrestricted Subsidiary to the extent such acquisition or formation is funded solely by the net cash proceeds received by the Borrower from the General Partners or from the Public Partnership as a capital contribution or as consideration for the issuance by the Public Partnership of additional limited partnership interests; and provided further, that any sale of assets or of the Capital Stock of an Unrestricted Subsidiary (which within the last 12 months had been a Restricted Subsidiary or were assets of a Restricted Subsidiary) shall be deemed to constitute a sale by the Borrower of all the assets of such Unrestricted Subsidiary, which sale shall be subject to Sections 6.07 and 2.11;

          (iv) in the case of a designation of a Restricted Subsidiary as an Unrestricted Subsidiary, such Restricted Subsidiary shall not have been an Unrestricted Subsidiary prior to being designated a Restricted Subsidiary;




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                                                                             122

          (v) in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary, such Unrestricted Subsidiary at the time of such designation has a positive consolidated net worth;

          (vi) the Borrower shall deliver to each Lender, within five Business Days after any such designation, an Officers' Certificate stating the effective date of such designation and confirming compliance with the provisions of this Section 6.18; and

          (vii) in the case of the designation of any Unrestricted Subsidiary as a Restricted Subsidiary, such new Restricted Subsidiary shall be deemed to have (A) made or acquired all Investments owned by it and (B) incurred all Indebtedness owing by it and all Liens to which it or any of its properties are subject, on the date of such designation.

     (b) The Borrower will cause each Restricted Subsidiary, at the time it is or is deemed to be designated as a Restricted Subsidiary, to (i) become a party to the Borrower Security Agreement, the Trust Agreement and the Subsidiary Guarantee Agreement by execution of a Supplemental Agreement and (ii) enter into such documents as may be necessary or as the Required Lenders may request, in form and substance satisfactory to the Required Lenders, in order to secure such Restricted Subsidiary's obligations under the Subsidiary Guarantee Agreement with all or substantially all of the assets of such Restricted Subsidiary. Prior to the designation of a Subsidiary as a Restricted Subsidiary, the Borrower shall deliver to the Lenders an opinion of counsel with respect to the due execution and delivery of Supplemental Agreement and as to the enforceability of the Borrower Security Agreement, the Trust Agreement, the Supplemental Agreement and the Subsidiary Guarantee Agreement, such opinion to be in form and substance satisfactory to the Borrower.

     (c) The Borrower will not own any Subsidiaries other than Wholly Owned Subsidiaries satisfying the requirements in clauses (a), (b) and (c) of the definition of Restricted Subsidiary.

     SECTION 6.19. Certain Post-Closing Matters. The Borrower shall perform all of the investigatory and remedial work recommended in the Environmental Assessment Reports prepared by Environmental Strategies Corporation and delivered to the Lenders as contemplated by Section 4.01(u), and covering the properties owned by or to be transferred to the Borrower and the Restricted Subsidiaries, as such work is listed and described on Schedule 6.19 hereto. All remedial work and additional investigation recommended in the Environmental Report shall be commenced within 60 days from the date hereof, and shall be performed in accordance with applicable Environmental Laws. The Borrower agrees to diligently pursue the completion of such remedial work and additional testing. To the extent that any such additional investigation undertaken as contemplated above indicates that additional work or remediation is required by applicable Environmental Laws, then the Borrower agrees




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                                                                             123

to promptly commence such additional work or remediation and thereafter diligently pursue such additional work or remediation until completed.

     SECTION 6.20. Use of Proceeds. The Borrower will use the proceeds of the Loans and will use the Letters of Credit only for the purposes set forth in
Section 3.13.

     SECTION 6.21. Accounting Changes. The Borrower will not, and will not suffer or permit any Restricted Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP. The Borrower will, and will cause each Restricted Subsidiary to, cause its fiscal year to end on December 31 in each year.

     SECTION 6.22. Certain Real Property. Without affecting the obligations of the Borrower or any of the Restricted Subsidiaries under any of the Collateral Documents, in the event that the Borrower or any Restricted Subsidiary (other than National Sales and Services, Inc.), at any time after the date hereof, whether directly or indirectly, acquires any interest in any real property, including any fee or other ownership interest in any property, with a cost in excess of $50,000, or any interest under any lease of real property for a term in excess of three years and involving average payments in excess of $100,000 per annum (each such interest, an "After Acquired Property"), the Borrower will, or will cause such Restricted Subsidiary to, as soon as practical provide written notice thereof to the Administrative Agent, setting forth with specificity a description of such After Acquired Property, the location of such After Acquired Property, any structures or improvements thereon and an appraisal or its good-faith estimate of the then current value of such real property ("Current Value"). The Administrative Agent shall provide notice to the Borrower of whether the Required Lenders intend to cause the Borrower or the applicable Restricted Subsidiary to grant and record a Mortgage on such After Acquired Property; provided that no new Mortgage on such After Acquired Property shall be required if the costs that would be incurred as a result thereof are excessive in relation to the benefits that would be conferred thereby. In such event, the Borrower or such Restricted Subsidiary shall execute and deliver to the Administrative Agent a Mortgage, together with such of the documents or instruments referred to in Sections 4.01(d) and 4.01(e) as the Agents shall reasonably require. The Borrower shall also cause to be prepared, at its expense, reports of the type referred to in Sections 4.01(u) and (v) with respect to each item of After Acquired Property for which the cost or fair market value exceeds $250,000. In no event shall the title insurance policy for any such After Acquired Property be in an amount which is less than the Current Value of such After Acquired Property. If, at any time, the aggregate cost to the Borrower and the Restricted Subsidiaries (other than National Sales and Services, Inc.) of interests in real property for which a Mortgage in favor of the Trustees is not in effect (the "Aggregate Cost of Unmortgaged Property"), exceeds $500,000, the Borrower will as soon as practical provide written notice thereof to each Lender, setting forth with specificity a description of such interests in real property, the




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location of such real property and an appraisal or its good-faith estimate of the then current value of such real property interests. The Required Lenders may require the Borrower or the applicable Restricted Subsidiary (other than National Sales and Services, Inc.) to grant and record a Mortgage in favor of the Trustee on one or more of such real property interests so that the Aggregate Cost of Unmortgaged Property does not exceed $500,000, provided that no new Mortgage on any such real property shall be required if the costs that would be incurred as a result thereof are excessive in relation to the benefits that would be conferred thereby. In the event a Mortgage is granted, the Borrower or such Restricted Subsidiary shall execute and deliver to the Trustee a Mortgage, together with such documents or instruments as the Required Lenders shall reasonably require. Further, with regard to any interest in real property, including any fee or other ownership interest in real property or any material lease of real property, which is currently owned or held by the Borrower or any Restricted Subsidiary, which is not being encumbered by a Mortgage of even date herewith and which has a current fair market value in excess of $50,000 or any interest under a lease of real property for a term in excess of three years and involving aggregate payments in excess of $100,000 per annum (each such interest, an "Existing Unmortgaged Property"), upon the written request of the Required Lenders, the Borrower will, or will cause any applicable Restricted Subsidiary to, execute and deliver to the Administrative Agent a Mortgage, together with such of the documents or instruments referred to in Section 4.01(d) and 4.01(e) as the Agents shall require; provided that a title insurance policy, survey and environmental report shall only be required if the fair market value of such interest in real property at the time such mortgage is executed exceeds $250,000. In no event shall the title insurance policy for any such Existing Unmortgaged Property be in an amount which is less than the Current Value of such Existing Unmortgaged Property. The Borrower shall pay all reasonable fees and expenses, including reasonable attorneys' fees and expenses and expenses of any customary environmental due diligence, and all title insurance charges and premiums, in connection with the obligations of the Borrower and the Restricted Subsidiaries under this Section 6.22.

     SECTION 6.23. Sale and Lease-Back Transactions. The Borrower will not, and will not cause or permit any of the Restricted Subsidiaries to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, with an intent to rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

     SECTION 6.24. Acquisitions. Except in merger permitted by Section 6.07, the Borrower will not, and will not cause or permit any of the Restricted Subsidiaries to, purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person (other than a Restricted Subsidiary), except that (a) the Borrower and any of the Restricted Subsidiaries may purchase inventory in the ordinary course of business and (b) the Borrower or any




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                                                                             125

Restricted Subsidiary may engage in any such acquisition if (i) after giving effect to such acquisition, (A) no condition or event shall exist which constitutes an Event of Default or Default and (B) the Leverage Ratio as of the last day of such Reference Period, calculated on a pro forma basis as if such acquisition (and any other such acquisitions and other Specified Events which have occurred since the first day of the applicable Reference Period) had occurred on the first day of such Reference Period, shall be no greater than the Permitted Maximum Ratio on the date of consummation of such acquisition and (ii) if such acquisition is made for aggregate consideration in excess of $____________, the Borrower shall have prepared and furnished to the Agents prior to the consummation of such acquisition pro forma financial statements, a pro forma business plan and pro forma projections covering the balance of the term of the Facilities demonstrating to the satisfaction of the Agents that the Leverage Ratio reflecting such pro forma adjustments will not exceed the Permitted Maximum Ratio at such time or during such period.

     SECTION 6.25. Impairment of Security Interests. The Borrower will not, and will not permit any of the Subsidiaries to, take or omit to take any action, which action or omission might or would have the result of materially impairing the security interests in favor of the Trustee on behalf of the Secured Parties with respect to the Collateral, and the Borrower will not, and will not permit any of the Subsidiaries to, grant to any Person (other than the Trustee on behalf of the Secured Parties) any interest whatsoever in the Collateral.

     SECTION 6.26. Limitation on Restrictions on Subsidiary Dividends, etc. The Borrower will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on or in respect of its Capital Stock, or pay any Indebtedness owed to the Borrower or any Restricted Subsidiary, (b) make loans or advances to the Borrower or any Restricted Subsidiary or (c) transfer any of its properties or assets to the Borrower or any Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) customary non-assignment provisions in any lease governing a leasehold interest or other contract entered into in the ordinary course of business consistent with past practices, (ii) restrictions on the payment of dividends and distributions pursuant to the terms of any Indebtedness incurred by such Restricted Subsidiary in accordance with Section 6.01(h) or (iii) this Agreement, the other Loan Documents and the Note Agreement.

     SECTION 6.27. No Other Negative Pledges. The Borrower will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, enter into any agreement prohibiting the creation or assumption of any Lien upon the properties or assets of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, or requiring an obligation to be secured if some other obligation is secured, except for this Agreement and the Note Agreement and the




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                                                                             126

terms of any other Indebtedness incurred in accordance with Section 6.01 (provided that the terms of such agreement for such other Indebtedness are no more onerous to the Borrower and its Subsidiaries than those set forth in
Section 6.02); provided that no such agreement shall prohibit the granting of Liens on assets of the Loan Parties as contemplated by the terms of this Agreement, the Collateral Documents and any documents evidencing or creating any other Parity Debt.

     SECTION 6.28. Sales of Receivables. The Borrower will not, and will not cause or permit any of the Restricted Subsidiaries to, sell with recourse, discount or otherwise sell or dispose of its notes or accounts receivable, except for accounts receivable consisting of assets of an operating unit sold as a going concern in accordance with all other provisions of this Agreement.

     SECTION 6.29. Fixed Price Supply Contracts; Certain Policies. (a) The Borrower will not, and will not permit any of the Restricted Subsidiaries to, at any time be a party or subject to any contract for the purchase or supply by such parties of propane or other product except where (i) the purchase price is set with reference to a spot index or indices substantially contemporaneously with the delivery of such product or (ii) delivery of such propane or other product is to be made no more than one year after the purchase price is agreed to.

     (b) The Borrower will not amend, modify or waive the trading policy or supply inventory position policy referred to in Section 3.29, except that the Borrower may enter into Commodity Hedging Agreements as permitted under the other provisions hereof. The Borrower will provide the Agents and the Lenders with prompt written notice of any such new Commodity Hedging Agreement. Subject to the foregoing exception, the Borrower and the Restricted Subsidiaries will comply in all material respects with such policies at all times.

     SECTION 6.30. Certain Operations. The Borrower shall not permit Triarc or any of its Affiliates (other than the Borrower and the Restricted Subsidiaries) to engage in the retail sale of propane to end users in the continental United States.

     SECTION 6.31. Funded Debt to Cash Flow; Net Working Capital. (a) The Borrower will not permit the ratio on any day (the "date of determination") of
(i) Total Funded Debt as of the last day of the Reference Period with respect to such date of determination to (ii) Consolidated Cash Flow for such Reference Period to be greater than the ratio set forth below opposite the calendar period during which such date of determination occurs:




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                                                                             127

                                                Maximum
                  Calendar Period               Permitted Ratio
                  ---------------               ---------------

                  Closing Date through          4.50 : 1.00
                  June 30, 1997

                  After July 1, 1997            4.25 : 1.00
                  and thereafter

For purposes of this Section 6.31 only, but not for purposes of determining the Applicable Margin, calculating the Leverage Ratio as required by Sections 4.03(g), 6.01, 6.03, 6.07 and 6.24, calculating the ratio of Consolidated Cash Flow to Consolidated Interest Expense as required by Section 6.04 or any other purpose (other than determining compliance with Section 6.31 as required by Section 6.04), Consolidated Cash Flow for any Reference Period (other than any Reference Period including any period prior to June 30, 1996) shall mean the greater of (i) Consolidated Cash Flow for the most recent period of four consecutive fiscal quarters prior to the date of determination and (ii) 50% of Consolidated Cash Flow for the most recent period of eight consecutive fiscal quarters prior to the date of determination.

     (b) The Borrower will not permit Net Working Capital as of any day set forth below to be less than the amount set forth below opposite such day:

                                                Minimum Required
               Date of Determination            Net Working Capital
               ---------------------            -------------------

                  September 30, 1996            $
                  June 30, 1997                 $
                  September 30, 1997            $
                  June 30, 1998                 $
                  September 30, 1998            $
                  June 30, 1999                 $
                  September 30, 1999            $
                  June 30, 2000                 $
                  September 30, 2000            $
                  June 30, 2001                 $

     SECTION 6.32. Independent Corporate Existence. Except as set forth on
Schedule 6.32, (a) the Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, books, records and accounts that are separate from the books, records and accounts of Triarc, either of the General Partners or any of their respective Subsidiaries (other than the Borrower and its Subsidiaries) such that: (i) the revenues of the Borrower and its Subsidiaries will be credited to the accounts of the Borrower and its Subsidiaries only; (ii) all expenses incurred by the Borrower




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                                                                             128

and its Subsidiaries shall be paid only from the accounts of the Borrower and its Subsidiaries (other than those paid by the Managing General Partner and allocated to the Borrower in the manner set forth in clause (c) of this Section); (iii) only officers and employees of the Managing General Partner, the Borrower and its Subsidiaries in their capacity as such shall have the authority to make disbursements with respect to the accounts of the Borrower and its Subsidiaries; (iv) there shall occur no sharing of accounts or funds between the Borrower and its Subsidiaries, on the one hand, and Triarc, either of the General Partners or any of their respective Subsidiaries (other than the Borrower and its Subsidiaries), on the other hand; and (v) all cash and funds of the Borrower and its Subsidiaries shall be managed separately from the cash and funds of Triarc, either of the General Partners or any of their respective Subsidiaries (other than the Borrower and its Subsidiaries), and there shall not occur any commingling, including for investment purposes, of funds or assets of the Borrower and its Subsidiaries with the funds or assets of Triarc, either of the General Partners or any of their respective Subsidiaries (other than the Borrower and its Subsidiaries).

     (b) All full-time employees, consultants and agents of the Borrower and its Subsidiaries shall be compensated directly from the bank accounts of the Managing General Partner, the Borrower and such Subsidiaries for services provided by such employees, consultants and agents and, to the extent any employee, consultant or agent is also an employee, consultant or agent of Triarc, either of the General Partners or any of their respective Subsidiaries (other than the Borrower and its Subsidiaries), the compensation of such employee, consultant or agent shall be allocated in accordance with clause (c) of this Section among the Borrower and its Subsidiaries, on the one hand, and Triarc, the General Partners and any of their respective Subsidiaries (other than the Borrower and its Subsidiaries), on the other hand, on a basis which reasonably reflects the services rendered to the Borrower and its Subsidiaries.

     (c) All overhead expenses (including telephone and other utility charges) for items shared by the Borrower and its Subsidiaries, on the one hand, and Triarc, either of the General Partners or any of their respective Subsidiaries (other than the Borrower and its Subsidiaries), on the other hand, shall be allocated on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use.

     (d) The Borrower shall not permit Triarc, either of the General Partners or any of their respective Subsidiaries (other than the Borrower and its Subsidiaries) to be named as a loss payee or additional insured on the insurance policy covering the property of the Borrower or any of its Subsidiaries, or enter into an agreement with the holder of such policy whereby in the event of a loss in connection with such property, proceeds are paid to Triarc, either of the General Partners or any of their respective Subsidiaries (other than the Borrower and its Subsidiaries).




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                                                                             129

                                   ARTICLE VII

                                EVENTS OF DEFAULT

     SECTION 7.01. Events of Default. In case of the happening of any of the following events ("Events of Default"):

     (a) default shall be made in the payment of any principal of any Loan or any reimbursement obligation in respect of a Letter of Credit when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

     (b) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

     (c) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in
Section 5.02(g) or any of Sections 6.01 through 6.08, inclusive, Section 6.10,
Section 6.11 (other than the failure to deliver any broker report on a timely basis as required by Section 15.3 of the Mortgage) and Sections 6.18 through 6.31, inclusive, of this Agreement or in Section 4.21 or 4.23 of the Borrower Security Agreement;

     (d) default shall be made in the due observance or performance by the Borrower or any other Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (c) above) and such default shall continue unremedied for a period of 30 days after such default shall first have become known to any Responsible Officer of any Loan Party or written notice thereof shall have been received by the Managing General Partner from the Administrative Agent or any Lender;

     (e) any representation or warranty made in writing or deemed made by or on behalf of the Borrower or any of its Affiliates in this Agreement, any other Operative Agreement or in any instrument furnished in connection with the Transactions shall prove to have been false or incorrect in any material respect on the date as of which made or deemed made;

     (f) the Borrower or any Restricted Subsidiary (as principal or guarantor or other surety) shall default (after receiving the applicable notice, if any, and/or the expiration of any applicable grace period) (i) in the payment of any amount of principal of or premium or interest on the Mortgage Notes or any other Indebtedness (other than the Facilities) in a principal amount of at least $3,000,000 or (ii) any other event shall occur or condition shall exist in respect of any Indebtedness which is out-




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                                                                             130

standing in a principal amount of at least $5,000,000 or the Mortgage Notes or under any evidence of any such Indebtedness or the Mortgage Notes or of any mortgage, indenture or other agreement relating to such Indebtedness or the Mortgage Notes, the effect of any of which is to cause (or to permit one or more Persons to cause) such Indebtedness or the Mortgage Notes to become due before its stated maturity or before its regularly scheduled dates of payment or to permit the holders of such Indebtedness or the Mortgage Notes to cause the Borrower or any Restricted Subsidiary to repurchase or repay such Indebtedness or the Mortgage Notes, and such default, event or condition shall continue for more than the period of grace, if any, specified therein and shall not have been waived pursuant thereto;

     (g) filing by or on the behalf of the Borrower or the Managing General Partner of a voluntary petition or an answer seeking reorganization, arrangement, readjustment of its debts or for any other relief under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar act or law, state or Federal, now or hereafter existing ("Bankruptcy Law"), or any action by the Borrower or the Managing General Partner for, or consent or acquiescence to, the appointment of a receiver, trustee or other custodian of the Borrower or the Managing General Partner, or of all or a substantial part of its property; or the making by the Borrower or the Managing General Partner of any assignment for the benefit of creditors; or the admission by the Borrower or the Managing General Partner in writing of its inability to pay its debts as they become due;

     (h) filing of any involuntary petition against the Borrower or the Managing General Partner in bankruptcy or seeking reorganization, arrangement, readjustment of its debts or for any other relief under any Bankruptcy Law and an order for relief by a court having jurisdiction in the premises shall have been issued or entered therein; or any other similar relief shall be granted under any applicable Federal or state law; or a decree or order of a court of competent jurisdiction for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers over the Borrower or the Managing General Partner or over all or a part of its property shall have been entered; or the involuntary appointment of an interim receiver, trustee or other custodian of the Borrower or the Managing General Partner or of all or a substantial part of its property; or the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of the Borrower or the Managing General Partner; and continuance of any such event for 60 consecutive days unless dismissed, bonded to the satisfaction of the court of competent jurisdiction or discharged;

     (i) filing by or on the behalf of any Restricted Subsidiary of a voluntary petition or an answer seeking reorganization, arrangement, readjustment of its debts or for any other relief under any Bankruptcy Law, or any action by any Restricted Subsidiary for, or consent or acquiescence to, the appointment of a receiver, trustee or other custodian of such Restricted Subsidiary or of all or a substantial part of its




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                                                                             131

property; or the making by any Restricted Subsidiary of any assignment for the benefit of creditors; or the admission by any Restricted Subsidiary in writing of its inability to pay its debts as they become due;

     (j) filing of any involuntary petition against any Restricted Subsidiary in bankruptcy or seeking reorganization, arrangement, readjustment of its debts or for any other relief under any Bankruptcy Law and an order for relief by a court of competent jurisdiction shall have been issued or entered therein; or any other similar relief shall be granted under any applicable Federal or state law; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers over any Restricted Subsidiary or over all or a part of its property shall have been entered; or the involuntary appointment of an interim receiver, trustee or other custodian of any Restricted Subsidiary or of all or a substantial part of its property; or the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of any Restricted Subsidiary; and continuance of any such event for 60 consecutive days unless dismissed, bonded to the satisfaction of the court of competent jurisdiction or discharged;

     (k) a final judgment or judgments (which is or are non-appealable or which has or have not been stayed pending appeal or as to which all rights to appeal have expired or been exhausted) shall be rendered against the Borrower or any Restricted Subsidiary for the payment of money in excess of $2,500,000 in the aggregate and any one of such judgments shall not be discharged or execution thereon stayed pending appeal within 60 days after the date due, or, in the event of such a stay, such judgment shall not be discharged within 60 days after such stay expires, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Restricted Subsidiary to enforce any such judgment;

     (l) any of the Loan Documents or other Operative Agreements shall at any time, for any reason, cease to be in full force and effect or shall be declared to be null and void in whole or in any material part by the final judgment (which is non-appealable or has not been stayed pending appeal or as to which all rights to appeal have expired or been exhausted) of any court or other governmental or regulatory authority having jurisdiction in respect thereof, or the validity or the enforceability of any of the Loan Documents or other Operative Agreements shall be contested by or on behalf of the Borrower or any other Loan Party, or the Borrower or any other Loan Party shall renounce any of the Loan Documents or other Operative Agreements, or deny that it is bound by the terms of any of the Loan Documents or other Operative Agreements;

     (m) any Lien purported to be created by any Collateral Document shall cease to be, or shall for any reason be asserted by the Borrower or any other Loan Party not to be, a valid, perfected, first priority Lien on the securities, properties or




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                                                                             132

assets covered thereby, other than as a result of an act or omission of any Agent or Lender;

     (n) any order, judgment or decree is entered in any proceedings against the Borrower decreeing a split-up of the Borrower which requires the divestiture of material assets of the Borrower or the divestiture of the stock of a Restricted Subsidiary which would not be permitted if such divestiture were considered a partial disposition of assets pursuant to Section 6.07(c) and such order, judgment or decree shall not be dismissed or execution thereon stayed pending appeal within 60 days after entry thereof or, in the event of such a stay, such order, judgment or decree shall not be discharged within 30 days after such stay expires;

     (o) there shall occur at any time a change in Legal Requirements specifically applicable to the Borrower or to the Business or to the business of the wholesale and retail sale, distribution and storage of propane gas and related petroleum derivative products and the related retail sale of supplies and equipment, including home appliances, which would have a Material Adverse Effect and 60 days after the earlier of (i) such occurrence shall first have become known to any officer of the Borrower or either of the General Partners or
(ii) written notice thereof shall have been received by the Borrower from the Administrative Agent or any Lender, such Material Adverse Effect shall be continuing;

     (p) (i) any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan (other than a Multiemployer Plan), (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien shall arise on the assets of the Borrower or any Related Person in favor of the PBGC or a Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed (or a trustee shall be appointed) to administer, or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA at a time when the assets of the Plan are not sufficient to satisfy all benefit liabilities thereunder, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA or (v) the Borrower or any Related Person shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the termination, reorganization or insolvency of (within the meaning of such terms as used in ERISA), a Multiemployer Plan and, in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in liabilities of the Borrower and the Restricted Subsidiaries in an aggregate amount in excess of $1,000,000 or any other event or condition shall occur or exist with respect to a Plan, the occurrence of which, individually or in the aggregate, would have a Material Adverse Effect;




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                                                                             133

     (q) either (i) the Borrower or any Restricted Subsidiary shall be liable, whether directly, indirectly through required indemnification of any Person or otherwise, for the costs of investigation and/or remediation of any Hazardous Material originating from or affecting property or properties, whether or not owned, leased or operated by the Borrower or any Restricted Subsidiary, which liability, together with all other such liabilities, could reasonably be expected to result in liabilities of the Borrower and the Restricted Subsidiaries in excess of $1,000,000 or (ii) any Federal, state, regional, local or other environmental regulatory agency or authority shall commence an investigation or take any other action that could reasonably be expected to be determined adversely to the Borrower or any Restricted Subsidiary and, on the basis of such a determination, to result in liabilities of the Borrower and the Restricted Subsidiaries in excess of $1,000,000; provided that any obligation to undertake investigation or remediation or otherwise incur costs in connection with contamination at the Mayfield, Wisconsin facility shall not constitute an Event of Default hereunder unless the same could reasonably be expected to result in liabilities in excess of $5,000,000 in the aggregate or $2,500,000 in any 12-month period; or

     (r) any Governmental Authority revokes or fails to renew any material license, permit or franchise of the Borrower or any Restricted Subsidiary, or the Borrower or any Restricted Subsidiary for any reason loses any material license, permit or franchise, or the Borrower or any Restricted Subsidiary suffers the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any material license, permit or franchise, the occurrence of any of which, individually or in the aggregate, would have a Material Adverse Effect;

then, and in every such event, and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders, shall take one or more of the following actions, at the same or different times: (i) by notice to the Borrower terminate the Commitments and they shall immediately terminate; (ii) by notice to the Borrower declare the Loans then outstanding to be forthwith due and payable (in whole or, in the sole discretion of the Required Lenders, from time to time in part), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder or under any other Loan Document, shall thereupon become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; (iii) require the Borrower to deposit cash collateral with the Trustee pursuant to the Trust Agreement in an amount not exceeding the Letter of Credit Exposure; (iv) exercise any remedies available under the Guarantee Agreements, the Collateral Documents or otherwise; or (v) any combination of the foregoing; provided that in the case of any of the Events of Default with respect to the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then




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

                                                                             134

outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder or under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

     SECTION 7.02. Remedies. In case any one or more Events of Default or Defaults shall occur and be continuing, (i) any Lender may proceed to protect and enforce the rights of such Lender by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any other Loan Document, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise, and (ii) the Trustee and the Lenders may exercise any rights or remedies in their respective capacities under the Collateral Documents in accordance with the provisions thereof. In case of a default in the payment or performance of any provision hereof or of the Loan Documents, the Borrower will pay to each Lender such further amount as shall be sufficient to cover the cost and expenses of collection, including reasonable attorneys' fees, expenses and disbursements, and any out-of-pocket costs and expenses of any such holder incurred in connection with analyzing, evaluating, protecting, ascertaining, defending or enforcing any of its rights as set forth herein or in any of the Loan Documents. No course of dealing and no delay on the part of any Lender in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such Lender's rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any other Loan Document upon any Lender shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.


                                  ARTICLE VIII

                           THE AGENTS AND ISSUING BANK

     SECTION 8.01. Appointment and Authorization. (a) Each of the Lenders, and each subsequent holder of any Note by its acceptance thereof, hereby irrevocably appoints and authorizes each of the Agents and the Issuing Bank to take such actions as agent on behalf of such Lender or holder and to exercise such powers as are specifically delegated to such Agent or the Issuing Bank, as the case may be, by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

     (b) The Administrative Agent is hereby expressly authorized by the Lenders to, without hereby limiting any implied authority, and hereby agrees (in the case of clause (ii) below, at the direction of the Required Lenders) to, (i) receive on




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behalf of the Lenders all payments of principal of and interest on the Loans and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received; (ii) give notice on behalf of each of the Lenders to the Borrower of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (iii) distribute to each Lender copies of all notices, financial statements and other materials delivered by the Borrower or any Subsidiary pursuant to this Agreement or any other Loan Document as received by the Administrative Agent (other than materials required hereunder to be delivered by the Borrower directly to the Lenders).

     SECTION 8.02. Liability of Agents. Neither the Agents, the Issuing Bank, nor any of their respective directors, officers, employees or agents, shall be liable as such for any action taken or omitted to be taken by any of them, except for such party's own gross negligence or wilful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower or any Subsidiary of any of the terms, conditions, covenants or agreements contained in any Loan Document. Neither the Agents nor the Issuing Bank shall be responsible to the Lenders or the holders of the Notes for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement, the Notes or any other Loan Documents or other instruments or agreements. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof until it shall have received from the payee of such Note notice, given as provided herein, of the transfer thereof in compliance with Section 9.04. Each of the Agents and the Issuing Bank shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders and each subsequent holder of any Note. Each of the Agents, the Issuing Bank and the Required Lenders shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper Person or Persons. Neither the Agents, the Issuing Bank nor any of their respective directors, officers, employees or agents, shall have any responsibility to the Borrower on account of the failure of or delay in performance or breach by any Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or the Borrower or any Subsidiary of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. Each of the Agents and the Issuing Bank may execute any and all duties hereunder by or through agents or employees, shall be entitled to consult with legal counsel, independent public accountants and other experts selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.




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     SECTION 8.03. Action by Agents. The Lenders hereby acknowledge that none of the Agents and the Issuing Bank shall be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders. The obligations of the Agents and the Issuing Bank under the Loan Documents are only those expressly set forth herein and therein. Without limiting the generality of the foregoing, no Agent shall be required to take any action with respect to any Default or Event of Default, except as expressly required pursuant to Article VII.

     SECTION 8.04. Successor Agents. Subject to the appointment and acceptance of a successor as provided below, each of the Agents and the Issuing Bank (except, in the case of the Issuing Bank, in respect of Letters of Credit issued by it) may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor. If no successor shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent or Issuing Bank, as the case may be, gives notice of its resignation, then the retiring Agent or Issuing Bank, as the case may be, may, on behalf of the Lenders, appoint a successor, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as an Agent or Issuing Bank, as the case may be, hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent or Issuing Bank and the retiring Agent or Issuing Bank shall be discharged from its duties and obligations hereunder. After the resignation of an Agent or the Issuing Bank, as the case may be, hereunder, the provisions of this Article and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Agent or Issuing Bank.

     SECTION 8.05. Agent and Affiliate. With respect to the Loans made by it hereunder, the Letters of Credit issued by it hereunder and the Notes issued to it, each of the Agents and the Issuing Bank in its individual capacity and not as an Agent or the Issuing Bank shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Agent or the Issuing Bank. Each of the Agents and the Issuing Bank (and its Affiliates) may accept deposits from, lend money to and generally engage in any kind of business and transactions with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent or the Issuing Bank (or such Affiliate thereof).

     SECTION 8.06. Indemnification. Each Lender agrees (a) to reimburse each of the Agents and the Issuing Bank, on demand, in the amount of its pro rata share (based on its Commitment hereunder) of any expenses incurred for the benefit of the Lenders by such Agent or the Issuing Bank, as the case may be, including counsel fees and compensation of agents and employees paid for services rendered on behalf




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                                                                             137

of the Lenders, which shall not have been reimbursed by the Borrower and (b) to indemnify and hold harmless each of the Agents, the Issuing Bank and any of their respective directors, officers, employees or agents, promptly after demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as an Agent or the Issuing Bank or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrower; provided that no Lender shall be liable to any Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or wilful misconduct of such Agent, the Issuing Bank or any of their respective directors, officers, employees or agents.

     SECTION 8.07. Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agents, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents, the Issuing Bank or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

     SECTION 8.08. Trust Agreement. The Lenders hereby authorize the Administrative Agent to enter into the Trust Agreement and agree to be bound by the terms thereof.

                                   ARTICLE IX

                                  MISCELLANEOUS

     SECTION 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy as follows:

     (a) if to the Borrower, to it at Suite 1700, IES Tower, 200 1st Street, S.E., P.O. Box 2067, Cedar Rapids, Iowa 52401-2067, Attention of Ronald R. Romaniecki (Telecopy No. (319) 365-______) with a copy to Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019-6064, Attention of Paul D. Ginsberg (Telecopy No. (212) 757-3990);




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                                                                             138

     (b) if to the Administrative Agent, to it at 100 Federal Street, Mail Stop 01-08-02, Boston, MA 02110, Attention of Michael P. Hannon (Telecopy No. (617) 434-3652); with a copy to Fennebresque, Clark, Swindell & Hay, at NationsBank Corporate Center, 100 North Tryon Street, Suite 2900, Charlotte, NC 28202-4011, Attention of Andrew C. Karp (Telecopy No. (704) 347-3838);

     (c) if to the Syndication Agent, to it at ___________________________________, Attention of _________________________,
(Telecopy No. (____) ____-______); and

     (d) if to a Lender (other than The First National Bank of Boston and Bank of America NT & SA), to it at its address in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this
Section 9.01.

     SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders, the Agents and the Issuing Bank and shall survive the making by the Lenders of the Loans, the execution and delivery to the Lenders of the Notes evidencing such Loans, and the issuance of the Letters of Credit, regardless of any investigation made by the Lenders, the Agents or the Issuing Bank or on their behalf, and shall continue in full force and effect as long as (a) the principal of or any accrued interest on any Loan, any Fee, any Letter of Credit Disbursement or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid, (b) the Commitments have not been terminated or (c) any Letter of Credit has not expired or been terminated.

     SECTION 9.03. Binding Effect. This Agreement shall become effective when the conditions precedent set forth in Section 4.01 are satisfied (except that, solely for the purpose of calculating any fees stated herein to commence to accrue on the date of this Agreement, this Agreement shall become effective when the conditions precedent set forth in Section 4.01(a) are satisfied).

     SECTION 9.04. Successors and Assigns. (a) Subject to Section 9.04(j), whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party and all covenants,




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promises and agreements by or on behalf of the Borrower, the Agents, the Issuing
Bank or the Lenders that are contained in this Agreement shall be binding upon and inure to the benefit of their respective successors and assigns.

     (b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment, the Loans at the time owing to it, the Notes held by it and the participations in Letters of Credit held by it); provided, however, that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, the assignor shall have obtained the prior written consent to such assignment (which consent shall not be unreasonably withheld) of the Borrower (unless an Event of Default or Default shall have occurred and be continuing, in which case such consent shall not be required), the Agents and, in the case of an assignment of a Revolving Credit Commitment, the Issuing Bank, (ii) until each of The First National Bank of Boston and Bank of America NT & SA hold total Loans, Letter of Credit Exposure and unused Commitments equal to $15,000,000 or less, any assignment by either of them shall be made together with the other on a pro rata basis, (iii) except in the case of an assignment to a Lender or an Affiliate of a Lender, the sum of (A) the principal amount of the outstanding Loans subject to each such assignment and (B) the unused amount of the Commitment of the assigning Lender subject to such assignment (in each case determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than the lesser of (I) $5,000,000 and (II) the entire remaining amount of the outstanding Loans and unused Commitment of such Lender, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with the Note or Notes subject to such assignment and a processing and recordation fee of $2,500 and (v) the assignee, if it shall not be a Lender or an Affiliate thereof, shall deliver to the Administrative Agent an Administrative Questionnaire. Upon acceptance and recording pursuant to
Section 9.04(e), from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof (unless the Administrative Agent shall otherwise agree),
(A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.15, 2.19 and 9.05, as well as to any Fees accrued for its account and not yet paid).

     (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning




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Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any other Loan Party or the performance or observance by the Borrower or any other Loan Party of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of the Loan Documents, together with copies of the most recent financial statements required hereunder and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Agents, the Issuing Bank, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes each of the Agents and the Issuing Bank to exercise such powers under this Agreement as are delegated to such party by the terms hereof, together with such powers as are reasonably incidental hereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

     (d) The Administrative Agent shall maintain at one of its offices in Boston, Massachusetts, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive in the absence of manifest error and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

     (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee together with the Note or Notes subject to such assignment, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder or shall be an Affiliate of a Lender), the processing and recordation fee referred to in
Section 9.04(b) and, if required, the written consent of the Borrower and the Issuing Bank to such assignment, and, if required, upon granting its own consent to such assignment,




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the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii)
record the information contained therein in the Register and (iii) give prompt notice thereof to the Issuing Bank, the Syndication Agent and the Lenders. Within five Business Days after receipt of notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for the surrendered Note or Notes, a new Note or Notes payable to the order of such assignee in a principal amount equal to the applicable portion thereof (and the corresponding Commitment, if any) assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained any portion of such Note or Notes (and such Commitment, if any), a new Note or Notes payable to the order of such assigning Lender in a principal amount equal to the applicable portion of such Note or Notes (and such Commitment, if any) retained by it. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note; such new Note or Notes shall be dated the date of the surrendered Note or Notes which they replace and shall otherwise be in substantially the form of Exhibits B-1 and B-2 hereto, as applicable. Cancelled Notes shall be returned to the Borrower.

     (f) Each Lender may, with the prior consent of the Borrower which consent will not be unreasonably withheld (except that no such consent of the Borrower shall be required if a Default or Event of Default has occurred and is continuing), and without the consent of the Agents or the Issuing Bank, sell participations in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, the Loans owing to it, the Notes held by it and the participations in Letters of Credit held by it) to one or more participants; provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) except in the case of a participation to an existing participant or its Affiliate, the outstanding principal amount of the Loans subject to each such participation shall not be less than the lesser of (A) $5,000,000 and (B) the entire remaining amount of the outstanding Loans and unused Commitment of such Lender, (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.13, 2.15 and 2.19 to the same extent as if they were Lenders and (v) the Borrower, the Agents, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing the principal amount of any Loan, extending the Tranche A Maturity Date, the Tranche B Conversion Date or the Tranche B Maturity Date, extending any Tranche B Repayment Date or any date for the payment of any interest on any Loan, waiving or excusing any such payment or any part thereof, decreasing the rate of interest on any Loan, changing or extending any Commitment or decreasing any Commitment Fees or Letter of Credit Fees or postponing the date fixed for any reimbursement of a Letter of Credit Disbursement, permitting the




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release of any material amount of Collateral under any Collateral Document, permitting the release of any material guarantor from the Guarantee Agreements or increasing the aggregate Commitments of the Lenders).

     (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower or any of the other Loan Parties furnished to such Lender by or on behalf of the Borrower or any of the other Loan Parties; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information.

     (h) Assignments and participations pursuant to this Section 9.04 shall be pro rata between the Facilities.

     (i) Any Lender may at any time assign all or any portion of its rights under this Agreement and the Notes issued to it to a Federal Reserve Bank; provided that no such assignment shall release a Lender from any of its obligations hereunder.

     (j) Except in a transaction permitted under Section 6.07(a)(iii), the Borrower shall not assign or delegate any of its rights or duties hereunder or any interest herein (whether voluntarily, by operation of law or otherwise). Any purported assignment or delegation in violation of the foregoing shall be void.

     SECTION 9.05. Expenses; Indemnity. (a) The Borrower agrees to pay (whether or not the transactions contemplated hereby shall be consummated) all reasonable out-of-pocket costs and expenses incurred by any Agent or the Issuing Bank in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents, the closing of the Facilities, the administration of the Facilities or any amendment, modification or waiver of the provisions hereof or thereof or incurred by any Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of the rights of the Agents, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents or in connection with the Loans made hereunder, the Notes issued hereunder or the Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of (i) Fennebresque, Clark, Swindell & Hay, counsel for the Administrative Agent, (ii) Ropes & Gray, environmental counsel to the Administrative Agent, (iii) reasonable expenses and hourly fees of in-house counsel to the Agents, (iv) any third party consultants retained, with the consent of the Borrower, to assist the Agents in analyzing any environmental, insurance and other due diligence issues and (v) in connection with any such enforcement or protection, any other counsel for any Agent, the Issuing Bank or any Lender.




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     (b) The Borrower agrees to indemnify each of the Agents, the Issuing Bank, the affiliates of any Agent, the Issuing Bank, the Lenders, and their respective directors, officers, employees, agents, Controlling Persons and the Trustee (each, an "Indemnified Party") from and against any and all losses, claims (whether valid or not), damages and liabilities, joint or several, to which such Indemnified Party may become subject, related to or arising out of (i) the Transactions or the Facilities, (ii) any accident or injury to or death of persons or loss of or damage to property occurring on or about any of the Mortgaged Properties, (iii) the ownership of any of the Mortgaged Properties, or any interest therein, or receipt of any rent or other sum therefrom, (iv) any use, non-use or condition of any of the Mortgaged Properties or any part thereof, (v) any failure of the Borrower or any other obligor to perform or comply with any of the terms of any of the Loan Documents, (vi) the performance of any labor or services or the furnishing of any materials or other property in respect of any of the Mortgaged Properties or any part thereof, (vii) any work in connection with any alterations, changes or construction of any of the Mortgaged Properties, (viii) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions and the other transactions contemplated hereby and thereby, (ix) the use of the Letters of Credit or the proceeds of the Loans or (x) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnified Party is a party thereto. The Borrower further agrees to reimburse each Indemnified Party for all expenses (including reasonable attorneys' fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom. Notwithstanding the foregoing, the obligation to indemnify any Indemnified Party under this Section 9.05(b) shall not apply in respect of any loss, claim, damage or liability to the extent that a court of competent jurisdiction shall have determined by final and nonappealable judgment that such loss, claim, damage or liability resulted from such Indemnified Party's wilful misconduct, gross negligence or bad faith.

     (c) The Borrower agrees to indemnify each of the Agents, the Issuing Bank, the Lenders and the other Indemnified Parties from and against any and all losses, claims (whether valid or not), damages and liabilities, joint or several, to which such Indemnified Party may become subject, related to or arising out of (i) any Environmental Laws affecting the Borrower or any other Loan Party or its properties or assets, (ii) any Hazardous Materials managed by the Borrower or any other Loan Party, (iii) any event, condition or circumstance involving environmental pollution, regulation or control affecting the Borrower or any other Loan Party or its properties or assets or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnified Party is a party thereto. The Borrower further agrees to reimburse each Indemnified Party for all expenses (including reasonable attorneys' fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any




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                                                                             144

action or proceeding arising therefrom. Notwithstanding the foregoing, the obligation to indemnify any Indemnified Party under this Section 9.05(c) shall not apply in respect of any loss, claim, damage or liability to the extent that a court of competent jurisdiction shall have determined by final and nonappealable judgment that (A) such loss, claim, damage or liability resulted from such Indemnified Party's wilful misconduct or gross negligence or the breach by such Indemnified Party of its obligations, if any, under this Agreement, or (B) the loss, claim, damage or liability occurred after the Administrative Agent or any Lender has taken exclusive possession and control of the Mortgaged Property for operational purposes pursuant to Section 21.10 of the Mortgage or Section 6.03 of the Borrower Security Agreement or has foreclosed on a Lien under any Security Document and has transferred title to the Trustee.

     (d) In the event that the foregoing indemnity is unavailable or insufficient to hold an Indemnified Party harmless, then the Borrower will contribute to amounts paid or payable by such Indemnified Party in respect of such Indemnified Party's losses, claims, damages or liabilities in such proportions as appropriately reflect the relative benefits received by and fault of the Borrower and such Indemnified Party in connection with the matters as to which such losses, claims, damages or liabilities relate and other equitable considerations.

     (e) If any action, proceeding or investigation is commenced, as to which any Indemnified Party proposes to demand such indemnification, it shall notify the Borrower with reasonable promptness; provided, however, that any failure by such Indemnified Party to notify the Borrower shall not relieve the Borrower from its obligations hereunder except to the extent the Borrower is prejudiced thereby. The Borrower shall be entitled to assume the defense of any such action, proceeding or investigation, including the employment of counsel and the payment of all fees and expenses. Each Indemnified Party shall have the right to employ separate counsel in connection with any such action, proceeding or investigation and to participate in the defense thereof, but the fees and expenses of such counsel shall be paid by such Indemnified Party, unless (i) the Borrower has failed to assume the defense and employ counsel as provided herein,
(ii) the Borrower has agreed in writing to pay such fees and expenses of separate counsel or (iii) an action, proceeding or investigation has been commenced against such Indemnified Party and the Borrower and outside counsel to the Indemnified Party is of the opinion that representation of both the Borrower and such Indemnified Party by the same counsel would be inappropriate because of actual or potential conflicts of interest between the parties (in the case of any Agent or Lender, the existence of any such actual or potential conflict of interest to be determined by such party, taking into account, among other things, any relevant regulatory concerns). In the case of any circumstance described in clause (i), (ii), or (iii) of the immediately preceding sentence, the Borrower shall be responsible for the reasonable fees and expenses of such separate counsel; provided, however, that the Borrower shall not in any event be required to pay the fees and expenses of more than one separate counsel (plus appropriate local counsel under the




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                                                                             145

direction of such separate counsel and in-house counsel to the Agents) for all Indemnified Parties. The Borrower shall be liable only for settlement of any claim against an Indemnified Party made with the Borrower's written consent.

     (f) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Agent or Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor.

     SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and the other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this
Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

     SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES OF SUCH STATE.

     SECTION 9.08. Waivers; Amendment. (a) No failure or delay of any Agent, the Issuing Bank or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.08(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.




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                                                                             146

     (b) None of this Agreement, the other Loan Documents and any provision hereof or thereof may be waived, amended or modified, except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such waiver, amendment or modification shall
(i) decrease the principal amount of any Loan, extend the Tranche A Maturity Date, the Tranche B Conversion Date or the Tranche B Maturity Date, extend any Tranche B Repayment Date or any date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each holder of a Note affected thereby, (ii) change or extend the Commitment or decrease the Commitment Fees or Letter of Credit Fees of any Lender without the prior written consent of such Lender, (iii) postpone the date fixed for any reimbursement of a Letter of Credit Disbursement without the prior written consent of each Lender affected thereby, (iv) permit the release of any material amount of Collateral under any Collateral Document or permit the release of any material guarantor from the Guarantee Agreements without the prior written consent of each Lender,
(v) increase the aggregate Commitments of the Lenders without the prior written consent of each Lender, (vi) waive, amend or modify Section 6.01 so as to permit any renewal, refunding or refinancing of Facility A without the prior written consent of each Lender or (vii) amend or modify the provisions of Section 2.16, the provisions of Section 9.04(j), the provisions of this Section 9.08 or the definition of "Required Lenders" or otherwise change the percentage of the Commitments, the percentage of the aggregate unpaid principal amount of the Notes or the number of Lenders which shall be required for the Lenders or any of them to take any action under any provision of this Agreement or any other Loan Document, without the prior written consent of each Lender; provided further that (A) if any amendment, modification or waiver of Section 2.11(e), (f), (g) or (h) would affect the holders of Tranche A Revolving Loans or Tranche B Revolving Loans, as applicable (an "Affected Class"), then such amendment, modification or waiver shall require the prior written consent of Lenders holding Loans and participations in Letters of Credit, and having Commitments, representing a majority of the outstanding principal amount of all Loans of the Affected Class, the aggregate amount of the Letter of Credit Exposure of the Affected Class and the aggregate amount of unused Commitments of the Affected Class and (B) no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent or the Issuing Bank hereunder without the prior written consent of such Agent or the Issuing Bank, as applicable. Each Lender and each holder of a Note shall be bound by any waiver, amendment or modification authorized by this Section 9.08 regardless of whether its Note shall have been marked to make reference thereto, and any consent by any Lender or holder of a Note pursuant to this Section 9.08 shall bind any Person subsequently acquiring a Note from it, whether or not such Note shall have been so marked.

     SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein or in the Notes to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively the




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                                                                             147

"Charges"), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable under the affected Note held by such Lender, together with all Charges payable to such Lender, shall be limited to the Maximum Rate.

     SECTION 9.10. Entire Agreement. This Agreement, the other Loan Documents, the other Operative Agreements and the Work Letters constitute the entire contract among the parties relative to the subject matter hereof and thereof. Any agreement previously entered into among the parties with respect to the subject matter hereof and thereof is superseded by this Agreement, the other Loan Documents, the other Operative Agreements and the Work Letters. Nothing in this Agreement, the other Loan Documents or the other Operative Agreements, expressed or implied, is intended to confer upon any party, other than the parties hereto and the other Secured Parties, any rights, remedies, obligations or liabilities under or by reason of this Agreement, the other Loan Documents, the other Operative Agreements or the Work Letters.

     SECTION 9.11. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     SECTION 9.12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 9.03.

     SECTION 9.13. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

     SECTION 9.14. Jurisdiction; Consent to Service of Process; Waiver of Jury Trial. (a) Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, the other Loan




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                                                                             148

Documents or any Operative Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.

     (b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, New York, New York. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

     (d) TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, EACH OF THE BORROWER, THE LENDERS, THE AGENTS AND THE ISSUING BANK HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

     SECTION 9.15. Legend. THIS AGREEMENT AND THE NOTES ARE SUBJECT TO THE TERMS AND CONDITIONS CONTAINED IN THE TRUST AGREEMENT WHICH, AMONG OTHER THINGS, ESTABLISHES CERTAIN RIGHTS WITH RESPECT TO THE SECURITY FOR THIS AGREEMENT AND THE NOTES AND THE SHARING OF PROCEEDS THEREOF WITH CERTAIN OTHER SECURED CREDITORS. COPIES OF THE TRUST AGREEMENT WILL BE FURNISHED TO ANY HOLDER OF THE NOTES UPON REQUEST TO THE BORROWER.




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                                                                             149

     IN WITNESS WHEREOF, the Borrower, the Agents, the Issuing Bank and the Lenders have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Attest:                            NATIONAL PROPANE, L.P., as
Borrower

                                   by NATIONAL PROPANE CORPORATION,
                                        its managing general partner


by                                 by
   ---------------------------         ---------------------------
Name:                              Name:
Title:                             Title:

(Corporate Seal)



                                    THE FIRST NATIONAL BANK OF BOSTON,
                                      as Administrative Agent and as a Lender


                                    by
                                        --------------------------
                                    Name:
                                    Title:


                                    BANK OF AMERICA NT & SA,
                                      as a Lender


                                    by
                                        --------------------------
                                    Name:
                                    Title:


                                    BA SECURITIES, INC.,
                                      as Syndication Agent


                                    by
                                        --------------------------
                                    Name:
                                    Title:

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